UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to §240 Rule 14a-12
HESKA CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

April 14, 2016

Dear Heska Corporation Stockholder:

I am pleased to invite you to attend the 2016 Annual Meeting of Stockholders of Heska Corporation. The meeting will be held on Friday, May 13, 2016, at 9:00 a.m., local time, at the Hilton Hotel, 425 West Prospect Road, Fort Collins, CO 80526.
We encourage you to indicate your voting preferences as soon as possible as described in the enclosed proxy statement if you do not plan to attend the Annual Meeting.
Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2016 Annual Meeting and Proxy Statement. This notice and all proxy materials in connection with this Annual Meeting are also available on our internet website at https://www.heska.com/proxyvote.
Your vote is important, so please act at your first opportunity. Whether or not you plan to attend the Annual Meeting, I hope you will indicate your voting preferences as soon as possible. You may vote by proxy or in person at the Annual Meeting. Please review the instructions in the proxy statement and on the proxy card regarding your voting options.
Thank you for your ongoing support of, and continued interest in, Heska.
Sincerely,
Sharon L. Riley
Chair of the Board of Directors,
Heska Corporation

Loveland, Colorado

YOUR VOTE IS IMPORTANT
___________________

In order to ensure your representation at the meeting if you will not attend, please follow the corresponding instructions on any enclosed proxy to indicate your voting preferences.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m., local time, on Friday, May 13, 2016
PLACE	Hilton Hotel 425 West Prospect Road Fort Collins, Colorado 80526
ITEMS OF BUSINESS	1.
To approve an amendment to our Restated Certificate of Incorporation, as amended, to increase by 1,000,000 the number of authorized shares of each class of our common stock, a requirement to satisfy a condition to the completion of our acquisition of Cuattro Veterinary, LLC.

	2.	To elect two Directors to a three-year term.
3.
To amend and restate our 1997 Stock Incentive Plan, as amended and restated (the "1997 Stock Plan"), to, among other things, increase by up to 500,000 the number of shares of our common stock authorized for issuance thereunder and include a so-called "clawback" provision and a minimum 1 year vesting period for restricted stock grants.

4.
Subject to the approval of Proposal No. 3, to approve an amendment to our Restated Certificate of Incorporation, as amended, to increase by 500,000 the number of authorized shares of each class of our common stock to make available the additional shares contemplated for issuance under the amended and restated 1997 Stock Plan.

	5.	To ratify the appointment of EKS&H LLLP as our independent registered public accounting firm.
	6.	To approve our executive compensation in a non-binding advisory vote.
	7.	To approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals.
8.
To consider such other business as may properly come before the Annual Meeting, including, if practicable, an advisory vote with respect to discretionary voting by proxyholders if, and only if, such other business properly comes before the Annual Meeting.

RECORD DATE	You can vote if you were an eligible stockholder at the close of business on April 1, 2016.
VOTING BY PROXY
If you do not plan to attend the Annual Meeting, please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card or the enclosed materials.

April 14, 2016	By Order of the Board of Directors

Jason A. Napolitano Chief Operating Officer, Chief Financial Officer Executive Vice President and Secretary, Heska Corporation

- i-

- ii-

PROXY STATEMENT
ABOUT THE ANNUAL MEETING
This proxy statement is being furnished to holders of all classes of common stock, $.01 par value per share, of Heska Corporation ("Heska" or the "Company"). Proxies are being solicited on behalf of the Board of Directors of the Company (the "Board") to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hilton Hotel, 425 West Prospect Road, Fort Collins, CO 80526 on Friday, May 13, 2016, at 9:00 a.m., local time.
At the Annual Meeting, you will be asked to (1) approve an amendment to our Restated Certificate of Incorporation, as amended (the "Acquisition Amendment"), to increase by 1,000,000 the number of authorized shares of each class of our common stock (the "Acquisition Share Increase") (2) elect two Directors to a three-year term, (3) approve an amendment and restatement of our 1997 Stock Incentive Plan, as amended and restated (the "1997 Stock Plan"), to, among other things, increase by up to 500,000 the number of shares of our common stock authorized for issuance thereunder and include a "clawback" provision and a minimum one year vesting period for restricted stock grants, (4) approve, subject to the approval of Proposal No. 3, an amendment to our Restated Certificate of Incorporation, as amended (the "Equity Plan Amendment"), to increase by 500,000 the number of authorized shares of each class of our common stock (the "Incentive Share Increase") to make available the shares contemplated for issuance under the amended and restated 1997 Stock Plan (if approved under Proposal No. 3, the "Restated Plan"), (5) ratify the appointment of EKS&H LLLP as our independent registered public accounting firm, (6) approve our executive compensation in a non-binding advisory vote, (7) approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals, and (8) consider such other business as may properly come before the Annual Meeting, including, if practicable, an advisory vote with respect to discretionary voting by proxyholders if, and only if, such other business properly comes before the Annual Meeting.
Among other more general reasons described later in this proxy statement, we are seeking the Acquisition Share Increase to satisfy a condition to the completion of our previously announced acquisition (the "Acquisition") of Cuattro Veterinary, LLC ("Cuattro International"). Due to the small size of the Acquisition, you are not being asked to approve by a separate vote the Acquisition, the material terms of which are summarized below. We are providing information to you in this proxy statement about the Acquisition because we expect to use a portion of the additional shares of authorized common stock as consideration for the purchase of Cuattro International in the Acquisition.
This proxy statement and the accompanying proxy card are being provided to our stockholders of record entitled to vote at the Annual Meeting on or about April 15, 2016.

ACQUISITION SUMMARY TERM SHEET

•
We have agreed to acquire Cuattro International from its members in exchange for between 175,000 shares and 200,000 shares of our common stock, which shares are intended to equal approximately $6.0 million in value. The value of the common stock to be issued as consideration for the Acquisition will be based on the average per share price of the common stock for the ten trading days ending on the trading day prior to the closing date of the Acquisition.

•
We have also agreed to pay, as additional contingent consideration in the Acquisition, cash in an amount equal to specified uncollectible liabilities of Cuattro International, but only to the extent such liabilities are actually recovered by us.

•
Kevin S. Wilson, the Company's Chief Executive Officer and President as well as a member of the Board, is the spouse of Shawna M. Wilson ("Mrs. Wilson"). Including shares held by Mrs. Wilson and by trusts for the benefit of Mr. and Mrs. Wilson's children and family, Mr. Wilson owns a 100% interest in Cuattro, LLC. Cuattro, LLC owns a majority interest in Cuattro International. As such, Mr. Wilson may be deemed to own indirectly a majority interest in Cuattro International and to have a substantial interest in the Acquisition Amendment to the extent of Cuattro, LLC's interest in Cuattro International.

Please read the discussion regarding Proposal No. 1 under the caption "Why is the Acquisition Amendment necessary to complete the Acquisition, and what are the material terms of the Acquisition?" beginning on page 10 for additional information concerning the proposed Acquisition.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Friday, May 13, 2016:
______________

The Proxy Statement and Proxy Card are available at https://www.heska.com/proxyvote.

This proxy statement is available on the Company's website at https://www.heska.com/proxyvote. The Company's website address is not intended to function as a hyperlink, and the information on the Company's website is not and should not be considered part of this proxy statement and is not incorporated herein by reference.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2016 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
The Board is providing these proxy materials for you in connection with Heska’s upcoming 2016 Annual Meeting. Eligible stockholders of record as of the close of business on April 1, 2016 (the “Record Date”), are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business to be conducted at the Annual Meeting.

Q:	When and where is the Annual Meeting?

A:	The Annual Meeting will be held at the Hilton Hotel, 425 West Prospect Road, Fort Collins, CO 80526 on Friday, May 13, 2016, at 9:00 a.m., local time.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the 2016 Annual Meeting, the voting process, the compensation of our Directors and most highly paid Executive Officers, and certain other required information. Our annual report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission (the "SEC"), is also enclosed.

Q:	What items of business will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

(1)
To approve an amendment to our Restated Certificate of Incorporation, as amended, to increase by 1,000,000 the number of authorized shares of each class of our common stock to satisfy a condition to the completion of our previously announced acquisition of Cuattro International;

(2)	The election of two nominees to serve on our Board of Directors for a three-year term;

(3)
To approve an amendment and restatement of our 1997 Stock Plan to increase by up to 500,000 the number of shares of our common stock authorized for issuance thereunder and include a "clawback" provision and a minimum one year vesting period for restricted stock grants, among other changes;

(4)
Subject to the approval of Proposal No. 3, to approve an amendment to our Restated Certificate of Incorporation, as amended, to increase by 500,000 the number of authorized shares of each class of our common stock solely to make available the shares contemplated for issuance under the Restated Plan;

(5)	To ratify the appointment of EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

(6)	The offering of approval of our executive compensation in a non-binding advisory vote; and

(7)	To approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals.
We will also consider other business that properly comes before the 2016 Annual Meeting, including, if practicable, conducting an advisory vote with respect to discretionary voting by proxyholders if, and only if, such other business properly comes before the 2016 Annual Meeting.

Q:	How does the Board recommend I vote on the proposals?

A:
The Board recommends that you vote FOR the Acquisition Amendment to effect the Acquisition Share Increase, FOR the election of each of the Director nominees, FOR the Restated Plan, FOR the Equity Plan Amendment to effect the Incentive Share Increase, FOR the ratification of EKS&H LLP as the Company's independent registered public accounting firm, FOR the offering of approval of the Company's executive compensation policies, FOR the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the approval of the foregoing proposals, and FOR your preference being that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company's stockholders, if other business properly comes before the 2016 Annual Meeting and you are voting by proxy.

Q:	What classes of stock does Heska's Restated Certificate of Incorporation, as amended authorize?

A:
Our Restated Certificate of Incorporation, as amended (our "Charter"), authorizes three classes of stock. First, our Charter authorizes a class of Common Stock to be referred to as "Traditional Common Stock" if either the Acquisition Amendment or the Equity Plan Amendment passes and defines it as the "Original Common Stock". We will refer to this class of stock in these proxy materials as the "Original Common Stock". Second, our Charter authorizes a class of Public Common Stock and defines it as the "Common Stock" or "NOL Restricted Common Stock". We will refer to this class of stock in these proxy materials as the "Public Common Stock" or "NOL Restricted Common Stock". Third, our Charter authorizes a class of Preferred Stock. We shall refer to this class of stock in these proxy materials as "Preferred Stock". For the purpose of these proxy materials, "Common Stock" shall mean collectively Original Common Stock and Public Common Stock.

Q:	Who is an eligible stockholder entitled to vote at the Annual Meeting?

A:
Stockholders holding Common Stock registered with Computershare Trust Company, N.A. ("Computershare"), our registrar and transfer agent ("Registrar Listed Shares"), as of the close of business on April 1, 2016 (including shares legally issued but not yet processed by Computershare, if any), the Record Date, are eligible and entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of

Common Stock held on the Record Date. As of the Record Date, 6,636,389 shares of our Common Stock were issued and outstanding; no shares of Preferred Stock were issued and outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting during normal business hours at our offices at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, by contacting our Secretary as outlined under "Who can help answer my questions?" below.

Q:	How do I know if I hold Registrar Listed Shares?

A:
In general, there are two ways in which you may hold Common Stock registered with Computershare: Physical Certificate and "Direct" Registration. With a Physical Certificate, there is an actual, hard copy stock certificate representing your ownership of Common Stock which is registered with Computershare. With Direct Registration, there is no paper certificate but your shares are registered with Computershare. Either way, you would have an account with Computershare and Computershare would have sent you these proxy materials.

If someone other than Computershare sent you these proxy materials, it is likely you do not hold Registrar Listed Shares in any related account. A large portion of our Registrar Listed Shares are held by Cede & Co., a nominee of Depository Trust Company ("DTC Shares") - as we believe is typical for publicly traded companies. We believe DTC Shares are more conveniently publicly traded than other Registrar Listed Shares and thus represent most of our daily trading volume. If a broker buys a position in DTC Shares from another broker, we believe the identity of the parties is typically not reported to Computershare or us. We believe Depository Trust Company maintains records of the DTC Shares allocated to different entities, such as brokers and banks, and in the case of a broker buying a position in DTC Shares from another broker will record an increase in the number of DTC Shares allocated to the first broker equal to the number of shares involved as well as a corresponding decrease in the number of shares allocated to the second broker. DTC Shares allocated to a given broker in this way may represent many client accounts for which the broker or the broker's agent maintains internal records, which we do not believe are generally shared with Depository Trust Company or Computershare.
If your shares are held through a broker, bank or other nominee and are not registered in your name with Computershare, such shares are herein referred to as being held in "Street Name", and you probably received these materials through such broker, bank or other nominee. We believe over 90% of our shares are held in Street Name. Computershare will generally not be able to identify the holders of shares held in Street Name as stockholders entitled to vote at the Annual Meeting without further arrangements by the corresponding broker, bank or other nominee.

Q:	How can I vote at the Annual Meeting if my shares are held in Street Name?

A:
If you wish to vote shares held in Street Name at the Annual Meeting, you must contact your broker, bank or other nominee to obtain the proper documentation - which should be documentation entitling you to vote a certain number of Registrar Listed Shares at the Annual Meeting which we can verify as legitimate - and bring it with you to the Annual Meeting.

Q:	Can eligible stockholders who are unable or unwilling to attend the Annual Meeting vote?

A:	Yes, such stockholders may vote by proxy.

Q:	How can I direct a vote by proxy?

A:
If you hold Registrar Listed Shares you may (a) indicate your voting preferences, sign and date each proxy card by following the corresponding instructions on each proxy card you receive and return each such proxy card in the postage prepaid envelope or by other means acceptable to Computershare; (b) indicate your voting preferences via the telephone by following the corresponding instructions, (c) indicate your voting preferences via the internet by following the corresponding instructions or (d) bring a proxy card you have completed, including your voting preferences, signature and dated as of the Annual Meeting if necessary, to the Annual Meeting along with a copy of proper identification, if required, to the Annual Meeting.
If you have shares held in Street Name, you should indicate your vote for the shares via any procedure(s) adopted by your broker, bank or other nominee. These may include directing proxy votes by mail, telephone via a touch tone dialpad or the internet. Proxy solicitors, including any proxy solicitor(s) we may engage, may make arrangements with certain brokers, banks and other nominees where you may be able to direct proxy votes on a taped telephone call.

Q:	How can I change my proxy vote or revoke my proxy?

A:
For Registrar Listed Shares, you have the right to revoke your proxy and change your voting instructions at any time before the meeting by notifying our Secretary, or returning a later-dated proxy card, updating your vote via the telephone by following the corresponding instructions or updating your vote via the internet by following the corresponding instructions. You may also revoke your proxy and change your vote by voting by proxy or in person at the Annual Meeting.

For shares held in Street Name, you should follow any corresponding procedure(s) adopted by your broker, bank or other nominee. These may include procedures as simple as a later vote via telephone or the internet to change your vote.

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact:

Heska Corporation
Attn: Secretary
3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(970) 493-7272
If you need additional copies of this proxy statement or voting materials, please contact our Secretary as described above.

Q:	What does it mean if I get more than one proxy card?

A:	It probably means that you hold shares of Common Stock in more than one account. Vote all proxies to ensure that all of your shares are voted if you do not plan to attend the Annual Meeting.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative of Computershare, our registrar and transfer agent.

Q:	How do you expect votes will be counted for quorum and other purposes?

A:
We intend to count shares underlying proxies containing directions indicating a “for”, “withhold”, “against”, or “abstain” vote, as well as any legitimate proxies without any voting instructions as “present” for purposes of determining a quorum.

We intend to consider an abstention or a non-vote on a given matter, including via proxy, to be a forfeiture of the right to vote on that matter and a forfeiture of the voting power present at the 2016 Annual Meeting underlying the forfeited votes regarding that matter. Accordingly, if you, via proxy or at the Annual Meeting, abstain or do not indicate a vote on a given matter, your shares will not be voted "for" or "against" that matter and will not be considered as present and entitled to vote on that matter. However, you may abstain on a given matter for a certain portion of your shares and vote on the same matter with the remaining portion of your shares without forfeiting the votes underlying the shares you choose to vote. For example, a stockholder who has two accounts with 50 shares in each account may choose to abstain on a proposal with 50 shares and vote for the same proposal with the other 50 shares. In this case, the stockholder would forfeit his right to vote 50 shares on the proposal and would have his other 50 votes count for the proposal. In addition, an abstention or a non-vote on any matter will not affect your ability to vote on any other matter.
The underlying broker, bank or other nominee of shares held in Street Name may report consolidated proxy vote totals to Computershare. The underlying broker, bank or other nominee of shares held in Street Name may not treat voting preferences such as non-votes in their proxy voting materials in the same manner we intend to. For example, if you do not indicate a vote on a given matter, the underlying broker, bank or other nominee may be permitted by law, rule and policy to exercise voting discretion on this matter and may direct a vote for the corresponding shares accordingly. Similarly, if you do not indicate a vote on a given matter, the underlying broker, bank or other nominee may be permitted by law, rule and policy not to direct a vote for the underlying shares on any matter and may not direct a vote for the corresponding shares at all, including on other matters for which you may have indicated a voting preference.
If you hold shares in Street Name through a broker, bank or other nominee, your broker, bank or nominee may not be permitted by law, rule or policy to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker, bank or nominee specific instructions, your underlying shares may not be voted on those matters and, if so, will not be considered as present and entitled to vote with respect to those matters. In some cases, your broker, bank or other nominee may not be permitted by law, rule or policy to exercise voting discretion with respect to any matters to be acted upon and, in the absence of specific instructions from you, may not vote or submit a proxy card to anyone at all regarding these matters. In such a circumstance, your underlying shares will not be considered present at the Annual Meeting in person or by proxy and will not be voted on any matters to be acted upon therein.
We suggest you clearly indicate your voting preferences on all matters to help ensure your voting preferences are accurately recorded.

Q:	What are the quorum and voting requirements for the Annual Meeting?

A:
The holders of a majority of the outstanding shares of our Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Based on the number of shares of Common Stock outstanding as of the Record Date, a quorum requires 3,318,195 shares.

The Acquisition Amendment and resulting Acquisition Share Increase presented in Proposal No. 1 is to be approved by an affirmative vote of a majority of our outstanding shares of Common Stock (an "Absolute Majority"). Based on the number of shares of Common Stock outstanding as of the Record Date, approval requires the affirmative vote of a minimum of 3,318,195 shares.
The election of Directors presented in Proposal No. 2 is to be determined by a plurality of the votes of the shares of Common Stock having voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (a "Plurality Vote").
The amendment and restatement of our 1997 Stock Plan presented in Proposal No. 3 is to be approved by both (1) the vote of the majority of the shares of our Common Stock having voting power present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting and (2) a minimum affirmative vote of a majority of our quorum requirement (with a vote meeting both criteria (1) and (2) being defined as a “Quorum Majority”). Based on the number of shares of Common Stock outstanding as of the Record Date, the affirmative vote of a minimum of 1,659,098 shares will be required to achieve a

Quorum Majority.
If the Restated Plan is approved as requested in Proposal No. 3, the Equity Plan Amendment and resulting Incentive Share Increase presented in Proposal No. 4 is to be approved by an affirmative vote of an Absolute Majority, or a minimum of 3,318,195 shares.
The ratification of the selection of our independent registered public accounting firm for fiscal 2016 is to be approved by the vote of a majority of the shares of our Common Stock having voting power present in person or by proxy, and entitled to vote on the subject matter (a "Voting Majority").
An offer of approval of our executive compensation in a non-binding advisory vote is to be obtained by a Voting Majority.
The Potential Adjournment is to be approved by a Quorum Majority, or the affirmative vote of a minimum of 1,659,098 shares.
Any other business which may properly come before the Annual Meeting is to be determined by a Quorum Majority, unless the matter is one upon which by express provision of law, or our Restated Certificate of Incorporation, as amended, or our Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter.

Q:	What happens if additional matters are presented at the 2016 Annual Meeting?

A:
Other than the seven specific items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2016 Annual Meeting. If other business properly comes before the Annual Meeting, we intend to try to conduct an advisory vote of stockholders who have granted the persons named below as proxyholders a proxy regarding the preference of these stockholders' regarding the manner in which the below persons named as proxyholders exercise their voting discretion or otherwise communicate any related information in this regard to such proxyholders, and then proceed to consideration of the other business which has properly come before the Annual Meeting. If you grant a proxy, the persons named as proxyholders - Jason A. Napolitano, our Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary, John McMahon, our Vice President, Financial Operations and Controller, and Daniel J. Pollack, our Treasurer and Assistant Secretary - will have the discretion to vote your shares on any additional matters presented for a vote at the meeting. It is important to note that while the proxyholders may consider any advisory vote or related information in such a circumstance, the proxyholders retain full discretion to vote as they may determine regardless of outcome of any advisory vote or related information.

Q:	What happens if one or more of the nominees for Director is unable to stand for election?

A:
If for any unforeseen reason any of our nominees is not available as a candidate for Director, the persons named as proxyholders - Mr. Napolitano, Mr. McMahon and Mr. Pollack - expect to vote your proxy for such other candidate or candidates who may be nominated by the Board, although the proxyholders retain full discretion to vote as they may determine.

Q:	Where can I find the voting results of the meeting?

A:
Unless adjourned under Proposal No. 7, we intend to announce preliminary voting results at the Annual Meeting, and publish final voting results in a Current Report on Form 8-K (a "Form 8-K") to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available within four business days after the Annual Meeting, we intend to publish preliminary voting results in a Form 8-K to be filed with the SEC on the fourth business day following the Annual Meeting and then publish final voting results in a Form 8-K to be filed with the SEC within four business days following the final voting results becoming known.

Q:	Who bears the costs of soliciting votes for the Annual Meeting?

A:
Heska is making this solicitation and will pay the entire cost of preparing, printing, assembling and mailing these proxy materials. In addition to the mailing of these proxy materials, certain of our directors and employees may solicit proxies on our behalf in person, by mail, telephone, email, facsimile or other means. No additional compensation will be paid to these people for such solicitation. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 ("Morrow") to solicit proxies on our behalf for a fee of $14 thousand, which may increase based on Morrow's solicitation activities with non-objecting beneficial owners of our Common Stock, plus reimbursement of certain disbursements. We believe our engagement with Morrow is consistent with customary terms and conditions for soliciting proxies. Charges under the engagement may increase if we direct Morrow to engage in activities not currently contemplated. We may enlist the assistance of brokerage firms, fiduciaries, custodians and other third party solicitation firms in soliciting proxies. If we elect to engage any such assistance, we expect our arrangements with the solicitation firm(s) will be on customary terms and conditions, the cost of which is not anticipated to be material to us. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	Is a corporate 2015 Annual Report available?

A:
A corporate 2015 Annual Report was posted to the investor relations portion of our Corporate website on or about April 14, 2016. We have not mailed physical copies of our corporate 2015 Annual Report with this mailing in order to reduce the cost of conducting the Annual Meeting as compared to comparable costs in previous years. If you wish to obtain a hardcopy of our corporate 2015 Annual Report, please contact our Secretary as follows:
Heska Corporation
Attn: Secretary
3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(970) 493-7272.

Q:	May I propose actions for consideration at next year's Annual Meeting or nominate individuals to serve as Directors?

A:
Yes. You may submit proposals, including Director nominations, for consideration at future stockholder meetings. All proposals or nominations should be addressed to: Secretary, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Secretary at our principal executive offices under either (1) Rule 14a-8 (a "Rule 14 Proposal") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (2) the Bylaws of Heska (a "Bylaws Proposal"). A Rule 14 Proposal must be received by our Secretary at our principal executive offices no later than December 16, 2016. If the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable period of time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a Bylaws Proposal, the stockholder must deliver a written notice of intent to propose such action in accordance with our Bylaws, which in general require that the notice be received by us not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year's annual meeting was mailed to stockholders. These proxy materials for the

Annual Meeting are to be mailed on or about April 15, 2016. This means that for the 2017 annual meeting of stockholders, any such proposal must be received no earlier than January 15, 2017 and no later than February 14, 2017.

Director Nominees: You may propose Director candidates for consideration by the Board's Corporate Governance Committee. Any such recommendations should be directed to our Secretary at our principal executive offices. In addition, you may nominate a Director for consideration by Heska's stockholders if you give timely and adequate notice to our Secretary of your intention to make such nomination in accordance with our Bylaws, which require that the notice be received by the Secretary within the time periods described above under "Stockholder Proposals" and with the detail regarding your nomination as is required by our Bylaws.

Copy of Bylaw Provisions: You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating Director candidates. A copy of our current Bylaws has also been filed with the SEC with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. This document is accessible at the website of the SEC at www.sec.gov.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
APPROVAL OF THE AMENDMENT TO OUR CHARTER TO INCREASE BY 1,000,000 THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

You are being asked to approve an amendment to our Charter to increase by 1,000,000 the total number of authorized shares of our Common Stock. The Board has unanimously approved the proposed Acquisition Amendment and resulting Acquisition Share Increase and recommends that you vote FOR its approval and adoption.  The form of the proposed Acquisition Amendment is attached to this proxy statement as Appendix A and is incorporated herein by reference.
What is the purpose of the Acquisition Amendment?

We are seeking your approval of the Acquisition Amendment to effect the Acquisition Share Increase in order to (i) satisfy a condition to the completion of the Acquisition, (ii) enable us to utilize fully our stockholder approved Equity Incentive Plans (as defined below), and (iii) provide the Company adequate flexibility in corporate planning and strategies. You are not being asked to approve specifically any of these purposes.
Our Charter currently authorizes the issuance of 17,500,000 shares, consisting of 7,500,000 shares of Original Common Stock, 7,500,000 shares of NOL Restricted Common Stock and 2,500,000 shares of Preferred Stock. Pursuant to our Charter, our NOL Restricted Common Stock automatically converts into an equivalent number of shares of Original Common Stock on the date that the transfer restrictions on the NOL Restricted Common Stock terminate, and we are required at all times to have reserved for issuance the number of shares of Original Common Stock sufficient to permit conversion of the NOL Restricted Common Stock.
As of April 1, 2016, we had 6,636,389 shares of NOL Restricted Common Stock outstanding, no shares of Original Common Stock outstanding but 6,636,389 shares of Original Common Stock reserved for issuance upon conversion of currently outstanding NOL Restricted Common Stock and we had zero treasury shares. We also had an aggregate of 2,824,180 shares authorized for issuance under our 1997 Stock Plan, 1997 Employee Stock Purchase Plan, as amended and restated, and 2003 Equity Incentive Plan, as amended and restated (collectively, the "Equity Incentive Plans"), of which approximately 1,798,856 shares had previously been issued under the Equity Incentive Plans, approximately 826,479 shares were reserved for issuance under the Equity Incentive Plans pursuant to outstanding awards which were not contingent on an increase in the total number of authorized shares of our NOL Restricted Common Stock and approximately 109,500 shares were reserved for issuance under the Equity Incentive Plans pursuant to outstanding awards which were contingent on an increase in the total number of authorized shares of our NOL Restricted Common Stock to at least 8,500,000 shares, leaving approximately 89,345 shares of Common Stock available for future issuance under the Equity Incentive Plans.
Why is the Acquisition Amendment necessary to complete the Acquisition, and what are the material terms of the Acquisition?

The Acquisition Amendment to effect the Acquisition Share Increase is a stated condition to the closing of the Acquisition. As previously disclosed in a press release and Current Report on Form 8-K that were filed with the SEC on November 16, 2015, and as subsequently updated in Current Reports on Form 8-K that were filed with SEC on December 16, 2015 and March 15, 2016, the Company has agreed to acquire Cuattro International from all of the members of Cuattro International (the "Members") pursuant to an Agreement and

Plan of Merger, dated as of March 14, 2016 (the "Merger Agreement"), among the Company, Cuattro International, Mr. Wilson, the Members, and Cuattro International Merger Subsidiary, Inc., a wholly-owned subsidiary of the Company ("Merger Sub"). Under the Merger Agreement, Merger Sub will be merged with and into Cuattro International, with Cuattro International surviving as a wholly-owned subsidiary of the Company. Mr. Wilson is a founder of Cuattro International, Cuattro, LLC, Cuattro Software, LLC and Cuattro Medical, LLC. Mr. Wilson, Mrs. Wilson and trusts for the benefit of Mr. and Mrs. Wilson's children and family own a 100% interest in Cuattro, LLC and a majority interest in Cuattro Medical, LLC. Cuattro, LLC owns a 100% interest in Cuattro Software, LLC and a majority interest in Cuattro International. As such, Mr. Wilson may be deemed to own indirectly a majority interest in Cuattro International and to have a substantial interest in the Acquisition Amendment to the extent of Cuattro, LLC's interest in Cuattro International. Our Board appointed a special committee (the "Special Committee") of independent directors to consider, negotiate and make all decisions relating to the Acquisition. All members of our current Board other than Mr. Wilson served on the Special Committee, which was chaired by our former Lead Director and current outside Chair of the Board. The Special Committee engaged counsel and financial advisors and was afforded full access to the Company's financial management to assist the Special Committee in its work. Mr. Wilson did not participate in the deliberations of the Special Committee and its advisors or otherwise have a role in the transaction on behalf of the Company. Mr. Wilson's role in the proposed transaction was limited to negotiating on behalf of Cuattro International with representatives of the Special Committee.
As consideration for the Acquisition, the Company will issue an aggregate number of between 175,000 shares and 200,000 shares of Common Stock, which number of shares is intended to equal in value to $6.0 million. The actual aggregate number of shares to be issued within the range in the Acquisition will be determined by reference to the average per share price of the Common Stock as reported on the Nasdaq Stock Market for the ten trading days ending on the trading day prior to the closing date of the Acquisition. The Company may also be required to pay, as additional contingent consideration in the Acquisition, cash to the Members under the Merger Agreement to the extent any liabilities or obligations to Cuattro International that have been fully reserved as uncollectible (the "Reserved Assets") from Cuattro, LLC, Cuattro Software, LLC and Cuattro Medical, LLC are recovered by the Company or Cuattro International. The Reserved Assets consisted solely of liabilities from Cuattro, LLC with a face value of approximately $2.2 million on December 31, 2015. Cuattro, LLC is a supplier to Cuattro International of software products, and other products and services, and the Reserved Assets were from advances of funds from Cuattro International to Cuattro, LLC. Cuattro, LLC, Cuattro Software, LLC and Cuattro Medical, LLC are affiliates of Cuattro International, Mr. Wilson or the Members. Mr. Wilson, Mrs. Wilson and trusts for the benefit of Mr. and Mrs. Wilson's children and family own a 100% interest in Cuattro, LLC as well as a majority interest in Cuattro Medical, LLC. Cuattro, LLC owns a 100% interest in Cuattro Software, LLC. While the contingent consideration is required to be paid within 30 days after the recovery, the Company does not expect to recover any of these liabilities or obligations as Mr. Wilson has indicated he does not expect Cuattro, LLC will make any payments towards the Reserved Assets.
The Acquisition is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Merger Agreement is intended to be a plan of reorganization for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury regulation section 1.368-2(g). The description of our Common Stock to be issued in the Acquisition is incorporated herein by reference to our Amendment No. 2 to Registration Statement on From 8-A/A (File No. 000-222472) filed with the SEC on January 4, 2011. There are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the Acquisition.
What does Cuattro International do and what are the reasons for the Acquisition?

Cuattro International is a provider to international markets of digital radiography, picture archiving and communication systems ("PACS") and other imaging technologies for veterinarians. Its principal executive offices are located at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, and its telephone number is (800) 709-4515. There is no active trading market for the Units of Cuattro International. Additional financial and other information about Cuattro International is being provided as Appendix B to this proxy statement and is incorporated by reference herein.
As a leading provider of advanced veterinary diagnostic and specialty products, our acquisition of Cuattro International is to combine Cuattro International's international reach with our domestic success in the imaging and blood testing space in the United States. International markets represent a significant portion of worldwide veterinary revenues for which the Company intends to compete.
What is the history of the negotiations between the parties related to the Acquisition?

On February 5, 2015, the Company held a meeting of its Board of Directors (the "Board"), at which Mr. Wilson discussed various ideas he had where the Company could obtain greater efficiencies or enhance its business through the purchase of assets controlled by Cuattro, LLC or Mr. Wilson. In addition to Mr. Wilson, Board members in attendance during Mr. Wilson's discussion were Executive Chair Robert B. Grieve, Ph.D., Lead Director Sharon L. Riley, William A. Aylesworth, G. Irwin Gordon, David E. Sveen, Bonnie J. Trowbridge and Carol A. Wrenn; Jason A. Napolitano, the Company's Executive Vice President, Chief Financial Officer and Secretary, and William M. Hardin of Osborn Maledon P.A. were also in attendance during Mr. Wilson's discussion. Following Mr. Wilson's discussion, Mr. Wilson, Dr. Grieve and Mr. Napolitano excused themselves from the meeting and the Board decided to establish a special committee of the independent members of the Board (the "Independent Committee"). On February 6, 2015, Mr. Wilson was informed that the Independent Committee had been formed and that Ms. Riley would be acting as the primary liason between Mr. Wilson and the Independent Committee. At an Independent Committee meeting on February 19, 2015, Ms. Riley was formally named as Chair of the Independent Committee. On April 7, 2015, Mr. Wilson, Ms. Riley, Mr. Hardin and Mr. Napolitano met, at which time Mr. Wilson proposed the Company purchase several assets controlled by Cuattro, LLC or Mr. Wilson, including the assets of Cuattro International. Following due diligence conducted by, and various discussions with, its legal and financial advisors and Mr. Napolitano, the Independent Committee approved that a counter-proposal be made to Mr. Wilson, which occurred at a meeting on August 19, 2015 between Ms. Riley, Mr. Napolitano, Mr. Hardin, Mr. Wilson and Cuattro International's legal and tax advisors. This counter-proposal was for the purchase of the assets of Cuattro International as well as other specific assets owned by Cuattro, LLC for a combination of stock and cash. The participants discussed the recent reorganization of Cuattro International as a C corporation for tax purposes and that an equity-for-equity transaction might be more appealing as a result. At a Board meeting on September 24, 2015 with Dr. Grieve, Ms. Riley, Mr. Gordon, Dr. Sveen, Ms. Trowbridge, Ms. Wrenn, Mr. Napolitano and Mr. Hardin in attendance, Mr. Wilson proposed the Company obtain 100% ownership of Cuattro International in an equity-for-equity transaction for 187,500 shares of Company stock. Following the preparation of legal documents and discussions with Mr. Napolitano and its legal and financial advisors, the Independent Committee authorized Mr. Napolitano and Mr. Hardin to negotiate with Mr. Wilson and Cuattro International's representatives for a "collar" where the number of shares issuable in the transaction would be adjusted based on the stock price when the acquisition closes. Mr. Napolitano and Mr. Hardin were able to obtain an agreement for a collar which was to vary between 175,000 shares and 200,000 shares based on a target valuation of $6 million. On November 10, 2015, the Independent Committee approved a Unit Purchase Agreement with Cuattro International, Mr. Wilson and all of the Cuattro International members which the parties executed on November 11, 2015. Under the Unit Purchase Agreement, the Company also agreed to issue additional shares of common stock to the Members (the "Contingent Shares") in the event that the Reserved Assets were recovered by the Company or Cuattro International. The Unit Purchase Agreement was expected to close on or about January 1, 2016 subject to certain closing conditions, including the affirmative vote of the Company's stockholders to increase by 1,000,000 shares each the authorized shares of both classes of the Company's Common Stock. It subsequently became apparent to the parties to the Unit Purchase Agreement, as well as their advisors, that a January 1, 2016 closing date was not going to prove realistic. On December 16, 2015, following approval of the Independent Committee, the Company entered into a First Amendment to Unit Purchase Agreement, dated effective as of December 1, 2015, with Cuattro International, Kevin S. Wilson and all of the Members which extended to February 29, 2016 from December 31, 2015 the earliest date upon which the parties could have terminated the amended Unit Purchase Agreement for the failure of a closing condition under the amended Unit Purchase Agreement to be satisfied and capped the Contingent Shares that could have been issued at 100,000. Mr. Wilson and Cuattro International's advisors proposed via email a change to the deal structure on February 25, 2016 which they believed would eliminate the need for Contingent Shares. This proposal was discussed during a March 2, 2016 Board meeting at which Mr. Wilson, Ms. Riley, Mr. Gordon, Dr. Sveen, Ms. Trowbridge, Ms. Wrenn, Mr. Napolitano and Mr. Hardin were in attendance. On March 14, 2016, following approval of the Independent Committee, the Company, Cuattro International, Kevin S. Wilson and the Members terminated the amended Unit Purchase Agreement and superseded the amended Unit Purchase Agreement with the Merger Agreement. The Merger Agreement eliminated the use of Contingent Shares in the event any of the Reserved Assets are recovered by the Company or Cuattro International; in such a circumstance, the Members would be paid in cash under the Merger Agreement. The earliest date upon which the parties may terminate the Merger Agreement for failure of a closing condition under the Merger Agreement to be satisfied is May 31, 2016.
Will I get the opportunity to vote on separately on the Acquisition itself?

No. The Company's stockholders will not have the opportunity to vote upon the Acquisition separate and apart from the proposal to approve the Acquisition Amendment and resulting Acquisition Share Increase.
Why is the Acquisition Amendment necessary to enable us to utilize fully our stockholder approved Equity Incentive Plans?

As more fully described above under the caption "What is the purpose of the Acquisition Amendment?", as of April 1, 2016 approximately 826,479 shares of Common Stock were reserved for issuance under the Equity Incentive Plans pursuant to outstanding awards which were not contingent on an increase in the total number of authorized shares of our Public Common Stock and approximately 109,500 shares were reserved for issuance under the Equity Incentive Plans pursuant to outstanding awards which were contingent on an increase in the total number of authorized shares of our Public Common Stock to at least 8,500,000 shares and approximately 89,345 shares of Common Stock were available for future issuance under the Equity Incentive Plans. However, as of April 1, 2016, only approximately 863,611 authorized but unissued shares of Common Stock remained under our Charter. Therefore, the Acquisition Amendment to effect the Acquisition Share Increase is necessary in order to be able to fully utilize the number of shares of Common Stock that remain available as contemplated and authorized by our stockholders for future issuance under the Equity Incentive Plans. These additional shares are important to enable the Company to continue to motivate and retain its existing employees and to attract new employees.
How will the Acquisition Amendment provide the Company flexibility in corporate planning and strategies?

The stockholders' approval of additional authorized but unissued shares of Common Stock under the Acquisition Amendment is important to the Company for a number of other reasons. It would allow the Company to complete future acquisitions of other businesses or products, including the acquisition of equity in Heska Imaging US, LLC ("Heska Imaging") not currently owned by the Company, establish strategic partnerships, complete equity financings, provide equity incentives to new and existing employees, pay stock dividends, and effect stock splits and other recapitalizations. From time to time the Company considers these types of transactions as market conditions or other opportunities arise.

It can become increasingly important to have additional shares available beyond the 200,000 shares which may be issued in the Acquisition in the event the Board needs to undertake any of the foregoing actions on an expedited basis and thus avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of Common Stock. Such additional authorized shares may be issued for such purposes and for such consideration as the Board may determine without further stockholder approval, unless stockholder approval is required for currently unanticipated issuances by applicable law or the requirements of the Nasdaq Stock Market or any national securities exchange on which our securities may be listed from time to time. For example, the Company may obtain the right, but not the obligation, to issue up to approximately an additional 650,000 shares of Common Stock to acquire from the minority owners the remaining position in Heska Imaging not already owned by the Company. The Board may determine to use shares of Common Stock for that purpose, should the opportunity arise, in order to preserve cash or for other commercial reasons determined in the best interests of the Company's stockholders at the time. We do not anticipate that stockholders will have the right to vote on any voluntary purchase of the remaining minority position in Heska Imaging from the minority holders. Please see the information provided below under the caption "Do any of Heska's Officers or Directors, or persons associated with them, have a substantial interest in the Acquisition Amendment?" for an additional discussion of the possible future issuance of shares of Common Stock in respect of the ownership of Heska Imaging.
Does the Board presently anticipate issuing additional shares of Common Stock for unidentified reasons if the Acquisition Amendment is approved?

Except for the issuance of shares of Common Stock in connection with the Acquisition, pursuant to the Equity Incentive Plans for employees and for the purchase of the equity in Heska Imaging not currently owned by the Company, the Company has no present arrangement, agreement, understanding or plan for the issuance of any additional shares of Common Stock proposed to be authorized by the Acquisition Amendment.
Do any of Heska's Officers or Directors, or persons associated with them, have a substantial interest in the Acquisition Amendment?

Mr. Wilson, one of our Directors and our Chief Executive Officer and President, is a founder of Cuattro, LLC, one of the Members of Cuattro International that will receive shares of our Common Stock if the Acquisition is completed following an approval of the Acquisition Amendment. Including shares held by Mrs. Wilson and by trusts for the benefit of Mr. and Mrs. Wilson's children and family, Mr. Wilson owns a 100% interest in Cuattro, LLC. Cuattro, LLC owns a majority interest in Cuattro International. As such, he may be deemed to have a substantial interest in the Acquisition Amendment to the extent of his pecuniary interest in Cuattro, LLC.
Any shares received in the Acquisition by the Members will be subject to a lock-up agreement that will restrict the Members from transferring the shares they receive for a period of 181 days after the completion of the transaction. In addition, Mr. Wilson and his associates who are identified below in this discussion and who are also Members of Heska Imaging may also be deemed to benefit from any assumption by the Company of the debt obligation of Cuattro International that is currently owed to Heska Imaging. As of December 31, 2015, the aggregate amount outstanding of such debt obligations was approximately $1.5 million.
Cuattro, LLC is currently a supplier to Heska Imaging of software products, and other products and services, under an Amended and Restated Master License Agreement between the parties (the "License Agreement") and a Supply Agreement between the parties (the "Supply Agreement"), respectively. If the Acquisition closes, the License Agreement and the Supply Agreement are to be assigned from Heska Imaging to a newly created legal entity 100% owned by Heska Corporation. Heska Imaging and Cuattro International

are to be approved sub-distributors for the software products, and other products and services obtained under the License Agreement and the Supply Agreement, respectively. Mr. Wilson may be deemed to have a substantial interest in the Acquisition Amendment to the extent license payments increase, unit volumes purchased increase and/or other similar matters improve the profitability of Cuattro, LLC from what it otherwise would have been as a result of the Acquisition.
Mr. Wilson and other holders of the remaining minority position in Heska Imaging may also be deemed to have a substantial interest in the Acquisition Amendment to the extent that the Company determines, in its sole discretion, to use a portion of the additional shares authorized to purchase the remaining minority position in Heska Imaging, an entity in which Heska acquired a 54.6% controlling interest in February 2013. Depending on the performance of Heska Imaging, we may either have the right or the obligation to purchase the remaining minority position from the minority holders. We believe either instance is most likely to arise following the audit of our financial statements for the calendar year 2016 or the calendar year 2017. In either instance, the Company may use up to approximately 650,000 shares of Common Stock to pay for a portion of the purchase price for the minority position. Shawna M. Wilson, Steven M. Asakowicz, Rodney A. Lippincott, Kevin S. Wilson and Cuattro, LLC own approximately 29.75%, 4.09%, 3.07%, 0.05% and 0.05% of Heska Imaging, respectively. Steven M. Asakowicz serves as Executive Vice President, Companion Animal Health Sales for the Company. Rodney A. Lippincott serves as Executive Vice President, Companion Animal Health Sales for the Company.
What are the anticipated effects of the Acquisition Amendment and any additional anti-takeover considerations on existing stockholders of Heska?

If the Acquisition Amendment is approved, our Board will generally under applicable law be able to authorize and approve the issuance of additional shares of common stock authorized by the Acquisition Amendment without further stockholder action. For example, there will be no separate opportunity for the stockholders to vote on the Acquisition and the issuance of shares of Common Stock in connection with the Acquisition under the Merger Agreement. Upon issuance, the additional shares of authorized Common Stock would have rights identical to the currently outstanding shares of the Company's Common Stock. Adoption of the Acquisition Amendment would not have an immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. As is true for shares presently authorized but unissued, however, the future issuance of Common Stock authorized by the Acquisition Amendment may, among other things, dilute the earnings per share of Common Stock, decrease existing stockholders' percentages of equity ownership, dilute the voting rights of existing stockholders and, depending on the price at which they are issued, could have a negative effect on the market price of the Company's Common Stock. Current stockholders have no preemptive or similar rights. Accordingly, current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership of the Company.
If the Board determines that a hostile takeover attempt or a change in control of management of the Company is not in the best interest of the Company's stockholders, the Board could use the additional shares of Common Stock that would become available for issuance if this proposal is approved, to oppose, delay or prevent such attempted takeover or change, which could discourage certain transactions in which our stockholders might otherwise receive a premium for their shares over the then current market prices. The authorization of such Common Stock will have no current anti-takeover effect. No hostile take-over attempts are, to our management's knowledge, currently threatened.
Am I entitled to dissenters or appraisal rights in connection with the proposed Acquisition Amendment?

The holders of shares of our Common Stock will have no dissenters rights of appraisal under Delaware law, our Charter or our Bylaws with respect to the Acquisition Amendment to effect the Acquisition Share Increase.

Vote Required; Recommendation of our Board of Directors

Approval of this proposal requires the affirmative vote of an Absolute Majority. Based on the number of shares of Common Stock outstanding as of the Record Date, this requires the affirmative vote of a minimum of 3,318,195 shares.
Our Board unanimously recommends that you vote FOR the Acquisition Amendment to effect the Acquisition Share Increase.

BOARD STRUCTURE AND COMMITTEES
Our Board has three standing Committees, each of which is chaired by an independent Director: (1) Audit (the "Audit Committee"), (2) Compensation (the "Compensation Committee") and (3) Corporate Governance (the "Corporate Governance Committee"). The membership during 2015 and the function of each Committee are described below. Our Board held seven (7) meetings during 2015. Our Board currently has six (6) Directors, arranged into three classes with overlapping three-year terms of service: Sharon L. Riley, Chair (Class III), G. Irwin Gordon (Class I), David E. Sveen, Ph.D. (Class II), Bonnie J. Trowbridge (Class III), Kevin S. Wilson (Class II) and Carol A. Wrenn (Class I). In 2015, William A. Aylesworth also served as a Director to our 2015 Annual Meeting on May 5, 2015 and Robert B. Grieve, Ph.D. also served as a Director and Executive Chair of the Board until his resignation from these roles on October 1, 2015. We encourage our directors to attend each Annual Meeting and all of our Directors attended our last annual meeting of stockholders in May 2015. All Board members have attended at least 75% of all Board and applicable Committee meetings during 2015.
Board Leadership Structure
We currently have separated the role of Chair of the Board and Chief Executive Officer with Ms. Riley serving as Chair of our Board and Kevin S. Wilson serving as our Chief Executive Officer. In considering the separation of the Chair and Chief Executive Officer roles, the Board considered corporate governance, potential conflict of interest and time management questions. See "Transition of Chief Executive Officer Role" below for more detail. In 2010, we amended our Bylaws to allow our Board to formally choose a Lead Director. The Lead Director was expected to chair sessions involving only the independent directors, among other responsibilities as the Board may provide. Ms. Riley served as our Lead Director from our 2014 Annual Meeting on May 6, 2014 until her appointment as Chair of the Board on October 1, 2015, following the resignation of Dr. Grieve as a Director and as Executive Chair of the Board on October 1, 2015. At the time of Ms. Riley's appointment as Chair of the Board, the Board eliminated the Lead Director position as the Company appointed an independent Chair who is neither an Officer nor an employee of the Company.
Board Risk Oversight
Our business, including risk oversight, is conducted with the advice, counsel and direction of our Board. The formal channel for risk-related information to be communicated to our Board is through our Chief Executive Officer. Our Chief Executive Officer periodically conveys the Company's risks, including credit risks, liquidity risks and operational risks to the Board at Board meetings and through other forms of communication, as appropriate. Our Board may also discuss the Company's risks with other members of management as directed by our Chief Executive Officer or as part of another Board function. For example, our Chief Financial Officer has discussed credit risk with directors during Audit Committee meetings primarily focused on accounting determinations.
Board Independence
Our Board has determined that each of the Directors standing for re-election has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and meets the requirements of "independence" as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Stock Market listing standards (the "Nasdaq Listing Standards"). Furthermore, the Board has determined that, with the exception of Mr. Wilson, Heska's Chief Executive Officer and President, all current members of the Board meet the definition of "independence" as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.

Audit Committee
Our Audit Committee has the following responsibilities:

•	appoint and replace our independent auditors;

•	compensate and oversee the work of our independent auditors;

•	oversee and monitor the integrity of our annual and quarterly financial statements;

•
review and discuss with management and our independent auditors significant financial reporting issues, judgments made in connection with the preparation of the Company's financial statements and critical accounting policies and practices;

•	oversee and monitor the qualifications, independence and performance of our independent auditors;

•	oversee and monitor our internal accounting and financial controls; and

•	provide the results of examinations and recommendations derived therefrom to the Board.
During 2015, our Audit Committee met eight times. Our Audit Committee consisted of Mr. Aylesworth, as Chair, Ms. Riley and Ms. Wrenn from our 2013 Annual Meeting until a Board vote on February 6, 2015, Mr. Aylesworth, as Chair, Ms. Riley, Ms. Trowbridge and Ms. Wrenn from February 6, 2015 to our 2015 Annual Meeting on May 5, 2015 and Ms. Trowbridge, as Chair, Ms. Riley and Ms. Wrenn thereafter.
Our Board has determined that each of the current members of our Audit Committee meets the requirements of "independence" as set forth in Section 10A(m)(3) of the Exchange Act, the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards. Our Board has also determined that Bonnie J. Trowbridge is an audit committee financial expert within the meaning of the rules and regulations promulgated by the SEC and she has accounting and related financial management expertise within the meaning of the Nasdaq Listing Standards.
Our Audit Committee has a written charter, which is available on our website at www.heska.com (under Investors - Corporate Governance). The Company's website address provided above is not intended to function as a hyperlink, and the information on the Company's website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.
Compensation Committee

Our Compensation Committee has the following responsibilities:

•	discharge the Board's responsibilities relating to compensation of our Executive Officers, including our Chief Executive Officer;

•	oversee all compensation programs involving the use of our stock; and

•	produce an annual report on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders.
During 2015, our Compensation Committee met seven times. Our Compensation Committee has consisted of Mr. Gordon, as Chair, Dr. Sveen and Ms. Wrenn since February 20, 2014.
Our Board has determined that each of the current members of our Compensation Committee meets the requirements of "independence" as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.

Our Compensation Committee has a written charter, which is available on our website at www.heska.com (under Investors - Corporate Governance). The Company's website address provided above is not intended to function as a hyperlink, and the information on the Company's website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Corporate Governance Committee

Our Corporate Governance Committee has the following responsibilities:

•	assist our Board by identifying qualified candidates for Director, and recommend to the Board the Director nominees for each annual meeting of stockholders;

•	lead our Board in its annual review of our Board's performance;

•	recommend Director nominees to our Board for each Board Committee and the Chair of such Committees;

•	develop and recommend to our Board the corporate governance guidelines applicable to the Company; and

•	review and advise the Board on Director compensation matters.
During 2015, our Corporate Governance Committee met five times. Our Corporate Governance Committee consisted of Ms. Riley, as Chair, Mr. Gordon and Dr. Sveen from February 20, 2014 until a Board vote on February 6, 2015 and Ms. Riley, as Chair, Mr. Gordon, Dr. Sveen and Ms. Trowbridge thereafter.
Our Board has determined that each of the current members of our Corporate Governance Committee meets the requirements of "independence" as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.
Our Corporate Governance Committee has a written charter, which is available on our website at www.heska.com. In addition, our Corporate Governance Committee prepared, and our full Board has approved, Corporate Governance Guidelines outlining the qualifications, responsibilities and other issues related to our Board's governance role and functions. The document is also available on our website at www.heska.com (under Investors - Corporate Governance). The references to the Company's website address provided above is not intended to function as a hyperlink, and the information on the Company's website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.
Director Qualification and Nomination
Service on our Board varies from one year to 15 years. All of our Directors have gained Company and industry specific knowledge as a result. The experience, qualifications, attributes or skills that qualify our Directors to serve on our Board are discussed on a Director-by-Director basis in the "Election of Directors" section of this document as well as in this "Board Structure and Committees" section. None of our directors is serving as a result of one specific qualification. It is the breadth of their individual experiences and the manner in which they complement each other as a group that make them individually and collectively attractive Directors.
Our Corporate Governance Committee does not have an established policy for minimum qualifications of Director nominees or appointees. However, pursuant to our Corporate Governance Committee Charter, we believe that it is in the best interests of the Corporation and its stockholders to obtain highly qualified candidates for the Board. Our Corporate Governance Committee seeks candidates with excellent decision-making ability, business experience, relevant experience, personal integrity and reputation as candidates for nomination and appointment.

Our Corporate Governance Committee does not have an established policy for diversity of Director nominees or appointees. However, we believe diversity is inherent in our approach of seeking high quality individuals with complementary skills to create a group dynamic and decision making process that is even stronger than would be obtained by the mere summation of its individual contributors in isolation.
Our Corporate Governance Committee does not have a formalized process for identifying and evaluating nominees or appointees for Director. Our Corporate Governance Committee determines desired Board member skills and attributes and conducts searches for prospective Director candidates whose skills and attributes reflect those desired. This analysis may start with a Board evaluation, including determination of areas of strength and areas for improvement. Particular skills and experience may be desired in areas of improvement. Our Corporate Governance Committee may determine guidelines and parameters for a search for an individual with the desired skills and experience. Our Corporate Governance Committee will evaluate candidates identified by its own initiative as well as candidates referred to it by other members of the Board, by the Company's management, or by external sources. Our Corporate Governance Committee has utilized a third-party executive search firm in the past to identify candidates as well as other sources. Our Corporate Governance Committee has adopted a policy stating it will not consider unsolicited applications for Board membership.
Our Corporate Governance Committee will also consider nominees recommended by stockholders provided such recommendations are made in accordance with our Bylaws and the procedures described in this proxy statement under "Questions and Answers About the Proxy Materials and the 2016 Annual Meeting." Although to date no stockholder has presented any candidate for Board membership to us, it is expected that recommendations from stockholders would generally be considered in the same manner as recommendations by a Director or an Officer of the Company.

Stockholder Communication with our Board
Stockholders can contact our Board, any Committee thereof, or any Director in particular, by writing to them, c/o Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, Attn: Secretary. We will forward any correspondence sent in the foregoing manner to the appropriate addressee without review by management.

DIRECTOR COMPENSATION
The form and amount of compensation paid to the non-employee directors is reviewed from time to time by our Corporate Governance Committee. Any revisions to our Director Compensation policy have been recommended by our Corporate Governance Committee and approved by our Board.
In 2015, our two employee Directors did not receive any separate compensation for Board activities.
2015 Non-Employee Director Compensation

On each date of our Annual Meeting, each non-employee Director elected and each other continuing non-employee Director who was a Director immediately prior to the Annual Meeting is to receive automatically options to purchase shares of our Common Stock valued at $50,000 (the "Director Value"), subject to a maximum grant of options to purchase 5,000 shares (the "Option Cap") of our Common Stock. These grants are to be immediately exercisable and to vest in full on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the Annual Meeting for the year following the year of grant for the award. Any new non-employee Director appointed or elected to our Board between Annual Meetings is to be automatically granted immediately exercisable options to purchase shares of our Common Stock with Director Value and Option Cap adjusted pro rata for the time until the next Annual

Meeting and which vest at the same time as options issued to directors at the last Annual Meeting. The value for options granted pursuant to this paragraph is to be determined pursuant to our option valuation policy at the time of issuance.

Each non-employee Director is also entitled to an annual cash retainer in the amount of $40,000. The Company pays the annual retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee director's continued service to the Company as a non-employee Director on such date.

Other cash compensation, payable in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director's continued service in such role on such date is as follows (directors are not to be paid a Chair and member-based fee for serving on the same Committee):

Board Chair	$12,000
Lead Director	$10,000
Audit Chair	$20,000
Compensation Chair	$12,000
Corporate Governance Chair	$7,500
Audit Member	$10,000
Compensation Member	$6,000
Corporate Governance Member	$3,000

Non–employee Directors will also continue to be reimbursed for customary and usual travel and other expenses.

Historical and Director Compensation Tables

The following tables provide information for fiscal 2015 compensation for non-employee Directors who served during fiscal 2015.

The following table represents compensation recognized for financial reporting purposes for each of our non-employee Directors for the fiscal year ended December 31, 2015. The "Option Awards" column lists the cost of options recognized for financial reporting purposes for a given individual in 2015.

Historical Compensation (1)

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William A. Aylesworth	30,000	—	6,526	—	—	—	36,526
G. Irwin Gordon	55,000	—	36,476	—	—	—	91,476
Sharon L. Riley	67,500	—	39,558	—	—	—	107,058
David E. Sveen, Ph.D.	49,000	—	36,476	—	—	—	85,476
Bonnie J. Trowbridge	44,750	—	37,690	—	—	—	82,440
Carol A. Wrenn	56,000	—	36,476	—	—	—	92,476

The following table contains the same information as above with the exception of the column entitled "Option Awards". "Option Awards" in the following table represents the grant date option value for all stock options granted to a given individual in 2015 rather than the cost of stock option grants for such individual recognized in 2015 for financial reporting purposes.

Director Compensation (1)

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (3) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William A. Aylesworth	30,000	—	—	—	—	—	30,000
G. Irwin Gordon	55,000	—	45,674	—	—	—	100,674
Sharon L. Riley	67,500	—	45,674	—	—	—	113,174
David E. Sveen, Ph.D.	49,000	—	45,674	—	—	—	94,674
Bonnie J. Trowbridge	44,750	—	45,674	—	—	—	90,424
Carol A. Wrenn	56,000	—	45,674	—	—	—	101,674

2015 Equity Grants to Directors

Name	Grant Date	Number of Securities Underlying Options (5)	Exercise Price ($)	Grant Date Fair Value of Option Award ($) (3)
G. Irwin Gordon	5/5/2015	5,000	28.41	45,674
Sharon L. Riley	5/5/2015	5,000	28.41	45,674
David E. Sveen, Ph.D.	5/5/2015	5,000	28.41	45,674
Bonnie J. Trowbridge	5/5/2015	5,000	28.41	45,674
Carol A. Wrenn	5/5/2015	5,000	28.41	45,674

(1)	Reimbursed travel expenses incurred in connection with Board and Board Committee meeting attendance are not included.
(2)	Represents cost recognized in 2015 for financial reporting purposes.
(3)
Grant date fair value of option awards are based on valuation techniques required by current accounting guidance which we use in preparing our financial statements ("Option Accounting Rules"). Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuations used for accounting and/or financial reporting purposes do not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibit some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2015 in our Note 8 of the Notes to Consolidated Financial Statements.

(4)	Represents grant date fair value.
(5)
At December 31, 2015, total shares of Common Stock issuable upon exercise of stock options outstanding, as well as options to purchase fractional shares resulting from Heska's 1-for-10 reverse stock split that occurred in December 2010 where noted, for each then current non-employee Director was as follows: Mr. Gordon, 43,387 shares plus 1.5 fractional shares; Ms. Riley, 25,000 shares; Dr. Sveen, 5,000 shares; Ms. Trowbridge 6,346 shares; and Ms. Wrenn, 16,630 shares. Heska intends to issue whole shares only from option exercises. There were no stock grants outstanding for then current non-employee directors on December 31, 2015 which did not relate to stock options.

PROPOSAL NO. 2
ELECTION OF DIRECTORS
Our Board is divided into three classes serving staggered three-year terms. Our Certificate of Incorporation requires us to ensure each class is as nearly equal in number as possible. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires.
We are to elect two (2) Class I Directors at our 2016 Annual Meeting. G. Irwin Gordon and Carol A. Wrenn are continuing Class I Directors whose terms are schedule to expire at our 2016 Annual Meeting. Directors elected at our 2016 Annual Meeting are to hold office for a three-year term expiring at our 2019 Annual Meeting (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal).

Nominees for Three-Year Terms That Will Expire in 2019 (Class I)

G. Irwin Gordon, age 65, has served us as a Director since May 2001. Mr. Gordon is the Executive Vice President and Chief Customer Officer of Invitation Homes, a Blackstone Company, which owns and leases almost 50,000 single family residences in the USA, a position he has held since February 2016. Mr. Gordon is also the Managing Partner of Trion LLC, a consulting firm he founded in 2000. From September 2012 to May 2015, Mr. Gordon served as the CEO of Landes Foods, LLC, a Dallas-based food manufacturer. From July 2000 until August 2001, Mr. Gordon served as President and Chief Executive Officer of Gruma Corporation, a food manufacturer. He also served as President and Chief Operating Officer of Suiza Foods Corporation, a food manufacturer and distributor, from February 1998 to October 1999. Mr. Gordon joined Suiza in August 1997 as its Executive Vice President and Chief Marketing Officer. Prior to joining Suiza, Mr. Gordon held various positions with subsidiaries of PepsiCo, Inc. ("PepsiCo"), including most recently as Senior Vice President Global Branding for Frito-Lay, Inc., from May 1996 to August 1997. From 1983 to 1992, Mr. Gordon served as President and General Manager of several international Frito-Lay companies before becoming Senior Vice President Marketing, Sales and Technology for Frito-Lay International from 1992 to 1996. Prior to joining PepsiCo in 1992, Mr. Gordon served in various capacities at the Kellogg Company. Mr. Gordon holds an Education degree from the University of British Columbia and a Management Certificate from Stanford University.

Carol A. Wrenn, age 55, has served us as a Director since January 2013. She founded Sky River Helicopters, LLC in 2010 and has served as President of that company from 2010 until its sale in 2015.  She served as an Executive Vice President and the President of the Animal Health Division at Alpharma Inc. from 2001 to 2009. Ms. Wrenn also held the position of Chairman of the Animal Health Institute from 2007 to 2009 and was a member of the board of directors of the International Federation of Animal Health from 2002 to 2009. Prior to joining Alpharma, Ms. Wrenn held various executive positions at Honeywell International Inc. (formerly, AlliedSignal Inc.) from 1984 to 2001. She served as Business Director of Honeywell's Refrigerants, Fluorine Products Division from 2000 to 2001 and was the Commercial Director and Managing Director of Honeywell's European Fluorochemical operations from 1997 to 2000. Ms. Wrenn also held a number of positions in sales, marketing, business development and finance during her tenure with AlliedSignal. Ms. Wrenn serves as a Director of Phibro Animal Health Corporation.  She holds a Bachelor's Degree from Union College and an MBA from Lehigh University.

If any nominee is unable or declines to serve as Director at the time of the 2016 Annual Meeting, the proxyholders intend to vote for such other candidate or candidates who may be nominated by the Board.

Vote Required; Recommendation of our Board of Directors
A Plurality Vote is required to elect each of the two directors. If no such Plurality Vote is obtained for one or both Director positions, Mr. Gordon and/or Ms. Wrenn will continue to serve as directors until their respective successors are elected and qualified, or until their earlier death, resignation or removal, based on the status of their election and length of service.
Our Board unanimously recommends a vote FOR the election of its nominees, Mr. Gordon and Ms. Wrenn, as our directors.
Heska's directors listed below whose terms are not expiring at the Annual Meeting will continue in office for the remainder of their terms in accordance with our Bylaws. Information regarding the business experience and education of each of such Director is provided below.

Directors Whose Term Will Expire in 2018 (Class III)

Sharon L. Riley, age 55, has served us as a Director since July 2011 and as our Board Chair from October 2015 to the present. Ms. Riley was also our Lead Director from May 2014 to October 2015. Ms. Riley currently serves as Principal and CEO of Larson Riley Associates, a healthcare consulting firm. Ms. Riley served as Chief Executive Officer UT Southwestern University Hospitals and Vice President for University Hospitals, UT Southwestern Medical Center from 2004 to 2010. From 2000 to 2004 she was the COO at Anne Arundel Health System in Annapolis, Maryland. She held various jobs (Associate Administrator, COO and Corporate Vice President) during her employment in the Nebraska Health System from 1995 to 2000. From 1990 to 1995 she was an Assistant Administrator in the Inova Health System in Virginia. Prior to 1990 she was with Brackenridge Hospital in Austin, Texas and the Good Samaritan Hospital and Health Center in Dayton, Ohio. Ms. Riley currently serves as an Advisor to DigiWorksCorp, and as a member of the Innovation Council of Anthello Healthcare Solutions, Inc. She has also served on various boards and been involved with several community projects. Ms. Riley holds BBA (Business Administration) and MA (Hospital and Health Administration) degrees from the University of Iowa.

Bonnie J. Trowbridge, age 69, has served us as a Director since January 2015. Ms. Trowbridge is Chair of the Heska Audit Commitee from May 2015 to the present and a member of the Governance Committee from February 2015 to the present. Ms. Trowbridge served as Vice President, Chief Audit Executive and Risk Officer of Apollo Education Group, a publicly traded company, from 2007 to 2014. She is a retired Pricewaterhouse Coopers Audit Partner, having served with Pricewaterhouse Coopers from 1985 to 2007. Ms. Trowbridge is Chairman of the Board of Directors and treasurer of Camelot Therapeutic Horsemanship. She is a Certified Public Accountant in Arizona and California and is a member of the American Institute of Certified Public Accountants and the Arizona Society of CPA's. Ms. Trowbridge holds a Master of Science in Accountancy from Southern Oregon State University, a Master's Degree from San Jose State University and a Bachelor's degree from Washington State University.

Director Whose Term Will Expire in 2017 (Class II)

David E. Sveen, Ph.D., age 59, has served us as a Director since November 2013. He is the President of Cedarstone Partners, Inc., an accounting and consulting practice for nonprofit organizations, which he founded in 1993. His professional background includes 13 years in senior management with investment banking firm Griffin, Kubik, Stephens and Thompson, as well as an adjunct assistant professorship of Christian Formation and Ministry at Wheaton College from 1995 until 2013. Dr. Sveen holds a Ph.D. degree from Trinity Evangelical Divinity School in 2004, an MBA from DePaul University in 1986, an MA from Wheaton Graduate School in 2004, and a B.S. degree from Northern Illinois University in 1978.

Kevin S. Wilson, age 44, has been our Chief Executive Officer and President since March 31, 2014. He previously served as our President and Chief Operating Officer since February 2013. Mr. Wilson is a founder, member and officer of Cuattro, LLC. Since 2008, he has been involved in developing technologies for radiographic imaging with Cuattro, LLC and including as a founder of Cuattro Software, LLC, Cuattro Medical, LLC and Cuattro Veterinary, LLC. Mr. Wilson served on the board of various private, non-profit, and educational organizations from 2005 to 2011. He was a founder of Sound Technologies, Inc., a diagnostic imaging company, in 1996. After Sound Technologies, Inc. was sold to VCA Antech, Inc. in 2004, Mr. Wilson served as Chief Strategy Officer for VCA Antech, Inc. until 2006. Mr. Wilson attended Saddleback College.

PROPOSAL NO. 3
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF 1997 STOCK INCENTIVE PLAN TO, AMONG OTHER THINGS, INCREASE BY 500,000 THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER
We currently maintain the 1997 Stock Plan for the purpose of making equity compensation grants to employees, directors and consultants. The 1997 Stock Plan has served as an important part of our overall compensation program since its initial adoption, and continuing through several amendments and restatements. However, the number of shares available for issuance under the 1997 Stock Plan is insufficient for future needs. The Compensation Committee recommended, and the Board adopted, subject to the approval of our stockholders, the Restated Plan. The Restated Plan is intended to replace the 1997 Stock Plan. If stockholders do not approve the Restated Plan, then it will not be effective and no grants will be made under it. In such event, the 1997 Stock Plan will remain in effect. The following is only a summary of the Restated Plan, if approved, and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix C.
In order to enable us to continue to make regular equity compensation grants that serve as incentives to recruit and retain key employees, directors and consultants, and to continue aligning the interests of our employees, directors and consultants with stockholders, the Board recommends that the Restated Plan be approved by stockholders.
Background
Our 1997 Stock Plan was originally adopted by our Board and approved by our stockholders in 1997. It was amended and/or restated as of March 6, 2007, May 5, 2009, February 22, 2012, March 25, 2014, and May 6, 2014. The stated purpose of the 1997 Stock Plan is to promote the long-term success of the Company and the creation of stockholder value by: (a) encouraging employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications, and (c) linking employees, outside directors and consultants directly to stockholder interests through increased stock ownership.
The Restated Plan retains the purpose of the 1997 Stock Plan, provides for the same type of awards (restricted shares, incentive stock options and nonstatutory options), and has many of the same features as the 1997 Stock Plan. The Restated Plan is different from the 1997 Stock Plan in some respects, including:

•	The number of shares available for awards is increased by 500,000.

•	The automatic annual increase in shares based on number of continuing non-employee Directors is eliminated.

•
The Restated Plan adds a provision addressing the rights of the Company to cancel, recoup, rescind, require payback, or take any other action to the extent required under applicable law or any clawback policy adopted by the Company.

•	The Restated Plan adds a minimum vesting requirement of one year for restricted shares.

•	The Restated Plan makes explicit that no modification of an option can be made to the extent it would effect a repricing, without stockholder consent.

•
The Restated Plan makes explicit that shares will not be available for future awards to the extent they were tendered in connection with the exercise of an option, or delivered or withheld to satisfy tax withholding obligations.

•
The Restated Plan amends the definition of change in control to eliminate the provision defining a transaction in which a beneficial owner acquires 30% or more of the Company's voting power as a change in control and to change the provision related to Board members in a manner we believe will narrow the circumstances which will be defined as a change in control.

•	The Restated Plan removes provisions that would have permitted the Committee to accept payment for options in the form of a loan or promissory note.

•
Under the 1997 Stock Plan, shares subject to a restricted share award that is canceled, forfeited or expires were not to be available for issuance upon the exercise of an incentive stock option. Under the Restated Plan, shares subject to a restricted share award that is canceled, forfeited or expires are to be available for issuance upon the exercise of an incentive stock option.

•	The Restated Plan makes explicit that a restricted share award agreement may defer payment of dividends until vesting of the shares.

•
The Restated Plan makes minor adjustments to the performance goals that can be used for the purpose of qualifying grants of restricted shares as performance-based compensation for purposes of Section 162(m) of the Code.

A summary of the material features of the Restated Plan appears below and is qualified in its entirety by reference to the full text of the Restated Plan as set forth in Appendix C, which should be referred to for a complete description of its provisions.
Shares available under the 1997 Stock Plan are increased by the Restated Plan
As of April 1, 2016, the aggregate number of shares cumulatively authorized by our stockholders for issuance under the 1997 Stock Plan was 2,135,130. Of that total, only 31,231 shares remain available for the issuance of future awards. This is because, under the 1997 Stock Plan as of April 1, 2016, a total of 316,166 restricted shares have been issued and are not subject to further vesting conditions, 370,625 shares have been issued pursuant to the exercise of incentive stock options, 480,517 shares have been issued pursuant to the exercise of nonqualified options, 117,677 restricted shares have been issued and are subject to further vesting conditions, 572,234 shares could be issued if outstanding incentive stock options are exercised, and 246,180 shares could be issued if outstanding nonqualified options are exercised. The 1997 Stock Plan includes a provision that will automatically increase the shares authorized for issuance under the 1997 Stock Plan by 5,000 shares times the number of non-employee Directors continuing to serve through our 2016 Annual Meeting. Assuming all five (5) current non-employee Directors so serve and no new Directors are appointed, shares authorized under the 1997 Stock Plan would increase by 25,000 shares to a new total of 2,160,130 shares which would be available for issuance of future awards. The increase in authorized shares under the 1997 Stock Plan related to the continuing service of non-employee Directors will occur if the Restated Plan is not approved and the 1997 Stock Plan continues in its current form. If the Restated Plan is approved, no increase in authorized shares related to the continuing service of non-employee Directors is to occur.
If the Restated Plan is approved, the aggregate number of shares available for awards will be increased by 500,000, so that the new total of shares authorized for issuance as restricted stock or options under the Restated Plan will be 2,635,130. This represents an increase of 475,000 shares as compared to 2,160,130 shares, the total number of shares that may be granted under the 1997 Stock Plan assuming all current non-employee Directors continue to serve through our 2016 Annual Meeting, no new Directors are appointed and the Restated Plan is not approved. Assuming none of the unexercised options as of April 1, 2016 are exercised and none of the unvested restricted shares as of April 1, 2016 vest, the total number of shares that may be granted under the Restated Plan (as incentive stock options, nonqualified options or restricted shares) is 1,467,322. Conversely, assuming all such unexercised Options and unvested restricted shares vest and are exercised, the total number of shares that may be granted under the Restated Plan is 531,231.

Plan Highlights
Effective Date and Expiration
The Restated Plan will be effective as of March 28, 2016, if approved by stockholders. It has no predetermined expiration date, although incentive stock options may not be granted after the tenth anniversary of its most recent amendment or restatement. Awards made prior to any termination or suspension of the Restated Plan may extend beyond that date.
Administration
The Restated Plan will be administered by a committee of two or more directors appointed by the Board (the "Committee"). The Committee has full authority to interpret the Restated Plan and to establish rules for its administration.
Eligibility for Awards
Awards can be made to any employee, outside Director or consultant. However, only employees are eligible to receive incentive stock options.
Determination of Amount and Form of Award
The amount of individual awards will be determined by the Committee, subject to the limitations of the Restated Plan. In determining the amount and form of an award, consideration will be given to the functions and responsibilities of the employee, his or her potential contributions to our success, and other factors deemed relevant by the Committee.
Shares Subject to the Plan; Other Limitations on Awards
Subject to certain adjustments, the total number of shares of our stock that may be issued pursuant to awards under the Restated Plan is 1,467,322 (assuming no unvested restricted shares as of April 1, 2016 vest and no unexercised stock options as of April 1, 2016, are exercised). Approximately 967,322 of these shares are shares that are currently available under the 1997 Stock Plan and will be incorporated into the Restated Plan upon approval by stockholders.
Shares subject to an award under the Restated Plan which is canceled or terminated without having been exercised or paid will again be available for future awards. On the other hand, in no event will shares of our stock that are (i) tendered in payment of the exercise price of options or (ii) withheld from any award to satisfy a participant's tax withholding obligations be available for future awards under the Plan.
A maximum of 50,000 shares underlying options may be issued in one year to any one participant (except that shares underlying options granted to a new employee in the first fiscal year of their employment may be a maximum of 100,000 shares). A maximum of 45,000 shares (or, in the case of a new employee in the first fiscal year of their employment, a maximum of 75,000 shares) may be awarded in the form of restricted shares in one year to any one participant.
Stock Options
The Committee may grant non-qualified options and options qualifying as "incentive stock options" under Section 422 of the Code. The Committee generally determines the terms and conditions of all options granted, subject to the terms of the Restated Plan. Options vest in accordance with a vesting schedule determined by the Committee, and the Committee may impose additional conditions, restrictions or terms on the vesting of any option, including the full or partial attainment of performance goals. The term of an incentive stock option cannot exceed ten years from the date of grant. The option price of an incentive stock option must be not less than 100% of the fair market value of a share of our stock on the date of grant, and the option price of a nonqualified option must not be less than 85% of the fair market value of a share of our stock on the date of grant.
The option price may be paid in cash, with shares of our stock, through a broker-assisted "cashless" exercise procedure or with such other acceptable form of valid consideration and method of payment as may be determined by the Committee.
Stock options may not be repriced. This means that the Committee may not take any of the following actions:

•	Amend a stock option to reduce its option price;

•	Cancel a stock option in exchange for cash, other awards or the re-grant of a new stock option with a lower option price than the original option price of the cancelled stock option; or

•	Take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing a stock option without stockholder approval.
Restricted Shares
The Committee may also issue or transfer shares of our stock to a participant under a restricted share award. Restricted share awards are subject to certain conditions and restrictions during a specific period of time, such as the participant remaining in the employment of the Company and/or the attainment by the Company of certain pre-established performance goals, as discussed below. The shares cannot be transferred by the participant prior to the lapse of the restriction period or the attainment of the performance goals. In the case of restricted shares, the participant is entitled to vote the shares during the restriction period. Restricted shares may receive dividends, at the discretion of the Committee. The minimum vesting period for restricted shares is one year.
Performance Goals
The Restated Plan contains provisions intended to enable compensation paid to those executive officers whose compensation is subject to the deduction limitations of Section 162(m) of the Code to qualify as "performance-based compensation" that will be fully deductible by us. Prior to or during the beginning of a performance period, the Committee may establish performance goals for the Company and our various operating units. The goals will be comprised of specified levels of one or more of the following performance criteria as the Committee may deem appropriate:

(1)	operating income or operating profit (including but not limited to operating income and any affiliated growth measure);

(2)	net earnings or net income (before or after taxes, including but not limited to deferred taxes, and any affiliated growth measure);

(3)	basic or diluted earnings per share (before or after taxes, including but not limited to deferred taxes, and any affiliated growth measure);

(4)	revenues (including but not limited to revenue, gross revenue, net revenue, and any affiliated growth measure);

(5)	gross profit or gross profit growth;

(6)	return on assets, capital, invested capital, equity or sales;

(7)	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(8)	earnings before or after taxes, interest, depreciation and/or amortization (including but not limited to changes in this measure);

(9)	improvements or changes in capital structure (including but not limited to debt balances or debt issuance);

(10)	budget management;

(11)	productivity targets;

(12)	economic value added or other value added measurements;

(13)	share price (including, but not limited to, growth measures and total shareholder return);

(14)	expense targets;

(15)	margins (including but not limited to gross or operating margins);

(16)	efficiency measurements (including but not limited to availability measurements, call wait times, call, meeting, shipping or other volume measurements, turnaround times and error rates);

(17)	working capital targets (including but not limited to items reported on the Company's balance sheet and time-based or similar measures such as days inventory, days receivable and days payable);

(18)	equity or market value measures;

(19)	enterprise or adjusted market value measures;

(20)	safety record;

(21)	completion of business acquisition, divestment or expansion;

(22)	book value or changes in book value (including but not limited to tangible book value and net asset measures);

(23)	assets or changes in assets;

(24)	cash position or changes in cash position;

(25)	employee retention or recruiting measures;

(26)	milestones related to filings with government entities or related approvals (including but not limited to filings with the Securities and Exchange Commission which may require stockholder approval);

(27)	changes in location or the opening or closing of facilities;

(28)	contract or other development of relationship with identified suppliers, distributors or other business partners; and

(29)
new product development (including but not limited to third-party collaborations or contracts, and with milestones that may include but are not limited to contract execution, proof of concept, regulatory approval, product launch and targets such as unit volume and revenue following product launch).

In addition, for any awards not intended to meet the requirements of Section 162(m) of the Code, the Committee may establish goals based on other performance criteria as it deems appropriate. The Committee will disregard or offset the effect of certain extraordinary items, such as restructuring charges, gains or losses on the disposition of a business, changes in tax or accounting rules or the effects of a merger or acquisition, in determining the attainment of performance goals. Awards may also be payable when our performance, as measured by one or more of the above criteria, as compared to peer companies meets or exceeds an objective criterion established by the Committee.
Adjustments on Capitalization
In the event of a subdivision of our outstanding shares, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, such that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended to be made available under the Restated Plan, then the Committee may make appropriate adjustments in the maximum aggregate number and kind of shares issuable under the Restated Plan, and to any one participant, and the number and kind of shares and the price per share subject to outstanding awards.
Change in Control
For purposes of the Restated Plan, "change in control" means any of the following events:
(a) The consummation of a merger or consolidation of the Company with or into another entity of any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization;
(b) The sale, transfer or other disposition of all or substantially all of the Company's assets;
(c) A majority of the members of the Board are replaced during any eighteen month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election.
An option agreement or a restricted share grant agreement may provide that the option will become exercisable or the shares will become unrestricted in the event of a change in control.
Amendment
The Board can amend, suspend or terminate the Restated Plan. An amendment of the Restated Plan will be subject to our stockholders' approval only to the extent required by law.
Certain Federal Tax Aspects
The following paragraphs are a summary of the Company's understanding of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the Restated Plan. Tax consequences for any particular individual may be different.
Incentive Stock Options
No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxable income is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option if the sale price exceeds the exercise price.
Nonstatutory Stock Options
No taxable income is reportable when a nonstatutory stock option, which also may be referred to as a nonqualified stock option, is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Shares
A participant will not have taxable income upon grant unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the vested shares.
Tax Effect for the Company
The Company generally will be entitled to a tax deduction in connection with an award under the Restated Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option).
Special rules limit the deductibility of compensation paid to certain of our executive officers. Under Section 162(m) of the Code, the annual compensation paid to certain executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Restated Plan, setting limits on the number of awards that any individual may receive and, for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Restated Plan has been designed to permit the Company to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such awards.
The Company expects a minimal impact on cash taxes paid resulting from deductions related to the Restated Plan due to the Company's large domestic net operating loss position, which allows the Company to offset current taxable income with losses from prior years for ordinary income tax purposes.
New Plan Benefits
The number of awards that our Named Executive Officers, directors, other Executive Officers and other employees may receive under the Restated Plan will be determined in the discretion of the Committee in the future, and the Committee has not made any determination to make future grants to any persons under the Restated Plan as of the date of this proxy statement. Therefore it is not possible to determine the future benefits that will be received by these participants under the Restated Plan, or the benefits that would have been received by such participants if the Restated Plan had been in effect in the year ended December 31, 2015.
Outstanding Equity Awards
As noted above, outstanding awards were issued under the 1997 Stock Plan. If the Restated Plan is adopted, there will be additional shares available for awards. However, the number of awards that an employee, consultant or director may receive under the Restated Plan is at the discretion of the Committee and therefore cannot be determined in advance.

The following table sets forth summary information as of April 1, 2016 concerning the number of shares underlying options (vested and unvested) and unvested restricted stock grants made under the 1997 Stock Plan to each of our Named Executive Officers, all Executive Officers as a group, all directors who are not Executive Officers as a group and all employees other than Executive Officers as a group, as of the Record Date.

Name	Shares Underlying Stock Option Awards (1)	Restricted Stock Awards
G. Irwin Gordon	43,389	—
Sharon L. Riley	25,000	—
David E. Sveen, Ph.D.	5,000	—
Bonnie J. Trowbridge	6,346	—
Kevin S. Wilson	36,000	—
Carol A. Wrenn	16,630	—
Steven M. Eyl	43,519	7,946
Michael J. McGinley, Ph.D.	111,500	15,363
Jason A. Napolitano	120,000	15,363
Nancy Wisnewski, Ph.D.	78,000	13,392
All Executive Officers, as a group	469,121	67,956
All Directors who are not Executive Officers, as a group	96,365	—
All employees other than Executive Officers, as a group	114,907	—
__________________________________

(1)
Includes options to purchase fractional shares resulting from our December 2010 1-for-10 reverse stock split. Any net fractional share underlying an option has been counted as a full share. We intend to issue whole shares only from option exercises.

Vote Required; Recommendation of our Board of Directors
The Restated Plan is to be approved by the affirmative vote of a Quorum Majority. Based on the number of shares of Common Stock outstanding as of the Record Date, this requires the affirmative vote of 1,659,098 shares. If the Restated Plan is not approved, the 1997 Stock Plan will remain as-is with no changes.
Our Board unanimously recommends a vote FOR the approval of the Restated Plan.

PROPOSAL NO. 4

APPROVAL OF THE AMENDMENT TO OUR CHARTER TO INCREASE BY 500,000 THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK TO MAKE AVAILABLE THE SHARES CONTEMPLATED FOR ISSUANCE UNDER PROPOSAL NO. 3.

You are being asked to approve the Equity Plan Amendment to increase by 500,000 the number of authorized shares of our Common Stock to make available the shares contemplated for issuance under the Restated Plan, subject to the prior approval of the Restated Plan. The Board has unanimously approved the proposed Equity Plan Amendment to effect the Incentive Share Increase and recommends that you vote FOR the approval and adoption of the Equity Plan Amendment.  If stockholders do not approve the Restated Plan as contemplated in Proposal No. 3, then the Equity Plan Amendment will not be adopted.
The number of authorized shares of Common Stock implemented by the proposed Equity Plan Amendment will depend upon whether or not the Acquisition Amendment is also approved by the Company's stockholders. In the event that the Acquisition Amendment and the Equity Plan Amendment are both approved by the Company's stockholders, the Equity Plan Amendment will provide that the authorized shares of the Company's Common Stock shall be 9,000,000 shares and the Equity Plan Amendment attached to this proxy statement as Appendix D, which is hereby incorporated by reference, shall be implemented. In the event that the Acquisition Amendment is not approved by the Company's stockholders but the Equity Plan Amendment is approved by the Company's stockholders, the Equity Plan Amendment will provide that the authorized shares of the Company's Common Stock shall be 8,000,000 shares and the Equity Plan Amendment attached to this proxy statement as Appendix E, which is hereby incorporated by reference, shall be implemented.
What is the purpose of the Equity Plan Amendment?

We are seeking your approval of the Equity Plan Amendment to effect the Incentive Share Increase to make available the shares contemplated for issuance under the Restated Plan and thereby enable us to utilize the Restated Plan, if approved. You are only being asked to approve the Equity Plan Amendment if stockholders approve the Restated Plan. If the stockholders approve the Restated Plan and the Equity Plan Amendment, all of the 500,000 shares of additional Common Stock will be reserved for issuance under the Restated Plan. For additional information regarding the anticipated and other possible uses for our currently authorized but unissued shares of Common Stock, see the information concerning our capitalization under Proposal No. 1. If the Restated Plan is approved, but the Equity Plan Amendment is not approved, we will not be able to give full effect to the Restated Plan because we will not have enough authorized but unissued shares available for grant thereunder.
Do any of Heska's officers or directors, or persons associated with them, have a substantial interest in the Equity Plan Amendment?

No. Other than their interest in the 1997 Stock Plan and Restated Plan similar to the Company's other employees as described above in Proposal No. 3, none of our officers or directors, or persons associated with them, have a substantial interest in the Equity Plan Amendment.

Is the Equity Plan Amendment expected to have any material anti-takeover impact on existing stockholders of Heska?

No. The Equity Plan Amendment is not expected to have any material anti-takeover impact on existing stockholders of Heska.
Am I entitled to dissenters or appraisal rights in connection with the proposed Equity Plan Amendment?

No. The holders of shares of our Common Stock will have no dissenters rights of appraisal under Delaware law, our Charter or our Bylaws with respect to the Equity Plan Amendment to effect the Incentive Share Increase.
Vote Required; Recommendation of our Board of Directors

Approval of this proposal requires the affirmative vote of an Absolute Majority. Based on the number of shares of Common Stock outstanding as of the Record Date, this requires the affirmative vote of a minimum of 3,318,195 shares.
Our Board unanimously recommends that you vote FOR the Equity Plan Amendment to effect the Incentive Share Increase.

PROPOSAL NO. 5
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board is submitting the appointment of EKS&H LLLP ("EKS&H") as the Company's independent registered public accounting firm for stockholder ratification at the Annual Meeting. EKS&H has served as our independent registered public accounting firm since March 31, 2006. A representative of EKS&H is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so. Such representative also is expected to be available to answer questions at the meeting.
Vote Required; Recommendation of our Board of Directors
Stockholder ratification of the appointment of EKS&H as our independent registered public accounting firm is not required by our Bylaws or otherwise. Our Board, however, is submitting the appointment of EKS&H to the stockholders for ratification as a matter of good corporate governance practice. If a Voting Majority is FOR this proposal, we will consider the ratification of our independent registered public accounting firm for 2016 complete. If stockholders fail to ratify the appointment, our Audit Committee will reconsider whether or not to retain EKS&H as our independent registered public accounting firm, although our Audit Committee maintains the full discretion to continue to retain EKS&H in such a circumstance. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
Our Board unanimously recommends a vote FOR the ratification of EKS&H as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL NO. 6
OFFER OF APPROVAL OF EXECUTIVE COMPENSATION IN A
NON-BINDING ADVISORY VOTE

The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"), enacted in July 2010, and Section 14A of the Exchange Act require that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers. We are asking for your advisory vote on the following resolution (the "say-on-pay" resolution):
RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the subsection of this proxy statement titled "Executive Compensation", including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
We did not offer a stockholder vote on executive compensation prior to such a vote being required under Dodd-Frank as we believe this topic is best handled by a deliberative compensation committee with access to detailed information on each executive's individual performance, which it may not be appropriate or in a company's best interest to disclose, and accordingly, a general vote on the subject is unlikely to provide valuable insight to such a committee in its role of determining appropriate compensation for a given executive officer, or executive officers as a group.
At our 2015 annual meeting of stockholders, an identical resolution received 97.9% of votes "for" and 2.1% "against" of the shares voted "for" or "against".
Compensation Philosophy
As described in greater detail under the heading "Executive Compensation", we seek to closely align the interests of our named executive officers with the interests of our stockholders. The ultimate objective of our executive compensation program is to attract, retain and reward executives who will enhance the value and profitability of the Company and increase stockholder value. The Compensation Committee strives to provide competitive compensation opportunities with the ultimate amount of compensation received tied significantly to short-term and long-term Company performance. Inherent in our approach is the philosophy that compensation can align behavior and actions with stockholder interests, attract and retain stronger executives and thus create value for stockholders over time.
The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Vote Required; Recommendation of our Board of Directors
If a Voting Majority is FOR this proposal, we will consider the non-binding, advisory approval of the compensation paid to our named executive officers to have occurred. If such a Voting Majority is not obtained, our Compensation Committee may consider changes to some of our executive compensation policies, although our Compensation Committee maintains its full discretion in this area as this is an advisory vote only.
Our Board unanimously recommends a vote FOR the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers in fiscal year 2015.

PROPOSAL NO. 7

APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES FOR THE FOREGOING PROPOSALS

We are asking our stockholders to vote on a proposal to approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals.
As discussed above, our Board recommends a vote FOR the Acquisition Amendment to effect the Acquisition Share Increase, FOR the election of each of the Director nominees, FOR the Restated Plan, FOR the Equity Plan Amendment to effect the Incentive Share Increase, FOR the ratification of EKS&H LLP as the Company's independent registered public accounting firm, FOR the offering of approval of the Company's executive compensation policies, FOR the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the approval of the foregoing proposals, and FOR your preference being that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company's stockholders, if other business properly comes before the 2016 Annual Meeting and you are voting by proxy.
The foregoing proposals have various different shareholder approval requirements. For example, in order to implement the Acquisition Share Increase, the Company is required under Delaware law to obtain the affirmative vote of a majority of all shares of Common Stock outstanding. While we hope to have a majority of all shares of Common Stock outstanding vote for the Acquisition Amendment at the Annual Meeting and implement the Acquisition Share Increase, it is possible we will not have sufficient votes to do so. For example, we could convene the Annual Meeting with a quorum of 55% of the shares of Common Stock outstanding and with 49%, 3% and 3% of the shares outstanding voting for, against and abstaining on Proposal No. 1. In this case, Proposal No. 1 would not pass and we would not be able to implement the Acquisition Share Increase. If this were to happen and this Proposal No. 7 were to pass, however, we could solicit and obtain votes underlying an additional 2% of shares outstanding in the days following the Annual Meeting, reconvene the Annual Meeting, pass Proposal No. 1 and implement the Acquisition Share Increase.
Vote Required; Recommendation of our Board of Directors

The affirmative vote of a Quorum Majority is required to approve the Potential Adjournment. Based on the number of shares of Common Stock outstanding as of the Record Date, this represents 1,659,098 shares.
The Board recommends that you vote FOR the approval to adjourn the Annual Meeting, if necessary or appropriate to solicit additional proxies for the foregoing proposals.

POTENTIAL VOTE NO. 8
ADVISORY VOTE WITH RESPECT TO
DISCRETIONARY VOTING BY PROXYHOLDERS
Other than the items of business described in Proposal Nos. 1 through 7, we are not aware of any other business to be acted upon at the Annual Meeting. Since our initial public offering in 1997, only items that were described in the proxy materials made available to stockholders prior to the corresponding Annual Meeting or Special Meeting were resolved by a vote of our stockholders at such meetings. While we have taken steps to ensure this remains the case, it is possible other business may properly come before our Annual Meeting, via the efforts of a stockholder or otherwise. In such a circumstance, our proxyholders -Jason A. Napolitano, our Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary, John McMahon, our Vice President, Financial Operations and Controller and Daniel J. Pollack, our Treasurer and Assistant Secretary - will have the discretion to vote shares for which we have been granted a proxy as they may determine. As a matter of good corporate governance practice, we are asking stockholders to submit an advisory vote for the proxyholders' consideration in such a circumstance. We will interpret a "for" vote as an indication that the stockholder's preference is that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company's stockholders, an "against" vote as an indication that the stockholder's preference is that the proxyholders exercise their voting discretion against any proposal brought to a vote as outlined above, including a proposal the proxyholders otherwise believe to be in the best interests of the Company's stockholders, and an "abstain" or non-vote as an indication that the stockholder does not wish to express a preference regarding such a circumstance. It is important to note this is an advisory vote only, and that while the proxyholders may consider the advisory vote in such a circumstance, the proxyholders retain full discretion to vote as they may determine regardless of any outcome of the advisory vote.
Recommendation of our Board of Directors
Our Board unanimously recommends a vote FOR your preference being that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company's stockholders, if other business properly comes before the Annual Meeting and you are voting by proxy.

OTHER MATTERS
The Board knows of no other business to be transacted at the Annual Meeting.

OTHER INFORMATION
"Householding" of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding", potentially provides extra convenience for stockholders and cost savings for companies. Heska and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent to such householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

Proxy Solicitor

You may contact our proxy solicitor, Morrow & Co., LLC ("Morrow"), for a copy of the proxy materials. Morrow's address is 470 West Ave, Stamford, CT 06902. Stockholders may call Morrow at 1-800-607-0088 and brokers and banks may call Morrow at 1-203-658-9400. We undertake to promptly deliver a separate copy of the proxy materials upon receiving your written or oral request.

OWNERSHIP OF SECURITIES - COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 1, 2016 (except where otherwise noted), regarding the beneficial ownership of shares of Common Stock by each director of the Company, by the persons named in the summary compensation table (the "Named Executive Officers") elsewhere in this proxy statement, by all current directors and executive officers of the Company as a group, and by each person who is known by us to be the beneficial owner of more than 5% of our Common Stock. We had 6,636,389 shares of Common Stock outstanding on April 1, 2016.
Beneficial Ownership Table

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percentage Beneficially Owned (1)
BlackRock, Inc. (2)	374,742	5.6%
55 East 52nd Street
New York, NY 10055

Executive Officers and Directors
G. Irwin Gordon (3)	56,893	*
Sharon L. Riley (3)	29,500	*
David E. Sveen, Ph.D. (3)(4)	33,652	*
Bonnie J. Trowbridge (3)	6,346	*
Kevin S. Wilson (3)(5)	452,482	6.8%
Carol A. Wrenn (3)	20,630	*
Steven M. Eyl (3)	27,447	*
Michael J. McGinley, Ph.D. (3)	126,665	1.9%
Jason A. Napolitano (3)(6)(7)	170,678	2.5%
Nancy Wisnewski, Ph.D. (3)	108,481	1.6%

All Directors and Executive Officers as a group	1,079,511	15.3%
(13 Persons)(3)(4)(5)(6)(7)
Former Director and Executive Officer
Robert B. Grieve, Ph.D. (6)(8)	181,880	2.7%
________________________________________________________

*	Amount represents less than 1% of our common stock.

(1)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to securities. Shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2016 without further action by Heska's Stockholders, including fractional shares discussed in footnote 3 below, are deemed outstanding and beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based upon information derived from an amended Schedule 13D filed by Blackrock, Inc. on January 28, 2016 for holdings on December 31, 2015.

(3)
Includes "Shares Owned", "Unvested Shares" and "Exercisable Options" from "Exercisable Option Table" below as well as fractional shares underlying options from footnote 3 of "Option Tables" below for each Director and Named Executive Officer, as well as for all Directors and Executive Officers as a group. Any resulting fractional share has been counted as a whole share for purposes of this table.

(4)
Includes 14,285 shares held by Bethany Creek Partners, LP and 7,143 shares held by Lindberg Capital Partners, LP. Dr. Sveen is a general partner of, and an investor in, both Bethany Creek Partners, LP and Lindberg Capital Partners, LP.

(5)
Mr. Wilson is the spouse of a woman ("Mrs. Wilson") who owns Heska Corporation shares. Mr. Wilson, Mrs. Wilson and trusts for the benefit of their children and family own a 100% interest in Cuattro, LLC. Includes 124,099 shares held by Cuattro, LLC, 20,092 shares owned by Mrs. Wilson and 53,728 shares held in trusts for the benefit of Mr. and Mrs. Wilson's children for which a third party is trustee. Mr. Wilson disclaims beneficial ownership of the shares held by Mrs. Wilson and trusts for the benefit of Mr. and Mrs. Wilson's children.

(6)	Includes one share jointly owned by Dr. Grieve and Mr. Napolitano.

(7)
Mr. Napolitano is the spouse of a woman ("Mrs. Napolitano") who owns 602 shares of common stock which is included in the table above, with respect to which Mr. Napolitano disclaims beneficial ownership.

(8)
Includes 1,950 shares of common stock held for the benefit of Dr. Grieve's children, all of with respect to which Dr. Grieve disclaims beneficial ownership. Includes 134,623 shares underlying options held by Dr. Grieve which are exercisable within 60 days of April 1, 2016 and 7,857 unvested shares as of April 1, 2016.

Option Tables (as of April 1, 2016)

Exercisable Option Table

	Shares Owned (1)	Unvested Shares (2)	Exercisable Options (3)	Exercisable Option Price Range (4)	Exercisable Option Average Price (5)	Weighted Average Remaining Contractual Life (6)	Exercisable "In-the Money" Options (7)	Net Shares From Exercisable Options (8)
G. Irwin Gordon	13,504	—	43,387	$6.66-$28.41	$13.76	4.91	43,387	23,978
Sharon L. Riley	4,500	—	25,000	$8.34-$28.41	$14.07	7.12	25,000	13,559
David E. Sveen, Ph.D. (9)	28,652	—	5,000	$28.41-$28.41	$28.41	9.09	5,000	380
Bonnie J. Trowbridge	—	—	6,346	$18.36-$28.41	$26.28	9.03	6,346	923
Kevin S. Wilson (10)	400,419	27,500	24,563	$7.36-$8.35	$7.72	7.37	24,563	18,396
Carol A. Wrenn	4,000	—	16,630	$8.10-$28.41	$15.29	7.96	16,630	8,360
Steven M. Eyl	3,561	7,946	15,940	$7.36-$18.13	$10.15	7.82	15,940	10,678
Michael J. McGinley, Ph.D.	17,304	15,363	93,997	$4.40-$18.30	$8.73	4.90	93,997	67,298
Jason A. Napolitano (11)	54,514	15,363	100,801	$4.40-$32.21	$9.19	4.59	99,968	70,701
Nancy Wisnewski, Ph.D.	22,901	13,392	72,187	$4.40-$18.30	$9.16	4.92	72,187	50,690
All Directors and Executive Officers as a group (13 persons) (9)(10)(11)	554,575	95,456	429,475	$4.40-$32.21	$10.61	5.61	428,642	281,344

Outstanding Option Table

	Shares Owned (1)	Unvested Shares (2)	Outstanding Options (12)	Outstanding Option Price Range (13)	Oustanding Option Average Price (14)	Weighted Average Remaining Contractual Life (15)	Outstanding "In-the Money" Options (16)	Net Shares From Exercisable Options (17)
G. Irwin Gordon	13,504	—	43,387	$6.66-$28.41	$13.76	4.91	43,387	23,978
Sharon L. Riley	4,500	—	25,000	$8.34-$28.41	$14.07	7.12	25,000	13,559
David E. Sveen, Ph.D. (9)	28,652	—	5,000	$28.41-$28.41	$28.41	9.09	5,000	380
Bonnie J. Trowbridge	—	—	6,346	$18.36-$28.41	$26.28	9.03	6,346	923
Kevin S. Wilson (10)	400,419	27,500	36,000	$7.36-$8.35	$7.66	7.41	36,000	27,029
Carol A. Wrenn	4,000	—	16,630	$8.10-$28.41	$15.29	7.96	16,630	8,360
Steven M. Eyl	3,561	7,946	43,519	$7.36-$39.76	$20.58	8.55	29,519	18,491
Michael J. McGinley, Ph.D.	17,304	15,363	126,726	$4.40-$39.76	$12.75	5.90	112,726	78,292
Jason A. Napolitano (11)	54,514	15,363	142,999	$4.40-$39.76	$14.38	5.88	118,999	81,920
Nancy Wisnewski, Ph.D.	22,901	13,392	98,499	$4.40-$39.76	$13.09	5.95	87,499	59,793
All Directors and Executive Officers as a group (13 persons) (9)(10)(11)	554,575	95,456	624,208	$4.40-$39.76	$15.16	6.70	532,208	342,275

(1)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock, which shares of common stock are not subject to any vesting restriction, shown in the column, subject to community property laws where applicable and the information contained in the footnotes of this table.

(2)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting power with respect to all shares of common stock, which shares of common stock are subject to vesting restrictions, shown in the column, subject to community property laws where applicable and the information contained in the footnotes of this table.  Mr. Wilson has 27,500 shares subject to time-based scheduled to vest on March 26, 2017, subject to other vesting provisions in his employment agreement. On March 17, 2015, Mr. Eyl, Dr. McGinley, Mr. Napolitano and Dr. Wisnewski and certain other Executive Officers were issued unvested shares related to a performance-based restricted stock grant (each a "Performance Grant"). Each Performance Grant is to cliff vest on March 17, 2018, subject to the Company's achievement of a specified performance condition and other vesting provisions in the related restricted stock grant agreement. The specified performance condition was achieved based on the Company's 2015 results. Mr. Eyl, Dr. McGinley, Mr. Napolitano, Dr. Wisnewski and all Executive Officers as a group have Performance Grants for 5,446 shares, 12,863 shares, 12,863 shares, 10,892 shares and 52,956 shares, respectively. On March 2, 2016, Mr. Eyl, Dr. McGinley, Mr. Napolitano and Dr. Wisnewski and certain other Executive Officers were issued unvested shares related to a performance-based restricted stock grant related to the Company's 2016 Management Incentive Plan (each a "2016 MIP Grant"). Each MIP Grant is to vest on the date MIP Payouts are to be made under the 2016 Management Incentive Plan ("MIP") and are subject to the Company's achievement of certain financial goals and other vesting provisions in the related restricted stock grant agreement. Mr. Eyl, Dr. McGinley, Mr. Napolitano, Dr. Wisnewski and all Executive Officers as a group have 2016 MIP Grants for 2,500 shares, 2,500 shares, 2,500 shares, 2,500 shares and 15,000 shares, respectively. No Director, other than Mr. Wilson, owns unvested shares of the Company's common stock.

(3)
Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2016 without further action by Heska's Stockholders, excluding such exercisable options to purchase fractional shares resulting from Heska's December 2010 1-for-10 reverse stock split as follows - Mr. Gordon: 1.5 fractional shares with an option price range of $11.00-22.50, an average price of $16.37 and a weighted average remaining contractual life of 0.57 years, Dr. McGinley: 1.0 fractional shares with an option price of $17.17 and a remaining contractual life of 0.63 years, Mr. Napolitano: 1.0 fractional shares with an option price of $17.17 and a remaining contractual life of 0.63 years, Dr. Wisnewski: 1.0 fractional shares with an option price of $17.17 and a weighted average remaining contractual life of 0.63 years and all Directors and Executive Officers as a group: 4.5 fractional shares with an option price range of $11.00-22.50, an average price of $16.90 and a weighted average remaining contractual life of 0.61 years.  Other persons listed in the table above but not previously in this footnote have no exercisable options to purchase fractional shares resulting from Heska's December 2010 1-for-10 reverse stock split.  Heska intends to issue whole shares only from option exercises.

(4)
Represents the lowest and highest strike price for stock options exercisable within 60 days of April 1, 2016 without further action by Heska's Stockholders, excluding options to purchase fractional shares resulting from Heska's December 2010 reverse stock split.

(5)
Represents the average strike price for stock options exercisable within 60 days of April 1, 2016 without further action by Heska's stockholders, excluding options to purchase fractional shares resulting from Heska's December 2010 reverse stock split.

(6)
Represents the weighted average remaining contractual life, in years, for stock options exercisable within 60 days of April 1, 2016 without further action by Heska's stockholders, excluding options to purchase fractional shares resulting from Heska's December 2010 reverse stock split.

(7)
Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2016 without further action by Heska's stockholders, excluding options to purchase fractional shares resulting from Heska's December 2010 reverse stock split, that have a strike price less than $30.75 the closing market price per share of Heska stock on April 1, 2016.

(8)
Represents net shares under the Treasury Stock Method assuming a market price per share of $30.75, the closing market price per share of Heska Stock on April 1, 2016 without further action by Heska's stockholders, for shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2016 that have a strike price less than $30.75, excluding options to purchase fractional shares resulting from Heska's December 2010 reverse stock split.

(9)
Includes 14,285 shares held by Bethany Creek Partners, LP and 7,143 shares held by Lindberg Capital Partners, LP. Dr. Sveen is a general partner of, and an investor in, both Bethany Creek Partners, LP and Lindberg Capital Partners, LP.

(10)
Includes 124,099 shares held by Cuattro, LLC.  Mr. Wilson, Mrs. Wilson and trusts for the benefit of their children and family own a 100% interest in Cuattro, LLC.  Also includes 20,092 shares owned by Mrs. Wilson and 53,728 shares held in trust for the benefit of Mr. and Mrs. Wilson's children for which a third party is trustee.  Mr. Wilson disclaims beneficial ownership of the shares held by Mrs. Wilson and trusts for the benefit of Mr. and Mrs. Wilson's children.

(11)
Includes one share jointly owned by Mr. Napolitano and Robert B. Grieve, Ph.D. Also includes 602 shares of common stock held by Mrs. Napolitano, with respect to which Mr. Napolitano disclaims beneficial ownership.

(12)
Represents shares of common stock issuable upon exercise of stock options outstanding on April 1, 2016, excluding outstanding options to purchase fractional shares resulting from Heska's December 2010 1-for-10 reverse stock split as follows - Mr. Gordon: 1.5 fractional shares with an option price range of $11.00-22.50, an average price of $16.37 and a weighted average remaining contractual life of 0.57 years, Dr. McGinley: 1.0 fractional shares with an option price of $17.17 and a weighted average remaining contractual life of 0.63 years, Mr. Napolitano: 1.0 fractional shares with an option price of $17.17 and a remaining contractual life of 0.63 years, Dr. Wisnewski: 1.0 fractional shares with an option price of $17.17 and a remaining contractual life of 0.63 years and all Directors and Executive Officers as a group: 4.5 fractional shares with an option price range of $11.00-22.50, an average price of $16.90 and a weighted average remaining contractual life of 0.61 years.  Other persons listed in the table above but not previously in this footnote have no outstanding options to purchase fractional shares resulting from Heska's December 2010 1-for-10 reverse stock split.  Heska intends to issue whole shares only from option exercises.

(13)	Represents the lowest and highest strike price for stock options outstanding on April 1, 2016, excluding options to purchase fractional shares resulting from Heska's December 2010 reverse stock split.

(14)	Represents the average strike price for stock options outstanding on April 1, 2016, excluding options to purchase fractional shares resulting from Heska's December 2010 reverse stock split.

(15)
Represents the weighted average remaining contractual life, in years, for stock options outstanding on April 1, 2016, excluding options to purchase fractional shares resulting from Heska's December 2010 reverse stock split.

(16)
Represents shares of common stock issuable upon exercise of stock options outstanding on April 1, 2016, excluding options to purchase fractional shares resulting from Heska's December 2010 reverse stock split, that have a strike price less than $30.75, the closing market price per share of Heska stock on April 1, 2016.

(17)
Represents net shares under the Treasury Stock method assuming a market price per share of $30.75, the closing market price per share of Heska stock on April 1, 2016, for shares of common stock issuable upon exercise of stock options outstanding that have a strike price less than $30.75, excluding options to purchase fractional shares resulting from Heska's December 2010 reverse stock split.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Exchange Act requires our directors, Executive Officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions of Heska Common Stock and other equity securities with the SEC. Directors, Executive Officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during 2015 our directors, Executive Officers and 10% or greater stockholders complied with all filing requirements under Section 16(a) of the Exchange Act, except as follows. Due to administrative errors, Dr. Wisnewski filed a late Form 4 on February 2, 2015, covering one transaction occurring January 16, 2015, and Mr. Wilson filed a late Form 4 on November 23, 2015, covering four transactions occurring on November 18, 2015.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about our common stock that may be issued upon exercise of options and rights under all of our equity compensation plans as of December 31, 2015, including the 1997 Stock Incentive Plan, as amended and restated, the 1997 Employee Stock Purchase Plan, as amended and restated and the 2003 Equity Incentive Plan, as amended and restated. Our stockholders have approved all of these plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	940,610	$14.16	100,598
Equity Compensation Plans Not Approved by Stockholders	None	None	None
Total	940,610	$14.16	100,598
____________________________________

(1)	Excluding outstanding options to purchase an aggregate of 6.0 fractional shares with a weighted average strike price of $16.77 resulting from our December 2010 reverse stock split.

Our stockholders have authorized that up to 450,000 shares may be issued under our 1997 Employee Stock Purchase Plan, as amended and restated (the "1997 ESPP"). 390,842 of these authorized shares have been used to purchase shares under the 1997 ESPP through December 31, 2015, leaving 59,158 shares currently remaining for purchase under our 1997 Employee Stock Purchase Plan on December 31, 2015, which is included in column (c) of the above table.

SIGNIFICANT RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS, OFFICERS OR PRINCIPAL STOCKHOLDERS
Related Party Transactions
Pursuant to our code of ethics for senior executives and financial officers, a copy of which is available on Heska's website at www.heska.com, and our Corporate Governance Committee charter, our Audit Committee or our Corporate Governance Committee must review and approve any transaction that the Company proposes to enter into that would be required to be disclosed under Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the Company to disclose in its proxy statement any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. A related person for purposes of this analysis is any executive officer, director, nominee for director, or holder of 5% or more of the Company's Common Stock, or an immediate family member of any of those persons.
On February 24, 2013, we acquired a 54.6% interest (the "Acquisition") in Cuattro Veterinary USA, LLC, which was, subsequently, renamed Heska Imaging US, LLC. This transaction marked our entry into the veterinary imaging market.

Kevin S. Wilson is Heska Corporation's Chief Executive Officer and President as well as a member of Heska Corporation's Board. Heska Corporation's employment agreement with Mr. Wilson acknowledges that Mr. Wilson has business interests in Cuattro, LLC, Cuattro Software, LLC, Cuattro Medical, LLC and Cuattro Veterinary, LLC which may require a portion of his time, resources and attention in his working hours.

Mr. Wilson is the spouse of Shawna M. Wilson ("Mrs. Wilson"). Mr. Wilson, Mrs. Wilson and trusts for the benefit of their children and family own a 100% interest in Cuattro, LLC, the largest supplier to Heska Imaging, as well as a majority interest in Cuattro Veterinary, LLC and Cuattro Medical, LLC. Cuattro, LLC owns a 100% interest in Cuattro Software, LLC. While the terms of both the Amended and Restated Master License Agreement and the Supply Agreement between Heska Imaging and Cuattro, LLC were negotiated at arm's length as part of the Acquisition, Mr. Wilson has an interest in these agreements and any time and resources devoted to monitoring and overseeing this relationship may prevent us from deploying such time and resources on more productive matters.
Mrs. Wilson, Clint Roth, DVM, Steven M. Asakowicz, Rodney A. Lippincott, Mr. Wilson and Cuattro, LLC own approximately 29.75%, 8.39%, 4.09%, 3.07%, 0.05% and 0.05% of Heska Imaging, respectively, are each a member of Heska Imaging, and each have an interest in the puts and calls discussed below. Steven M. Asakowicz also serves as Heska Corporation's Executive Vice President, Companion Animal Health Sales. Rodney A. Lippincott also serves as Heska Corporation's Executive Vice President, Companion Animal Health Sales. If Mr. Wilson, Mr. Asakowicz or Mr. Lippincott is distracted by these holdings or interests, they may not contribute as much as they otherwise would have to enhancing our business, to the detriment of our stockholder value. While the Operating Agreement was negotiated at arm's length as part of the Acquisition, and requires that none of the members shall cause Heska Imaging to operate its business in any manner other than the ordinary course of business, any time and resources devoted to monitoring and overseeing this relationship may prevent us from deploying such time and resources on more productive matters.
In 2013, following the Acquisition closing, Cuattro, LLC charged Heska Imaging $6.8 million, primarily related to digital imaging products, for which there is an underlying supply contract with minimum purchase obligations, software and services as well as other operating expenses provided for under a license agreement and a supply agreement, respectively; Heska Corporation charged Heska Imaging $2.2 million, primarily related to sales expenses; Heska Corporation net charged Cuattro, LLC $140 thousand, primarily related to facility usage and other services. In general, the entities above have charged one another the lower of cost or market in the absence of a formal contract. Our Corporate Governance Committee has reviewed and approved the information presented in this paragraph.
In 2014, Cuattro, LLC charged Heska Imaging $10.5 million, primarily related to digital imaging products, for which there is an underlying supply contract with minimum purchase obligations, software and services as well as other operating expenses provided for under a license agreement and a supply agreement, respectively; Heska Corporation charged Heska Imaging $3.9 million, primarily related to sales expenses; Heska Corporation net charged Cuattro, LLC $219 thousand, primarily related to facility usage and other services. In general, the entities above have charged one another the lower of cost or market in the absence of a formal contract.

In 2015, Cuattro, LLC charged Heska Imaging $9.0 million, primarily related to digital imaging products, for which there is an underlying supply contract with minimum purchase obligations, software and services as well as other operating expenses provided for under a license agreement and a supply agreement, respectively; Heska Corporation charged Heska Imaging $4.9 million, primarily related to sales expenses; Heska Corporation net charged Cuattro, LLC $180 thousand, primarily related to facility usage and other services. In general, the entities above have charged one another the lower of cost or market in the absence of a formal contract.
At December 31, 2015, Heska Corporation had accounts receivable from Heska Imaging of $6.3 million; Heska Imaging had a $1.5 million note receivable, including accrued interest, from Cuattro International, which is due on June 15, 2016 and which Heska Imaging does not currently anticipate collecting in 2016 due to Heska Corporation's pending acquisition of Cuattro International; Heska Imaging had net prepaid receivables from Cuattro, LLC of $267 thousand; Heska Corporation had net accounts receivable from Cuattro, LLC of $40 thousand. All monies owed accrue interest at the same interest rate Heska Corporation pays under its credit and security agreement with Wells Fargo Bank, National Association once past due with the exception of the note receivable, which accrues at this rate to its maturity date.

Under the Amended and Restated Operating Agreement of Heska Imaging US, LLC (the "Operating Agreement"), should Heska Imaging meet certain performance criteria, the unit holders of the 45.4% of Heska Imaging we do not own (the "Imaging Minority") have been granted a put option to sell us some or all of the Imaging Minority's position in Heska Imaging following the audit of our financial statements for 2016 and 2017. Based on Heska Imaging's current ownership position, this put option could require us to deliver up to $17.0 million following calendar year 2016 or 2017 - as well as 25% of Heska Imaging's cash (any applicable payment in the aggregate to be defined as the "Put Payment") to acquire the outstanding minority interest in Heska Imaging. While we have the right to deliver up to 55% of the consideration in our Public Common Stock under certain circumstances, such stock is to be valued based on 90% of market value (the "Delivery Stock Value") and is limited to approximately 650 thousand shares in any case. If the Delivery Stock Value is less than the market value of our Public Common Stock at the time of the Acquisition, we do not have the right to deliver any Public Common Stock as consideration.
Under the Operating Agreement, should Heska Imaging meet certain performance criteria, and the Imaging Minority fail to exercise an applicable put to sell us all of the Imaging Minority's position in Heska Imaging following the audit of our financial statements for 2016 and 2017, we would have a call option to purchase all, but not less than all, of the Imaging Minority's position in Heska Imaging. Based on Heska Imaging's current ownership position, exercising this call option could require us to deliver up to $19.6 million following calendar year 2016 or 2017 - as well as 25% of Heska Imaging's cash (any applicable payment in the aggregate to be defined as the "Call Payment") to acquire the outstanding minority interest in Heska Imaging. While we have the right to deliver up to 55% of the consideration in our Public Common Stock under certain circumstances, such stock is to be valued based on 90% of market value (the "Delivery Stock Value") and is limited to approximately 650 thousand shares in any case. If the Delivery Stock Value is less than the market value of our stock at the time of the Acquisition, we do not have the right to deliver any Public Common Stock as consideration.
Under and as defined in the Operating Agreement, should Heska Corporation undergo a change in control, the Imaging Minority will be entitled to sell their Heska Imaging units to us for cash of up to $13.6 million based on Heska Imaging's prior year Operating Income (as defined in the Operating Agreement") (the "Change in Control Payment").
Under the terms of the Operating Agreement, Heska Imaging is to be managed by a three-person board of managers, two of which are to be appointed by Heska Corporation and one of which is to be appointed by Mr. Wilson. In March 2016, Heska Corporation's Board re-appointed Jason A., Napolitano and

Nancy Wisnewski, Ph.D. as Heska Corporation's appointees to Heska Imaging's board of managers. Mr. Napolitano serves as Heska Corporation's Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary and Dr. Wisnewski serves as Heska Corporation's Executive Vice President, Product Development and Customer Support. Mr. Wilson, Mr. Napolitano and Dr. Wisnewski are the current board of managers. Until the earlier of (1) Heska Corporation acquiring 100% of the units of Heska Imaging pursuant to the puts and/or calls discussed above or (2) the sixth anniversary of the acquisition, Heska Imaging may only take the following actions, among others, by unanimous consent of the board of managers: (i) issue securities, (ii) incur, guarantee, prepay, refinance, renew, modify or extend debt, (iii) enter into material contracts, (iv) hire or terminate an officer or amend the terms of their employment, (v) make a distribution other than a tax or liquidation distribution, (vi) enter into a material acquisition or disposition arrangement or a merger, (vii) lease or acquire an interest in real property, (viii) convert or reorganize Heska Imaging, or (ix) amend its certificate of formation or the Heska Imaging Agreement.
Pursuant to an agreement signed on March 14, 2016, we have agreed to acquire Cuattro International from its members in exchange for between 175,000 shares and 200,000 shares of our Common Stock, which shares are intended to equal approximately $6.0 million in value. The value of the Common Stock to be issued as consideration for the Acquisition will be based on the average per share price of the Common Stock for the ten trading days ending on the trading day prior to the closing date of the Acquisition. We have also agreed to pay, as additional contingent consideration in the Acquisition, cash in an amount equal to specified uncollectible liabilities of Cuattro International, but only to the extent such liabilities are actually recovered by us, an event we consider to be unlikely. As disclosed above, including shares held by Mrs. Wilson and by trusts for the benefit of Mr. and Mrs. Wilson's children and family, Mr. Wilson owns a 100% interest in Cuattro, LLC and Cuattro, LLC owns a majority interest in Cuattro International. Please read the discussion regarding Proposal No. 1 under the captions "Why is the Acquisition Amendment necessary to complete the Acquisition, and what are the material terms of the Acquisition?", "What is the history of the negotiations between the parties related to the Acquisition?", and "Do any of Heska's Officers or Directors, or persons associated with them, have a substantial interest in the Acquisition Amendment?" for further information Related Party information associated with the Acquisition.
Since January 1, 2013, the Company has not been a participant in any transaction with a related person other than described above and the indemnification agreements described below.

Indemnification agreements with officers and directors

Our Certificate of Incorporation and our Bylaws provide that we will indemnify each of our directors and Executive Officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and Executive Officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Compensation Objective and Philosophy
The Compensation Committee of Heska Corporation's Board of Directors (the "Committee") administers our executive compensation program and establishes the salaries of our Executive Officers. The ultimate objective of our executive compensation program is to attract, retain and reward executives who will enhance the value and profitability of Heska Corporation ("Heska" or the "Company") and increase stockholder value. The Committee strives to provide competitive compensation opportunities with the ultimate amount of compensation received tied significantly to short-term and long-term Company performance. Inherent in our approach is the philosophy that compensation can align behavior and actions with stockholder interests, attract and retain stronger executives and thus create value for stockholders over time. The Committee's goal in executive compensation is to design and administer programs that best serve these ends.
What is Heska's Executive Compensation Program Designed to Reward?
The Committee develops our executive compensation programs to reward Executive Officers for their contribution to Heska's financial performance and to recognize individual initiative, leadership, achievement and other contributions. An effective compensation program will reward executives for working well collectively as well as for strong individual performance.

What are the Elements of Heska's Executive Compensation?

Our compensation program is designed to reward four interlocking aspects of executive performance:

•	Annual financial performance: rewarded primarily through the awards paid under the Management Incentive Plan ("MIP");

•	Individual contribution: rewarded primarily through the setting of base salary and annual MIP targets;

•	Long-term gains in stockholder value: rewarded primarily through the equity incentive program; and

•	Continued service to the Company; rewarded primarily through base salary, equity award requirements and vesting and competitive benefits levels.
Why Does Heska Choose to Pay Each Element of Executive Compensation?
Base salary. Base salaries are set on an annual or other periodic basis and designed to reflect competitive market salaries for each position. They are also used in determining the basis for bonus targets in our MIP discussed below.
Performance-based incentive compensation. This form of compensation is based on the achievement of predetermined financial, project, research or other designated objectives. This form of compensation is paid to reward near-term performance (i.e., no longer than the coming year) and encourage Executive Officers to optimize immediate opportunities. In recent years, an MIP has been offered to Executive Officers and other managers to provide a performance-based incentive.

Long-term equity compensation. This form of compensation is designed to encourage the achievement of superior financial results over an extended period of time and align the interests of stockholders and Executive Officers. It is intended to ensure that Executive Officers make thoughtful decisions about the Company's future and long-term prospects.
Other benefits, compensation or arrangements. Other than broad-based programs open to all employees, such as participation in our 401(k) program and employee stock purchase plan, this category tends to be used rarely. All of our Executive Officers have employment agreements. An Executive Officer's extraordinary performance or participation in an unanticipated endeavor may occasionally trigger such an award in this category.

Determination of Compensation Elements
In reviewing the compensation of our Executive Officers, the Committee reviews the nature and scope of each Executive Officer's responsibilities as well as his or her effectiveness in that role and in supporting the Company's long-term goals. Heska's Board of Directors (the "Board") formally evaluates the Chief Executive Officer (our "CEO"). Our CEO communicates his view of the performance of other Executive Officers to the Committee and makes recommendations regarding salary, incentive-based performance compensation and long-term compensation grants for the Committee's consideration. The Company has a review system it uses to evaluate its employees, including Executive Officers, which the CEO may consider, potentially along with other information, such as third-party interviews of Company employees who interact with the Company's Executive Officers. In the past several years, the Officer responsible for Human Resources and/or our Chief Financial Officer (our "CFO") has compiled and/or presented data discussed below for the Committee's consideration of the different compensation elements. Our CFO has also met with the Committee to communicate on issues of interest to the Committee, including the accounting implications of various compensation alternatives and information on our financial plans, expectations and historical results for the Committee's consideration.
The Committee has considered it appropriate, and in the best interests of Heska's stockholders, to endeavor to set our overall Executive Officer compensation near the mid-point of the range of companies in the comparison group it reviewed ("Comparable Companies"). The Committee also reviews the relative mix of compensation paid by Comparable Companies for use as a guideline. It is the sense of the Committee that performance-based incentive compensation has been relatively lower and long-term equity compensation relatively higher than for Comparable Companies. We anticipate the Committee will continue to exercise its discretion regarding the relative mix of compensation and may even move to a greater emphasis on long-term equity compensation. In compensation matters, the Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.
The Committee engaged an outside compensation consultant (the "Consultant") in 2012, 2013 and 2014 regarding executive compensation matters. The Committee viewed the Consultant as an advisor only, and the Committee retained the discretion to implement or not implement the Consultant's suggestions. The Consultant did not advise the Committee regarding executive compensation matters in 2015. Other than services related to Director Compensation in 2012 and 2015, the Consultant did not provide any other services to the Company in 2012, 2013, 2014 or 2015.
The Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska. In 2012, 2013 and 2014, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Inc., Allos Therapeutics, Array Biopharma, Inc., Astex Pharmaceuticals, Cornerstone Therapeutics, Cumberland Pharmaceuticals, Inc., Depomed, Durect Corporation, DUSA Pharmaceuticals, Lannett Company, Inc., Natural Alternatives International, Inc.,

NeoStem (subsequently renamed Caladrius Biosciences), Pernix Therapeutics Holdings Inc., POZEN, Inc., Progenics Pharmaceuticals, Quidel Corporation, XOMA Corporation and Zogenix, Inc. The Committee also reviewed summary compensation data based on company size for each year. In 2015, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Inc., Aratana Therapeutics, Array Biopharma Inc., Caladrius Biosciences, Cumberland Pharmaceuticals Inc., Cutera, Inc., DepoMed, Inc., Derma Sciences, Inc., Durect Corporation, Enzo Biochem, Inc., Harvard Bioscience Inc., Lannett Company, Inc., Natural Alternatives International, Inc., Pernix Therapeutic Holdings, Inc., POZEN, Inc., Progenics Pharmaceuticals, Psychemedics Corporation, Quidel Corporation, Retractable Technologies Inc., Synergetics USA, Inc., Tearlab Corp., Unilife Corporation, XOMA Corporation and Zogenix, Inc. In 2014 and 2015, the Committee also reviewed Radford Life Sciences Executive Survey data and Mountain States Employees Council Survey data.
Base Salary. The Committee reviews each Executive Officer's base salary annually. When reviewing base salaries, the Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska. Consideration is also given to prior performance, relevant experience, level of responsibility and skills, and abilities of each Executive Officer. Similar positions are grouped to ensure both internal equity and external equity. The Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.

In September 2012, the Committee considered a management recommendation in consideration of the Company's financial performance that called for no increases in the base salaries of the Company's Executive Officers. The Committee accepted this recommendation following a discussion, noting that they considered all Heska Executive Officers to be at, or near, the targeted 50th percentile of their respective salary ranges. Accordingly, there were no further changes in the base salaries of our Executive Officers.

In February 2013, our Board of Directors approved the Acquisition of Cuattro Veterinary USA, LLC. As part of the Acquisition, Kevin S. Wilson became President and Chief Operating Officer of the Company at a base salary of $216,000 pursuant to an employment agreement with the Company.

In May 2013, Mr. Eyl joined the Company as Executive Vice President, Commercial Operations at an annual salary of $250,000 pursuant to an employment agreement which the Committee had previously approved.

In September 2013, the Committee considered and approved management's proposal that executive officers receive no increase in base salary for 2014 with exceptions to be considered by the Committee on an as necessary basis.
In March 2014, Mr. Wilson became our Chief Executive Officer and President at an annual salary of $275,000 and Dr. Grieve became our Executive Chair. The Company entered into a new employment agreement with Mr. Wilson (the "Wilson Agreement") and Dr. Grieve (the "Grieve Agreement") on March 26, 2014. Under the Grieve Agreement, Dr. Grieve's monthly base salary was $39,655 through April 30, 2014, $27,750 from May 1, 2014 to April 30, 2015, $24,500 from May 1, 2015 to April 30, 2016 and $21,000 from May 1, 2016 to April 30, 2017. The declining salary over time reflected the Board's expectation that Dr. Grieve would transition an increasing level of investor relations-related and other responsibilities to Mr. Wilson over time. See "Wilson Employment Agreement", "Grieve Employment Agreement" and "Transition of Chief Executive Officer Role" below for more detail.

In February 2015, the Committee considered the Executive Officer performance, current responsibilities, market compensation data and Mr. Wilson's input and increased Mr. Napolitano's annual salary to $310,000, Dr. McGinley's annual salary to $310,000, Dr. Wisnewski's annual salary to $262,500 and Mr. Eyl's annual salary to $262,500.

Following approval by the Committee, who reviewed proposed responsibilities and market compensation data, Mr. Napolitano's annual salary was increased to $350,000 in conjuction with his being named the Company's Chief Operating Officer effective October 1, 2015.

Performance-Based Incentive Compensation. The Company first adopted an MIP in 1999 to provide incentives to our Executive Officers, other managers and key employees to meet and exceed certain predetermined annual goals. Target annual incentives and specific performance criteria are established each year by the Committee, with the actual payout based on the extent to which the specified performance criteria are met. We believe this approach provides a strong incentive for our management to achieve the stated annual goals. In May 2014, our stockholders approved the Amended and Restated Management Incentive Plan Master Document (the "Master Document"). A goal of the Master Document is self-funding status for the MIP in any given year. A given year's MIP can be implemented by the Committee agreeing on four parameters: 1) the Category Percentages - the percent of salary, based on job category, that determines an individual's targeted bonus compensation, 2) the Plan Allocation - a guideline in determining the MIP Payout to an individual, such as the relative weighting of companywide and individual performance, 3) the Key Parameters on which the MIP Payouts are to be based and 4) the Payout Structure by which MIP funding is accrued. Typically there has been a cap on the MIP of approximately at least 150% of target payout to all employees, although this was not required in any given year and the cap for 2015 and 2016 was, and is to be, 200% of target payout. Each individual has a MIP Payout "target" and this is intended as a guideline. Our CEO will generally make recommendations to the Committee regarding MIP Payouts to other MIP Plan participants; all awards under the MIP Plan are at the discretion of the Committee. All Executive Officers are eligible for the 2016 MIP, except Mr. Wilson per his individual employment contract. We do not believe our compensation policy for our Executive Officers, our sales force or our other employees are reasonably likely to have a material adverse effect on our Company. We generally pay our sales force commissions based on sales volume and other targets, which we believe is typical in our industry.

At a Committee meeting in February 2013, the Committee considered alternatives for the Company's 2013 MIP. It was agreed that the 2013 MIP was expected to be similar in design and magnitude to the recent past, but that it was best to defer finalization of the details of the 2013 MIP due to the then pending Acquisition of 54.6% of a digital imaging company. Committee members felt that the Acquisition was strategically critical and properly aligning interests of Executive Officers and other employees, including through the MIP, was important to its success. Accordingly, the Committee asked management to make 2013 MIP recommendations with these goals in mind following the closing of the Acquisition and as management worked to optimize the benefits of the Acquisition. The Committee had in-person discussions with management at the time of a previously scheduled Board meeting to be held in the last week of April 2013. At a follow-up meeting in May 2013, the Committee approved the Category Percentages, the Plan Allocation, the Key Parameters, including specific Growth Initiatives, as well as certain aspects of the Payout Structure. The 2013 MIP was adopted with the following parameters:

Parameter	Result
Category Percentages	Chief Executive Officer: 50% All other eligible Executive Officers: 35%
Plan Allocation	75% Company Financial Performance / 25% Company Achievement of Strategic Growth Initiatives ("SGI")
Key Parameters	Pre-MIP Operating Income and Strategic Growth Milestone Achievement
Payout Structure
Funding starts at $2.0 million of Pre-MIP Operating Income
50% share of every additional $1 in Pre-MIP Operating Income
$304.25K payout for achievement of each of 3 SGI Milestones (50%, 30% and 20% of total, respectively) with no profitability test
MIP Capped at $1.369 million (150% of targeted payout for Pre-MIP Operating Income and 100% achievement of SGI Milestones)

At a Committee meeting in November 2013, the Committee reviewed the Company's accomplishments regarding MIP SGI milestones and determined it was appropriate to include 100% achievement of SGI Milestones in MIP funding, which translated to an average MIP Payout equal to approximately 25% of target. The MIP Payouts to MIP-eligible Named Executive Officers are listed in "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" below for Mr. Wilson, Mr. Napolitano, Dr. McGinley, Dr. Wisnewski, Mr. Eyl and Dr. Grieve.

The Committee considered various alternatives to encourage profitability and growth at an in-person meeting in February 2014 and agreed upon Pre-MIP Operating Income and Revenue as Key Parameters for the 2014 MIP. At a telephonic meeting in March 2014, the Committee adopted the 2014 MIP with the following parameters:

Parameter	Result
Category Percentages	Robert B. Grieve/Kevin S. Wilson: per respective employment contracts All other eligible Executive Officers: 35%
Plan Allocation	75% Company Financial Performance / 25% Individual Performance
Key Parameters	Pre-MIP Operating Income and Revenue
Payout Structure
Funding starts at $2.0 million of Pre-MIP Operating Income
50% share of every additional $1 in Pre-MIP Operating Income
2.5% share of every additional $1 in Revenue above $85 million, if Pre-MIP Operating Income is $3.25 million or more
MIP Capped at $1.8 million

At a Committee meeting in February 2015, the Committee reviewed the Company's financial performance, which translated to an average MIP Payout equal to approximately 106% of target and discussed Mr. Wilson's recommendations regarding MIP Payouts with Mr. Wilson. The MIP Payouts to MIP-eligible Named Executive Officers are listed in "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" below for Mr. Wilson, Mr. Napolitano, Dr. McGinley, Dr. Wisnewski, Mr. Eyl and Dr. Grieve.

In March 2015, the Committee also agreed to adopt the 2015 MIP with the following parameters:

Parameter	Result
Category Percentages	Executive Officers – 40%
Plan Allocation	50% Company Performance/50% Individual Performance
Key Parameters	Pre-MIP Operating Income ("PMOI") and Revenue
Payout Structure
Funding starts at $4.0 million of PMOI and $90 million in Revenue
Target funding of $1.1 million at $9.083 million of PMOI and $104.742 million of Revenue (21.6% share of PMOI above initial threshold)
Interpolated between various levels above and below target funding, subject to Post-MIP Operating Income interpolation
Total MIP Payouts Capped at $1.65 million
Maximum MIP Payout of 200% of Incentive Target for a given participant
Executive Officers may elect to receive up to 50% of MIP Payout in Restricted Stock

Mr. Wilson and Dr. Grieve were ineligible to participate in the 2015 MIP due to their employment agreements. Participating Executive Officers were given the option to elect to receive up to 50% of MIP Payouts in Common Stock in lieu of cash under the 2015 MIP (the percentage chosen by a given participating Executive Officer in a given MIP year to be referred to as the "Chosen Percentage" in such MIP year for such Executive Officer) and such Executive Officers were given a corresponding performance-based restricted stock grant related to the Company's Management Incentive Plan (each, an "MIP Grant" and a "20XX MIP Grant" when referring specifically to a given year's MIP, so an MIP Grant issued in relation to the 2015 MIP would be referred to as a "2015 MIP Grant"). Up to 100% of each 2015 MIP Grant was to vest at the time payments were made under the 2015 MIP. The number of shares vesting under a given 2015 MIP Grant was to be determined by multiplying the Chosen Percentage by the holder's MIP Payout, dividing the result by the stock price at the time of the 2015 MIP Grant and rounding to the nearest whole share, with any shares underlying the 2015 MIP Grant that do not vest at this time being forfeited. The balance of the MIP Payout for the individual in the previous sentence is to be in cash after deducting the value of the vested portion of the 2015 MIP Grant as calculated in the previous sentence. For example, if a participating Executive Officer had a Chosen Percentage of 45% and the stock price at the time of the MIP Grant was $22.50 and subsequently was awarded an MIP Payout of $100,000, he or she would vest up to 2,000 shares of the affiliated MIP Grant (45% times $100,000 divided by $22.50), and assuming the affiliated MIP Grant was at least 2,000 shares he or she would receive $55,000 in cash ($100,000 minus 2,000 shares times $22.50). In the table named "Grants of Plan-Based Awards" below, we list potential cash payouts under the 2015 MIP to the Named Executive Officers, under "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" and 2015 MIP Grants that had the potential to vest under "Estimated Future Payouts Under Equity Incentive Plan Awards". These amounts are adjusted for the Chosen Percentages for each Named Executive Officer. Under the 2015 MIP, Chosen Percentages were 45%, 35%, 40% and 50% for Mr. Napolitano, Dr. McGinley, Dr. Wisnewski and Mr. Eyl, respectively. All "Threshold" MIP Payouts assume a zero MIP Payout due to performance at a baseline level. All "Target" MIP Payouts are as defined above. All "Maximum" MIP Payouts is listed at the maximum of 200% of Incentive Target for a given participant.

At a Committee meeting in March 2016, the Committee reviewed the Company's financial performance, which translated to approximately 109% of 2015 MIP Goal and discussed Mr. Wilson's recommendations regarding MIP Payouts with Mr. Wilson. The cash MIP Payouts to MIP-eligible Named Executive Officers are listed in the "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" below for Mr. Napolitano, Dr. McGinley, Dr. Wisnewski and Mr. Eyl. 2,868 shares from Mr. Napolitano's 2015 MIP Grant were vested, 1,004 of which were withheld for tax. 2,033 shares from Dr. McGinley's 2015 MIP Grant were vested, 757 of which were withheld for tax. 2,054 shares from Dr. Wisnewski's 2015 MIP Grant were vested. 2,539 shares from Mr. Eyl's 2015 MIP Grant were vested, 929 of which were withheld for tax. The vested value of the 2015 MIP Grants as calculated above is included in

"Stock Compensation" in the "Summary Compensation Table" below for Mr. Napolitano, Dr. McGinley, Dr. Wisnewski and Mr. Eyl.

In March 2016, after reviewing and discussing with Management the Company's 2015 financial results and 2016 budget, the Committee agreed to adopt the 2016 MIP with the following parameters:

Parameter	Result
Category Percentages	Executive Vice President-level: 40% Other Officers: 35%
Plan Allocation	50% Company Performance/50% Individual Performance
Key Parameters	Pre-MIP Target Income ("PMTI"), which is Pre-MIP Operating Income excluding certain specified items, and Revenue
Payout Structure
Funding starts at $9.8 million of PMTI and $106 million in Revenue
Target funding of $1.3 million at $11.5 million of PMTI and $115 million of Revenue (76.5% share of PMTI above initial threshold)
Interpolated between various levels above and below target funding, subject to PMTI interpolation
Total MIP Payouts Capped at $1.95 million
Maximum MIP Payout of 200% of Incentive Target for a given participant
Executive Vice President-level participants may elect to receive up to 50% of MIP Payout in Restricted Stock, subject to a 2,500 share maximum

In March 2016, each of Mr. Napolitano, Dr. McGinley, Dr. Wisnewski and Mr. Eyl received a 2016 MIP Grant of 2,500 shares. Under the 2016 MIP, Chosen Percentages were 45%, 50%, 40% and 50% for Mr. Napolitano, Dr. McGinley, Dr. Wisnewski and Mr. Eyl, respectively.

Long-Term Equity Compensation. Historically, we have used stock options to provide long-term equity compensation to our Executive Officers. The Committee is responsible for determining the number and terms of options, or other forms of long-term equity compensation, to be granted to Executive Officers, taking into account such factors as individual and Company performance, policies regarding cash compensation and practices of Comparable Companies. Options granted to Executive Officers have exercise prices equal to fair market value (closing price) at the time of grant and expire within ten years from the time of grant. Any vesting ceases and the vested portion of options must be exercised within a certain period should an Executive Officer leave Heska's service (subject to any rights to partial acceleration of vesting upon termination without cause under employment agreements). Accordingly, option grants will provide a return to an Executive Officer only if said Executive Officer continues to work for the benefit of the Company and only if Heska's market price per share appreciates over the option term. We believe that these provisions help both to retain qualified employees and to motivate them to achieve long-term increases in stock value, providing continuing benefits to the Company and its stockholders beyond those in the year of grant. Stock options grants generally have had 4-year monthly vesting when granted, although this practice could change in the future. While it appears stock options will remain the core component of long-term equity compensation in the near future, it is possible the Committee will choose to use restricted stock, restricted stock units, some other form of long-term equity compensation or some combination of the foregoing with or without stock options in the future. The Committee may choose to use a greater share of equity in executive compensation than in the past.

In December 2012, after reviewing relevant data, the Committee approved a grant of stock options to certain Executive Officers of the Company. The Committee considered individual performance, overall corporate performance, the fact that Executive officer salaries were considered frozen and the fact that no 2012 MIP Payout was expected to occur. Grants were generally above or at the same level as in 2011.

In February 2013, Mr. Napolitano was awarded an option grant due to his performance in negotiating the Acquisition. Mr. Wilson received an option grant as a new Executive Officer under the Acquisition. In November 2013, the Committee noted that Heska Executive Officers were to receive no raises in 2014 and that the MIP Payouts were well below target. The Committee decided to grant Executive Officers larger than typical grants in light of the cash implications of flat salaries and relatively small MIP Payouts recently.

In March 2014, Mr. Wilson and Dr. Grieve were awarded restricted stock awards under the Wilson Agreement and the Grieve Agreement, respectively. In May 2014, Mr. Wilson was awarded a further restricted stock award under the Wilson Agreement following approval of the Company's stockholders. See "Wilson Employment Agreement", "Grieve Employment Agreement" and "Transition of Chief Executive Officer Role" below for more detail. In May 2014, Mr. Eyl was awarded an option grant in conjuction with his joining the Company as Executive Vice President, Commercial Operations. In December 2014, the Committee awarded option grants which were generally below the levels of comparable grants in 2013 as the factors considered in 2013 did not recur in 2014.

In March 2015, following a discussion with Mr. Wilson at its February 2015 meeting regarding Mr. Wilson's preferred approach to the compensation of management and key individuals, the Committee approved Performance Grants to certain Executive Officers. The Performance Grants are to cliff vest three years following issuance, subject to the Company achieving $7 million in Operating Cash Flow, as defined in the underlying restricted stock grant agreement, in at least one of 2015, 2016 or 2017. The Company met the Operating Cash Flow requirement based on its 2015 financial results. The Company generally targeted Performance Grants to the Executive Officer's annual salary. Mr. Napolitano and Dr. McGinley each received 12,863 shares in Performance Grants, Dr. Wisnewski received 10,892 shares in Performance Grants and Mr. Eyl received 5,446 shares in Performance Grants.

On September 2015, Mr. Napolitano was awarded an option grant in conjunction with his being named Chief Operating Officer effective October 1, 2015. In December 2015, the Committee awarded option grants listed in "Grants of Plan-Based Awards" below. These grants were generally at the same level as in 2014 with the exception of Mr. Napolitano, who received a larger amount for his acknowledged expanded role and Mr. Eyl, who received a larger amount based on performance.

Other Benefits, Compensation or Arrangements

"All Other Compensation" in the "Summary Compensation Table" below represent matching funds received by each of our Named Executive Officers under our 401(k) plan, which is open to all employees, as well as life insurance and short-term and long-term disability premiums. We have historically provided a 25% match of 401(k) contribution limits (up to a certain maximum).

All of our Named Executive Officers had employment contracts in 2013, 2014 and 2015. These employment agreements entitle Named Executive Officers to payments based on salary, continuing medical benefits for a given period and immediate vesting of unvested options in certain circumstances. Payments based on salary are typically paid monthly. The Committee believes these are common, in line with the experience of the Committee for executives at other companies and are intended to provide Executive Officers with additional resources to seek a comparable job, which is unlikely to be a rapid process given the level of employment, in these certain circumstances, such as an acquisition. These employment contracts are intended to provide the Named Executive Officers with protections appropriate for, and in line with, those received by comparable executives at companies similar to Heska. Periodically, we review these agreements versus market benchmarks.

Transition of Chief Executive Officer Role

Our Board of Directors has expressed a high degree of interest in focusing the Company on growth opportunities for several years. Cognizant of this and following discussions with Mr. Wilson, Dr. Grieve raised the possibility with other Board members in November 2013 of Mr. Wilson becoming Chief Executive Officer, with Dr. Grieve acting in an Executive Chairman role for a transition period. Dr. Grieve noted the very positive commercial impact Mr. Wilson had made on the Company in less than a year as President and Chief Operating Officer, as well as Mr. Wilson's experience in generating strong growth at his prior company, Sound Technologies, Inc. Following discussions and diligence by the Committee as well as individual Board members, the Board discussed this notion in depth at an in-person Board meeting on February 19, 2014 and decided to proceed. The Board discussed the short term needs of the Company with such a change, including the need for strong corporate governance due to the potential conflict of interest for the Imaging Minority, including Mr. Wilson, during the period in which the Imaging Minority holds an option to sell its interest in Heska Imaging to Heska Corporation, as well as the desire to have Mr. Wilson focus on commercial matters, rather than investor relations, in the short term. The Board also discussed the potential longer term benefits of Dr. Grieve's judgment, experience in running a small animal health public company, industry contacts and scientific acumen. The Board decided Dr. Grieve's knowledge of the Company and the history and relationship with the Imaging Minority as well as experience in managing investors and knowledge of the Company's investor base were a strong fit with the Company's short-term needs. The Board decided a consulting contract following a three-year employment term was the best way to access Dr. Grieve's potential contribution for the longer term. During an executive session of the Board on February 19, 2014, where Dr. Grieve was not present, the Board voted four (4) to one (1), with Ms. Wrenn in dissent, to offer Dr. Grieve a new employment agreement and a consulting agreement with certain economic terms. The Board also authorized Mr. Aylesworth to negotiate with Dr. Grieve to finalize these agreements. Mr. Aylesworth was ultimately able to obtain agreement with Dr. Grieve on March 26, 2014 for contractual arrangements with economics substantially similar to the terms proposed on February 19, 2014. Later in the day on February 19, 2014, the Committee met and unanimously agreed to offer Mr. Wilson a new employment agreement with certain economic terms. The Committee also authorized Mr. Gordon to negotiate with Mr. Wilson to finalize this agreement. Mr. Gordon was ultimately able to obtain agreement with Mr. Wilson, which was approved by the Committee in a telephonic meeting on March 25, 2014. Mr. Wilson and Mr. Aylesworth signed the resulting agreement one day later, on March 26, 2014.

Grieve Employment Agreement and Consulting Agreement

The Committee hired the Consultant to advise on "Executive Chair" compensation. The Consultant provided a report on Executive Chair compensation, including data such as a ratio of Executive Chair compensation as a percent of Chief Executive Officer compensation for the following companies: Allscrips Healthcare, Aviat Networks, Bio-Rad Laboratories, comScore, Daktronics, EMCORE, Finisar, Genomic Health, Integrated Silicon Solution, inTEST, Linear Technology, Neonode, Qlogic, QuickLogic, Syntel, Tellabs and VOXX International. In proposing terms for and negotiating Dr. Grieve's new employment agreement, the Board was aware that, if he were to be replaced as CEO, Dr. Grieve had the right to simply resign and collect certain severance, benefits and accelerated vesting of equity under his then existing employment agreement, and therefore a more attractive package would be required to retain Dr. Grieve's services. Dr. Grieve indicated he was interested in a package which was more restricted stock-weighted than the Company had utilized historically. Members of the Board and the Committee ultimately felt that this would best align Dr. Grieve's interest with stockholder interest.

Dr. Grieve agreed to an employment agreement with the following components on March 26, 2014. The term of Dr. Grieve's employment agreement was to expire on April 30, 2017. Beginning immediately following the filing of the Company's 10-K, which occurred on March 31, 2014, Dr. Grieve was to serve as

Executive Chair of the Company for a monthly base salary of $39,655 through April 30, 2014, $27,750 from May 1, 2014 to April 30, 2015, $24,500 from May 1, 2015 to April 30, 2016 and $21,000 from May 1, 2016 to April 30, 2017. The declining salary over time reflected the Board's expectation that Dr. Grieve would transition an increasing level of investor relations-related and other responsibilities to Mr. Wilson over time. Our Board agreed to nominate Dr. Grieve for election to a three-year term as director at the 2014 Annual Meeting. In lieu of the severance payments, benefits and accelerated vesting of equity he could otherwise have received under his then current employment agreement, and cognizant of the time value of money, Dr. Grieve was to receive a one-time cash payment of (i) $475,000 thousand (the "Termination Payment") on April 30, 2017 and (ii) $350,000 in shares of restricted stock which was to vest in full on April 30, 2017, subject to the terms and conditions of the related award agreements. On March 26, 2014, 40,000 shares of restricted stock were granted to Dr. Grieve based on the closing market price on that day pursuant to this restricted share grant. Dr. Grieve was eligible to participate in the Company's 2014 MIP with a Category Percentage of 40% (50% for the first four months of the year and 35% for the last eight months of the year). In lieu of MIP participation in 2015 and 2016, Dr. Grieve agreed to receive $50,000 and $25,000, respectively, in shares of restricted stock which is to vest in full on April 30, 2017, subject to the terms and conditions of the related award agreement. On March 26, 2014, 5,715 shares and 2,857 shares, respectively, of restricted stock were granted to Dr. Grieve based on the closing market price on that day pursuant to these restricted share grants. Other than in special circumstances, Dr. Grieve was not to receive periodic equity grants normally made to executives of the Company. In lieu of such grants, Dr. Grieve received 15,000 shares of restricted stock on March 26, 2014 which was to vest in full on April 30, 2017, subject to the terms and conditions of the related award agreement. The issuance of shares to Dr. Grieve under the Grieve Agreement is the reason for the increase in "Stock Awards" column of the "Summary Compensation Table" below in 2014 as compared to zero in 2013 and 2015.

Dr. Grieve was to devote such business efforts and time as Dr. Grieve reasonably determined was required to carry out his duties. It was not intended that the role of Executive Chair be a full-time position. Other than as described above, Dr. Grieve was to be eligible to participate in the health and other benefit programs generally available to the Company's Executive Officers. Should Dr. Grieve have resigned for Good Reason, as defined in the employment agreement, or have been terminated without Cause, as defined in the employment agreement, or due to Dr. Grieve's death or disability, he would have been entitled to (1) accelerated payment of the Termination Payment within ten days thereof, (2) continued monthly payments equal to the base salary Dr. Grieve would have been entitled to under his employment agreement until the earlier of April 30, 2017 or twenty-four months from the date of resignation or termination, (3) continued benefits for Dr. Grieve and his eligible dependents through April 30, 2017 or an earlier date of employment by another employer providing comparable benefits, and (4) accelerated vesting of all or some of the aforementioned awards of shares of restricted stock, depending on the date of resignation or termination.

We also executed a consulting agreement with Dr. Grieve on March 26, 2014. This consulting agreement was to be effective upon the time Dr. Grieve's employment agreement with us expired or was terminated for any reason and is to continue for a period of five years with Dr. Grieve serving as an independent contractor consultant to the Chair of the Board of the Company, or to the Chief Executive Officer at the Chair's request, at an annual consulting fee of $100,000. Dr. Grieve is to assign all Creations and Intellectual Property Rights in Works of Authorship, as defined in the consulting agreement, to the Company throughout the term of the consulting agreement, and be subject to customary non-competition and nonsolicitation language under the consulting agreement. Under the consulting agreement, Dr. Grieve is to participate in the health benefit programs generally available to the Company's Executive Officers, or receive equivalent benefits if ineligible, but shall not be eligible to participate in those benefit programs available to employees for which an independent contractor is ineligible.

Grieve Separation and Release Agreement

Effective on October 1, 2015, the Employment Agreement (Executive Chair) between the Company and Robert B. Grieve, Ph.D. dated effective as of March 26, 2014 (the "Grieve Agreement") was terminated and, in connection therewith, the Company entered into a Separation and Release Agreement dated as of October 1, 2015 (the "Release Agreement") with Dr. Grieve. Pursuant to the Release Agreement, Dr. Grieve provided to the Company a full and unconditional general release of any and all claims or causes of action, known or unknown, that Dr. Grieve may have against the Company and resigned from the Company's Board of Directors, and the Company agreed to treat the termination of the Grieve Employment Agreement as a termination without cause entitling Dr. Grieve to the accelerated payments and other benefits associated therewith, including the immediate vesting of 55,715 shares, 14,373 of which were withheld for tax. As a result of the termination of the Grieve Agreement, and as acknowledged in the Release Agreement, effective October 1, 2015, Dr. Grieve began serving as a consultant to the Company pursuant to the Consulting Agreement (Founder Emeritus) dated as of March 26, 2014.

Wilson Employment Agreement

The Committee hired the Consultant to advise on Mr. Wilson's compensation as Chief Executive Officer and President. Mr. Wilson expressed a strong preference for upfront restricted stock grants in lieu of other forms of compensation. The Consultant advised a majority of such compensation be subject to vesting based on performance. Members of the Board and the Committee ultimately felt that this would best align Mr. Wilson's interest with stockholder interest.

Mr. Wilson agreed to an employment agreement with the following components on March 26, 2014. The term of Mr. Wilson's employment agreement is to expire on March 26, 2018. Beginning immediately following the filing of the Company's 10-K, which occurred on March 31, 2014, Mr. Wilson began to serve as Chief Executive Officer and President of the Company for an annual base salary of $275,000. Our Board agreed to nominate Mr. Wilson for election to a three-year term as director at the 2014 Annual Meeting as well as for future election when Mr. Wilson's then existing term is set to expire. Mr. Wilson was eligible to participate in the Company's 2014 MIP based on service from January 1, 2014 to March 31, 2014 at a Category Percentage of 35% but not for service after becoming Chief Executive Officer, which translated to a Category Percentage of less than 9% for full year 2014. Pursuant to the employment agreement, the Company granted Mr. Wilson 110,000 shares of restricted stock (the "Time Grant") which were to vest as follows, subject to the terms and conditions of the related award agreement: (i) 27,500 shares on the six month anniversary of the employment agreement on September 26, 2014 and (ii) 27,500 shares on each of March 26, 2015, March 26, 2016 and March 26, 2017. Other than in special circumstances, Mr. Wilson is not to receive periodic equity grants normally made to executives of the Company.

In addition, the Company's stockholders approved a 130,000 share restricted stock grant to Mr. Wilson (the "Contract Grant") at our 2014 Annual Meeting. The Contract Grant, subject to the terms and conditions of the related award agreement was to vest in ten (10) performance-based tranches - five of which were to be based on the market price of the Company's Common Stock reaching targeted thresholds based on a 90 trading day trailing average and five of which were to be based on Adjusted EBITDA, as defined in the employment agreement, reaching certain targeted thresholds. Based on 2014 performance, Mr. Wilson vested all five tranches based on Adjusted EBITDA and one of five tranches based on the market price of the Company's Common Stock. The remaining four tranches based on the market price of the Company's Common Stock vested during 2015.

The issuance of shares to Mr. Wilson under the Wilson Agreement is the reason for the increase in "Stock Awards" column of the "Summary Compensation Table" below in 2014 as compared to zero in 2013. The expensing of shares issued to Mr. Wilson under the Wilson Agreement is responsible for the increase in "Stock Awards" column of the "Historical Compensation Table" below in 2014 from zero in 2013; the "Stock Awards" expense decreased in 2015 as compared to 2014 as fewer shares vested and the awards based on the market price of the Company's stock that vested in 2015 had a lower value per share recognized for financial reporting purposes than the awards that vested in 2014.

Under his employment agreement, Mr. Wilson is to devote full business time hours, as well as other such attention, skills, time and business efforts to the Company as are necessary to act as Chief Executive Officer and President; provided, however, that Mr. Wilson may perform part-time management activities for Cuattro, LLC, Cuattro Software, LLC, Cuattro Medical, LLC, and Cuattro Veterinary, LLC as long as such services do not adversely affect Mr. Wilson's obligations to the Company. With the exception of the typical periodic equity grants to executives of the Company and the MIP, Mr. Wilson will be eligible to participate in other benefits offered to other senior executives of the Company, including any Company sponsored 401(k) or retirement plan, in accordance with (and subject to the legal limitations of) benefit plans, policies and arrangements that may exist from time to time. Should Mr. Wilson resign for Good Reason or be terminated without Cause (other than in a connection with a Change of Control) or be terminated due to Mr. Wilson's death or Disability, with capitalized terms having the defined meaning in his employment agreement, he is to be entitled to a payment of an amount equal to six months' base salary. Should Mr. Wilson resign for Good Reason or be terminated without Cause in connection with a Change of Control, with capitalized terms having the defined meaning in the employment agreement, of the Company, Mr. Wilson is to be entitled to (1) a payment of an amount equal to 12 months' base salary, (2) the vesting of a portion of the Time Grant shares based on the amount of time served in the current vesting period preceding the next Time Grant vesting date as a percent of the total length of the current vesting period and (3) the vesting of certain Contract Grant shares if the consideration paid in the Change of Control reaches one or more of the aforementioned market price thresholds.

Compensation Tax Deductibility

The Committee is also sensitive to, and tries to optimize, tax implications. It is our policy generally to qualify compensation paid to Executive Officers for deductibility under Section 162(m) of the Code when possible. The Master Document is designed to qualify compensation paid to Executive Officers for deductibility under Section 162(m) of the Code. However, the Committee reserves the discretion to pay compensation to its Executive Officers that may not be tax deductible.

In summary, as Heska Corporation continues to evolve, Heska's Executive Compensation is evolving. The Committee endeavors to find the proper level and balance of base salary, performance-based incentive compensation, long-term equity incentive compensation and other forms of compensation.

Historical and Summary Compensation Tables
The following table sets forth compensation for services rendered in all capacities to us during 2013, 2014 and 2015 by Kevin S. Wilson, who served as our Chief Executive Officer throughout 2015, Jason A. Napolitano, who served as our Chief Financial Officer throughout 2015, and our three other most highly compensated Executive Officers for the fiscal year ended December 31, 2015 (the "Listed Executive Officers"). The following table represents compensation recognized for financial reporting purposes for each of the Listed Executive Officers in a given year. The "Stock Awards" column lists the cost of restricted stock granted to each of the Listed Executive Officers recognized for financial reporting purposes. The "Option Awards" column lists the cost of options granted to each of the Listed Executive Officers recognized for financial reporting purposes . In general, restricted stock and stock options are valued at the time of grant with the corresponding cost amortized ratably over the corresponding option vesting period.
Historical Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)	Total ($)
Kevin S. Wilson (7) Chief Executive Officer and President	2015 2014 2013	275,000 260,250 196,401	— — —	489,075 1,247,185 —	23,637 23,637 8,976	— 18,579 16,211	— — —	7,805 7,532 4,730	795,517 1,557,183 226,318
Jason A. Napolitano (8) Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary	2015 2014 2013	316,775 271,302 289,547	— — —	142,313 — —	59,825 37,491 31,107	84,501 103,506 23,974	— — —	7,646 7,521 7,421	611,059 419,820 352,049
Michael J. McGinley, Ph.D.(9) President, Biologicals & Pharmaceuticals	2015 2014 2013	309,175 300,105 319,839	— — —	122,189 — —	58,033 41,347 34,107	90,963 110,845 26,520	— — —	8,897 8,685 8,560	589,258 460,982 389,026
Nancy Wisnewski, Ph.D. Executive Vice President, Product Development and Customer Service	2015 2014 2013	260,104 233,750 254,537	— — —	111,480 — —	44,482 33,845 27,034	74,243 88,513 20,656	— — —	8,392 8,081 3,178	498,701 364,189 305,405
Steven M. Eyl (10) Executive Vice President, Commercial Operations	2015 2014 2013	261,458 250,000 124,551	— — —	92,179 — —	32,181 15,922 4,722	61,168 95,232 13,921	— — —	7,980 8,088 2,308	454,967 369,242 145,503

The following table sets forth compensation for services rendered in all capacities to us during 2013, 2014 and 2015 by the Listed Executive Officers and Robert B. Grieve, Ph.D., our former Executive Chair who would have been one of our three most highly compensated Executive Officers for the fiscal year ended December 31, 2015 had he been an employee and Executive Officer of the Company at year end (collectively, the "Named Executive Officers"). The following table contains the same information as above with the exception of the columns entitled "Stock Awards" and "Option Awards." "Stock Awards" in the following table represent the grant day value for all stock grants for a given individual in a given year rather than the cost of stock grants for such individual recognized in such year for financial reporting purposes. "Option Awards" in the following table represent the grant date option value for all stock options granted to a given individual in a given year rather than the cost of stock option grants for such individual recognized in such year for financial reporting purposes.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)	Total ($)
Kevin S. Wilson (7) Chief Executive Officer and President	2015 2014 2013	275,000 260,250 196,401	— — —	— 2,037,042 —	— — 94,612	— 18,579 16,211	— — —	7,805 7,532 4,730	282,805 2,323,403 311,954
Jason A. Napolitano (8) Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary	2015 2014 2013	316,775 271,302 289,547	— — —	379,117 — —	279,284 81,644 65,400	84,501 103,506 23,974	— — —	7,646 7,521 7,421	1,067,323 463,973 386,342
Michael J. McGinley, Ph.D.(9) President, Biologicals & Pharmaceuticals	2015 2014 2013	309,175 300,105 319,839	— — —	358,994 — —	170,041 81,644 48,046	90,963 110,845 26,520	— — —	8,897 8,685 8,560	938,070 501,279 402,965
Nancy Wisnewski, Ph.D. Executive Vice President, Product Development and Customer Service	2015 2014 2013	260,104 233,750 254,537	— — —	311,999 — —	133,604 64,149 43,241	74,243 88,513 20,656	— — —	8,392 8,081 3,178	788,341 394,493 321,612
Steven M. Eyl (10) Executive Vice President, Commercial Operations	2015 2014 2013	261,458 250,000 124,551	— — —	192,439 — —	170,041 64,149 63,733	61,168 95,232 13,921	— — —	7,980 8,088 2,308	693,086 417,469 204,514
Robert B. Grieve, Ph.D. (11) former Executive Chair	2015 2014 2013	234,631 380,620 507,970	— — —	— 556,255 —	— — 96,092	— 157,010 60,072	— — —	584,776 13,699 12,795	819,407 1,107,554 676,929
______________________

(1)	Salary includes amounts, if any, deferred pursuant to 401(k) arrangements. Also includes vacation accruals paid in cash in 2013.
(2)	Represents cost recognized in each year for financial reporting purposes.
(3)
Grant date fair value of option awards and stock awards with market conditions are based on valuation techniques required by Option Accounting Rules.  Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results.  The option valuation used for accounting and/or financial reporting purposes does not necessarily represent the value any individual recipient would place on an option award.  In addition, Option Accounting Rules prohibits some valuation techniques which may be useful in certain circumstances.  A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2015 in our Note 8 of the Notes to Consolidated Financial Statements.

(4)	Represents grant date fair value.
(5)	Amounts earned pursuant to cash payouts under our Management Incentive Plans. Amounts indicated are for year in which compensation was earned.
(6)	Includes life insurance premiums, short-term and long-term disability premiums and 401(k) match.
(7)
Mr. Wilson joined the Company as President and Chief Operating Officer on February 24, 2013 and became Chief Executive Officer and President immediately following the filing of our Annual Report on 10-K on March 31, 2014.

(8)
Mr. Napolitano served as our Executive Vice President, Chief Financial Officer and Secretary from February 2009 to October 2015 and as our Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary thereafter.

(9)	Dr. McGinley served as our President and Chief Operating Officer from January 2009 to February 2013 and as President, Biologicals & Pharmaceuticals thereafter.
(10)	Mr. Eyl joined the Company as Executive Vice President, Commercial Operations in May 2013.
(11)
Dr. Grieve served as our Chairman/Chair of the Board and Chief Executive Officer from May 2000 to until immediately after the filing of our Annual Report on Form 10-K on March 31, 2014, when he assumed the role of Executive Chair. Dr. Grieve resigned as Executive Chair and as a member of the Board of Directors of the Company effective October 1, 2015. "All Other Compensation" includes a termination payment, severance payments and consulting fees for Dr. Grieve in 2015.

Grants of Plan-Based Awards in Last Fiscal Year
The following table shows all grants of options to acquire shares of our common stock granted in the fiscal year ended December 31, 2015 to the Named Executive Officers.
Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Kevin S. Wilson	—	—	—	—	—	—	—	—	—	—	—
Jason A. Napolitano	3/17/2015	—	67,497	134,994	—	2,291	4,583	—	—	—	55,213
	3/17/2015	—	—	—	—	12,863	12,863	—	—	—	309,998
	9/25/2015	—	—	—	—	—	—	—	5,000	32.21	48,514
	12/29/2015	—	—	—	—	—	—	—	19,000	39.76	230,770
Michael J. McGinley, Ph.D	3/17/2015	—	80,387	160,773	—	1,796	3,592	—	—	—	43,284
	3/17/2015	—	—	—	—	12,863	12,863	—	—	—	309,998
	12/29/2015	—	—	—	—	—	—	—	14,000	39.76	170,041
Nancy Wisnewski, Ph.D.	3/17/2015	—	62,421	124,841	—	1,727	3,454	—	—	—	41,621
	3/17/2015	—	—	—	—	10,892	10,892	—	—	—	262,497
	12/29/2015	—	—	—	—	—	—	—	11,000	39.76	133,604
Steven M. Eyl	3/17/2015	—	52,286	104,573	—	2,170	4,340	—	—	—	52,297
	3/17/2015	—	—	—	—	5,446	5,446	—	—	—	131,249
	12/29/2015	—	—	—	—	—	—	—	14,000	39.76	170,041
Robert B. Grieve, Ph.D.	—	—	—	—	—	—	—	—	—	—	—
 ________________________

(1)	All compensation in these columns is related to the Company's 2015 MIP. Cash amounts differ from stated Targets due to the 2015 Chosen Percentage selected by different individuals.

(2)
One-forty-eighth (1/48th) of the total options granted become vested and exercisable each month from the grant date until options granted have vested in full on the four-year anniversary of the grant date.  Each option was granted with an exercise price equal to 100% of the fair market value of our stock on the date of grant as determined by our Compensation Committee, and has a term of one day less than ten years, subject to earlier termination in certain events related to termination of employment.

(3)
Grant date fair value of option awards are based on valuation techniques required by Option Accounting Rules.  Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results.  The option valuations used for accounting and/or financial reporting purposes do not necessarily represent the value any individual recipient would place on an option award.  In addition, Option Accounting Rules prohibit some valuation techniques which may be useful in certain circumstances.  A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2015 in our Note 8 of the Notes to Consolidated Financial Statements.

Outstanding Equity Awards at Fiscal Year-End

The following table shows unexercised stock options held at the end of fiscal year ended December 31, 2015 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin S. Wilson	13,020	11,980	—	7.36	11/20/2023	55,000 (3)	2,127,400	—	—
	7,791	3,209	—	8.35	2/23/2023	—	—	—	—
Jason A. Napolitano	—	19,000	—	39.76	12/28/2025	—	—	12,863 (4)	497,541
	312	4,688	—	32.21	9/24/2025	—	—	4,583 (5)	110,934(5)
	3,500	10,500	—	18.13	12/30/2024	—	—	—	—
	10,416	9,584	—	7.36	11/20/2023	—	—	—	—
	3,895	1,605	—	8.38	2/19/2023	—	—	—	—
	7,500	2,500	—	8.55	12/18/2022	—	—	—	—
	10,000	—	—	6.90	12/11/2021	—	—	—	—
	13,500	—	—	4.96	12/30/2020	—	—	—	—
	14,000	—	—	4.50	11/9/2019	—	—	—	—
	12,000	—	—	4.40	11/3/2018	—	—	—	—
	11,000	—	—	18.30	12/30/2017	—	—	—	—
	9,000(6)	—	—	17.17	11/16/2016	—	—	—	—
Michael J. McGinley, Ph.D.	—	14,000	—	39.76	12/28/2025	—	—	12,863 (4)	497,541
	3,500	10,500	—	18.13	12/30/2024	—	—	3,592 (5)	78,636 (5)
	10,416	9,584	—	7.36	11/20/2023	—	—	—	—
	11,250	3,750	—	8.55	12/18/2022	—	—	—	—
	15,000	—	—	6.90	12/11/2021	—	—	—	—
	13,500	—	—	4.96	12/30/2020	—	—	—	—
	14,000	—	—	4.50	11/9/2019	—	—	—	—
	5,227	—	—	4.40	11/3/2018	—	—	—	—
	3,000	—	—	14.00	4/17/2018	—	—	—	—
	7,000	—	—	18.30	12/30/2017	—	—	—	—
	6,000(6)	—	—	17.17	11/16/2016	—	—	—	—
Nancy Wisnewski, Ph.D.	—	11,000	—	39.76	12/28/2025	—	—	10,892 (4)	421,303
	2,750	8,250	—	18.13	12/30/2024	—	—	3,454 (5)	79,449(5)
	9,375	8,625	—	7.36	11/20/2023	—	—	—	—
	7,500	2,500	—	8.55	12/18/2022	—	—	—	—
	10,000	—	—	6.90	12/11/2021	—	—	—	—
	7,500	—	—	6.76	5/1/2021	—	—	—	—
	6,000	—	—	4.96	12/30/2020	—	—	—	—
	6,000	—	—	4.50	11/9/2019	—	—	—	—
	1,000	—	—	5.00	9/13/2019	—	—	—	—
	5,000	—	—	4.40	11/3/2018	—	—	—	—
	7,000	—	—	18.30	12/30/2017	—	—	—	—
	6,000(6)	—	—	17.17	11/16/2016	—	—	—	—
Steven M. Eyl	—	14,000	—	39.76	12/28/2025	—	—	5,446 (4)	210,651
	2,750	8,250	—	18.13	12/30/2024	—	—	4,340 (5)	98,209 (5)
	6,623	8,146	—	7.36	11/20/2023	—	—	—	—
	1,093	2,657	—	8.26	5/14/2023	—	—	—	—
Robert B. Grieve, Ph.D.	20,833	19,167	—	7.36	11/20/2023	7,857 (7)	303,909	—	—
	18,750	6,250	—	8.55	12/18/2022	—	—	—	—
	25,000	—	—	6.90	12/11/2021	—	—	—	—
	14,438	—	—	4.96	12/30/2020	—	—	—	—
	7,583	—	—	4.50	11/9/2019	—	—	—	—
	1,250	—	—	4.40	11/3/2018	—	—	—	—
	29,999	—	—	18.30	12/30/2017	—	—	—	—
	9,999	—	—	17.17	11/16/2016	—	—	—	—
______________________________

1.
Unless otherwise noted, all unexercisable options are to vest and become exercisable in equal monthly amounts until the final monthly vesting date, when all options will be vested and exercisable, which is to occur one day following the day six years prior to the listed option expiration date.

2.	Options are subject to earlier termination in certain events related to termination of service.

3.	To vest in two equal tranches on each of March 26, 2016 and March 26, 2017, subject to other vesting provisions in Mr. Wilson's employment agreement.

4.
Restricted stock grant for which the underlying performance condition was met based on the Company's 2015 financial performance and which is to vest on March 17, 2018, subject to other vesting provisions in the related restricted stock grant agreement.

5.
Restricted stock grant related to the Company's 2015 MIP, a portion of which vested on March 2, 2016 at which time the balance was forfeited. Total restricted stock grant shares are shown. Dollar value is based on the number of shares that vested on March 2, 2016 multiplied by the $38.68 closing price per share of our stock on December 31, 2015.

6.
Includes outstanding options to purchase an aggregate of 1.0 fractional share resulting from the Company's December 2010 1-for-10 reverse stock split.  The Company intends to issue whole shares only from option exercises.

7.	To vest in full on April 30, 2016, subject to Dr. Grieve's continued service under his Consulting Agreement (Founder Emeritus) with the Company through that date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
The following table shows aggregate exercises of options to purchase our common stock and vesting of shares in the fiscal year ended December 31, 2015 for each of the Named Executive Officers.

Option Exercises and Stock Vested3

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Kevin S. Wilson	—	—	79,500	2,158,770
Jason A. Napolitano	46,500	859,185	—	—
Michael J. McGinley, Ph.D.	9,499	211,976	—	—
Nancy Wisnewski, Ph.D.	19,500	349,895	—	—
Steven M. Eyl	5,981	133,123	—	—
Robert B. Grieve, Ph.D.	68,203	1,237,709	55,715	1,702,093

The closing market price per share of our stock at our fiscal year-end on December 31, 2015 was $38.68.

Potential Payments Upon Termination or Change-in-Control
The following table summarizes the potential payments and benefits payable to each of the Listed Executive Officers upon termination of employment or in connection with a change-in-control under each situation listed below, assuming, in each situation, that our Listed Executive Officers were terminated on December 31, 2015 as determined under the terms of our plans and arrangements as in effect on December 31, 2015.

Payments Upon Termination (Without a Change-in-Control). Pursuant to an employment agreement in effect on December 31, 2015 with each of Messrs. Wilson, Napolitano and Eyl and Drs. McGinley and Wisnewski, in the event he or she is involuntarily terminated, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below.

Payments Upon Change-in-Control. Pursuant to an employment agreement in effect on December 31, 2015 with each of Messrs. Wilson, Napolitano and Eyl and Drs. McGinley and Wisnewski, in the event he or she is terminated in connection with a change-in-control he or she is entitled to receive amounts earned during the term of his or her employment. Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below. Mr. Wilson is also entitled to pro rata vesting of the Time Grant under the Wilson Agreement if terminated in connection with a change-in-control. Pursuant to his employment agreement each of Mr. Napolitano and Dr. McGinley are entitled to accelerated vesting of all equity awards if terminated upon a change-in-control. In addition, as provided in the underlying plan documents, all MIP Participants, including Executive Officers, are entitled to a prorated target MIP Payout upon a change-in-control and stock options issued to an employee under our standard stock option agreement for both our 1997 Incentive Stock Plan and our 2003 Equity Incentive Plan, which applies to all options held by our Executive Officers, are to vest in full if the employee, including any such employee who is an Executive Officer, is terminated in connection with a change-in-control, as defined. Our Performance Grants vest upon a change-in-control, as defined.

Payments Upon Death or Disability. In the event of death or disability, Messrs. Wilson, Napolitano and Eyl and Drs. McGinley and Wisnewski are each entitled to receive the death benefits under our life insurance plan or the disability benefits under our disability plan, as appropriate, as set forth below. Mr. Wilson, under his employment contract, is entitled to certain medical benefits in the case of disability or death. In addition, as provided in the underlying Master Document, an MIP Participant who dies, including an Executive Officer, is entitled to a prorated MIP Payout to his or her designated beneficiary, and stock options issued to an employee under our standard stock option agreement for both our 1997 Incentive Stock Plan and our 2003 Equity Incentive Plan, which applies to all options held by our Executive Officers, are to vest in full if the employee, including any such employee who is an Executive Officer, dies.

Potential Payments Upon Termination or Change-in-Control (1)

Executive Benefits and Payments Upon Termination	Voluntary Termination or Termination for Cause ($)	Involuntary Termination Not for Cause Other Than in Connection With a Change-in-Control ($)	Involuntary Termination Not for Cause in Connection With a Change-in-Control ($)	Death ($)	Disability ($)
Kevin S. Wilson Base Salary Bonus Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock award	— — — — — — —	137,500 — 8,079 — — — —	275,000 — 16,158 — — 472,543 815,993	137,500 — 8,079 300,000 — 472,543 —	137,500 — 8,079 — 8,000 472,543 —
Jason A. Napolitano Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards (2)	— — — — — — —	175,000 — 8,079 — — — —	350,000 — 16,158 — — 670,234 497,541	— — — 300,000 — 670,234 —	— — — — 8,000 670,234 —
Michael J. McGinley, Ph.D. Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards (2)	— — — — — — —	155,000 — 8,079 — — — —	310,000 — 16,158 — — 628,933 497,541	— — — 300,000 — 628,933 —	— — — — 8,000 628,933 —
Nancy Wisnewski, Ph.D. Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards (2)	— — — — — — —	131,250 — 3,026 — — — —	262,500 — 6,052 — — 514,998 421,303	— — — 300,000 — 514,998 —	— — — — 8,000 514,994 —
Steven M. Eyl Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards (2)	— — — — — — —	131,250 — 8,079 — — — —	262,500 — 16,158 — — 505,496 210,651	— — — 300,000 — 505,496 —	— — — — 8,000 505,496 —
__________________________________

(1)	Based on 2015 salary and cost information.

(2)
As this table contemplates change-in-control, death or disability at year end, we assume all MIP Payouts, including cost and vesting of 2015 MIP Grants, would have occurred after year end 2015 in the form and amounts reported above and thus have not included such payments and valued any shares vested as "accelerated stock awards" in this table.

(3)
Calculated based on December 31, 2015 closing price of $38.68 per share less strike price of each accelerated stock option with a strike price less than $38.68.  Stock Options issued to any employee under our standard stock option agreement for both our 1997 Stock Incentive Plan and our 2003 Equity Incentive Plan will vest in full if the employee, including any such employee who is an Executive Officer, is terminated in connection with a change-in-control, as defined.

The following "Compensation Committee Report" and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

G. Irwin Gordon, Chair
David E. Sveen
Carol A. Wrenn

April 3, 2016

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee consists of non-employee Directors only. No interlocking relationship existed during 2015 between our Executive Officers, members of our Board of Directors or members of our Compensation Committee, and the Executive Officers, members of the Board of Directors or members of the Compensation Committee of the Board of Directors of any other company.

AUDITOR FEES AND SERVICES
EKS&H was our independent registered public accounting firm for fiscal 2014 and 2015. The following table sets forth the aggregate fees billed by EKS&H for audit services rendered in connection with the consolidated financial statements and reports in 2014 and 2015, respectively, and for other services rendered during 2014 and 2015 on behalf of Heska and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services which have been billed to Heska and its subsidiaries. Our Audit Committee has approved all of the below fees.

	EKS&H
	2014	2015
Audit Fees (1)	$291,130	$343,360
Audit Related Fees (2)	16,131	17,250
Tax Fees	38,614	654
All Other Fees	—	—
Total	$345,875	$361,264
__________________________

(1)
Audit fees represent fees for the audit of our annual financial statements, review of financial statements included in our Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings including consents for historical audit opinions.

(2)
Audit related fees are fees for the assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees."  The services for fees disclosed under this category include the annual audit of our 401(k) Retirement Plan.

Pre-Approval Policy. Our Audit Committee pre-approves all auditing services and non-audit services not prohibited by law to be performed by our independent registered public accounting firm. Our Audit Committee also pre-approves all associated fees, except for de minimis amounts for non-audit services, which are approved by our Audit Committee prior to the completion of the audit. In February 2009, our Audit committee approved EKS&H as our primary provider of tax compliance and return preparation services. In February 2014, our Audit Committee approved EKS&H as a primary reviewer and filer of our tax returns. In 2015, we transitioned the process of tax compliance and return preparation to internal resources.

The following "Report of our Audit Committee" and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF OUR AUDIT COMMITTEE
The ultimate responsibility for good corporate governance rests with Heska Corporation's Board of Directors (the "Board"), whose primary roles are oversight, counseling and direction to Heska Corporation's management in the best long-term interests of Heska Corporation ("Heska" or the "Company") and its stockholders. The Audit Committee of the Board (the "Audit Committee") has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of Heska's financial statements.
The Audit Committee operates under a written charter, a copy of which is available on Heska's website at www.heska.com. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its oversight and monitoring of Heska's financial reporting, internal controls and audit function. Management is responsible for the preparation, presentation and integrity of Heska's financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee has hired an independent registered public accounting firm, who is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority and responsibility to select, direct, compensate, evaluate and, when appropriate, replace Heska's independent registered public accounting firm.
The Audit Committee members are not functioning as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee's members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.
In this context, during the year 2015, we met and held discussions with management and EKS&H LLLP ("EKS&H"), Heska's independent registered public accounting firm. Management represented to us that Heska's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and EKS&H. In Audit Committee meetings with EKS&H, we discussed matters as required by Statement of Auditing Standards No. 16 as amended (Communication with Audit Committees). Our review included a discussion with management of the quality, not merely the acceptability, of Heska's accounting principles, the reasonableness of significant estimates and judgments and the disclosure in Heska's consolidated financial statements.

We received from EKS&H the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and discussed with EKS&H its independence. In reliance on the reviews and discussions noted above, and the report of the independent registered public accounting firm, we recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, and be filed with the Securities and Exchange Commission.
Overall audit fees and related expenses increased in 2015 as compared to 2014 with the largest factor in the change resulting from fees associated with the audit of our internal controls over financial reporting. We were required to have EKS&H conduct an audit of our internal controls over financial reporting because as of June 30, 2015 our stock market value was above a certain level prescribed by regulation. Tax fees declined as a result of transitioning the process of tax compliance and return preparation, previously outsourced to EKS&H, to internal resources.
Submitted by the Audit Committee of Heska's Board of Directors:

Bonnie J. Trowbridge, Chair
Sharon L. Riley
Carol A. Wrenn

April 1, 2016

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files at the SEC's public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov, and by visiting the investor relations portion of the Company's website at https://www.heska.com. The Company does not intend for information contained on or accessible through its website to be part of this proxy statement, other than the documents that the Company files with the SEC that are incorporated by reference into this proxy statement.
The SEC allows the Company to "incorporate by reference" business and financial information that is not included in or delivered with this document, which means that the Company can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or incorporated by reference subsequent to the date of this document.
This proxy statement incorporates by reference the documents listed below that the Company has previously filed with the SEC:

(1)	The Annual Report on Form 10-K (File No.000-22427) for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016;

(2)	The Current Report on Form 8-K (File No. 000-22427) filed with the SEC on March 15, 2016; and

(3)
The description of Common Stock contained in the Registration Statement on Form 8-A (File No. 000-22427), filed with the SEC on April 24, 1997, as amended by Amendment No.1 to Registration Statement on Form 8-A/A filed with the SEC on May 6, 2010, and Amendment No. 2 to Registration Statement on Form 8-A/A filed with the SEC on January 4, 2011.

In addition, the Company incorporates by reference additional documents that it may subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the Company's Annual Meeting (other than information furnished and not filed with the SEC). These documents include periodic reports such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
The Company hereby undertakes to provide, without charge, to each person to whom a copy of this proxy statement is delivered, upon written or oral request of any such person, by first class mail or other equally prompt means within one business day of receipt of a request, a copy of any and all of the documents that have been incorporated by reference in this proxy statement (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Copies of these documents are available to stockholders upon written request to the Company at: Heska Corporation, Attn: Secretary, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538; telephone: (970) 493-7272.
If you would like to request documents from the Company, please do so by April 25, 2016 to receive timely delivery of the documents in advance of the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Jason A. Napolitano
Chief Operating Officer, Chief Financial Officer,
Executive Vice President and Secretary
Heska Corporation

A copy of this proxy statement requested in relation to the May 13, 2016 Annual Meeting of our stockholders is available without charge upon written request to: Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902. Stockholders may call Morrow at 1-800-607-0088 and brokers and banks may call Morrow at 1-203-658-9400.

APPENDIX A

FORM OF
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
OF
HESKA CORPORATION

Heska Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

1. This Certificate of Amendment to the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate"), has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

2. This Certificate of Amendment to the Certificate amends Article IV of the Certificate by deleting the existing Paragraph A of Article IV in its entirety and substituting therefore a new Paragraph A of Article IV, to read in its entirety as follows:

A. Authorized Stock. The total authorized stock of the Corporation, which shall be an aggregate of 19,500,000 shares, shall consist of three classes: (i) a first class consisting of 8,500,000 shares of Traditional Common Stock having a par value of $0.01 per share (the "Original Common Stock"); (ii) a second class consisting of 8,500,000 shares of Public Common Stock having a par value of $0.01 per share (the "Common Stock" or "NOL Restricted Common Stock" and, together with the Original Common Stock, the "Common Stock Securities"); and (iii) a third class consisting of 2,500,000 shares of Preferred Stock having a par value of $0.01 per share (the "Preferred Stock").

3. This Certificate of Amendment shall become effective at the time this Certificate of Amendment to the Restated Certificate of Incorporation, as amended, is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this [•] day of [•], 2016.

Heska Corporation

By:
Name:
Title:

A-1

APPENDIX B

FINANCIAL AND OTHER INFORMATION FOR CUATTRO VETERINARY, LLC

INDEX TO FINANCIAL AND OTHER INFORMATION

Financial Statements of Cuattro Veterinary, LLC:

Report of Independent Registered Public Accounting Firm	B-5
Balance Sheets as of December 31, 2013 (unaudited), 2014 (unaudited) and 2015	B-7
Statements of Operations for the years ended December 31, 2013 (unaudited), 2014 (unaudited) and 2015	B-8
Statements of Members' Equity and Accumulated Earnings for the years ended December 31, 2013 (unaudited), 2014 (unaudited) and 2015	B-9
Statements of Cash Flows for the years ended December 31, 2013 (unaudited), 2014 (unaudited) and 2015	B-10
Notes to Financial Statements	B-11

Management's Discussion and Analysis of Financial Condition and Results of Operations of Cuattro Veterinary:

Management's Discussion and Analysis of Financial Condition and Results of Operations of Cuattro Veterinary	B-22

Unaudited Pro Forma Condensed Combined Financial Information of Heska Corporation and Cuattro Veterinary, LLC:

Unaudited Pro Forma Condensed Combined Financial Information	B-26

Pro Forma Condensed Combined Balance Sheet as of December 31, 2015	B-28
Pro Forma Condensed Combined Statement of Operations (Unaudited) for the year ended December 31, 2015	B-29
Notes to Pro Forma Condensed Combined Financial Statements	B-30

CUATTRO VETERINARY, LLC

Financial Statements and
Independent Auditors' Report
December 31, 2015, 2014 (Unaudited),
and 2013 (Unaudited)

CUATTRO VETERINARY, LLC

Table of Contents

Independent Auditors' Report.........................................................................................................    1
Financial Statements

INDEPENDENT AUDITORS' REPORT

Board of Directors and Members
Cuattro Veterinary, LLC
Loveland, Colorado

We have audited the balance sheet of Cuattro Veterinary, LLC as of December 31, 2015, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended, and the related notes to the financial statements.

MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS' RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

Board of Directors and Members
Cuattro Veterinary, LLC
Page Two

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cuattro Veterinary, LLC as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

OTHER MATTER

The accompanying balance sheets of Cuattro Veterinary, LLC as of December 31, 2014 and 2013, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ EKS&H LLLP

March 31, 2016
Boulder, Colorado

CUATTRO VETERINARY, LLC

Balance Sheets
	December 31,
	2013	2014	2015
	(unaudited)	(unaudited)
ASSETS
Current Assets:
Cash	$95,248	$27,486	$—
Accounts receivable	1,085,753	1,774,694	1,243,626
Inventories	296,826	5,125	39,891
Other current assets	259,806	85,720	8,333
Total current assets	1,737,633	1,893,025	1,291,850

Property and equipment, net	94,876	103,075	87,496
Intangible assets, net	114,852	19,844	14,174
Accounts receivable, long-term	—	—	29,022
Deferred tax asset	—	—	55,912
Related party receivable (Note 4)	4,058,090	3,674,807	2,242,339
Total assets	$6,005,451	$5,690,751	$3,720,793

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$—	$—	$64,000
Other accrued liabilities	197,248	3,138	59,086
Current income taxes payable	—	—	70,613
Current portion of deferred revenue	139,507	145,108	140,925
Current portion of long-term debt	193,378	216,779	231,974
Due to Heska Imaging US, LLC (Notes 4,5)	1,407,320	1,465,430	1,516,384
Total current liabilities	1,937,453	1,830,455	2,082,982

Deferred revenue, net of current portion	279,555	216,617	135,619
Long-term note payable, net of current portion (Note 5)	828,933	600,714	368,740
Related party payable (Notes 4, 5)	2,334,674	2,334,675	—

Total liabilities	$5,380,615	$4,982,461	$2,587,341

Members' equity:
1,440,743 total member units issued and outstanding: 620,000 Class A units, 555,000 Class B units, 101,750 Class C units, and 163,993 Class D units.

Capital contributions	417,982	418,886	418,886
Accumulated earnings	206,854	289,404	714,566
Total members' equity	624,836	708,290	1,133,452
Total liabilities and members' equity	$6,005,451	$5,690,751	$3,720,793

See notes to financial statements.

CUATTRO VETERINARY, LLC

Statements of Operations
	Year ended December 31,
	2013	2014	2015
	(unaudited)	(unaudited)
Revenue	$4,499,523	$6,214,215	$5,299,570
Cost of revenue	3,444,472	4,487,362	3,713,035
Gross profit	1,055,051	1,726,853	1,586,535

Operating expenses:
Selling and marketing	254,108	289,097	131,475
Research and development	35,212	17,067	33,494
General and administrative	1,081,301	1,111,003	801,184
Total operating expenses	1,370,621	1,417,167	966,153
Operating (loss) income	(315,570)	309,686	620,382
Interest and other (income) expense, net (Note 6)	209,316	227,136	60,518
(Loss) income before income taxes	(524,886)	82,550	559,864
Income tax expense (benefit):
Current income tax expense	—	—	190,613
Deferred income tax (benefit)	—	—	(55,911)
Total income tax expense (benefit)	—	—	134,702

Net (loss) income	(524,886)	82,550	425,162

See notes to financial statements.

CUATTRO VETERINARY, LLC

Statements of Members' Equity and Accumulated Earnings

	Member units	Capital contributions	Accumulated earnings	Total
Balances, January 1, 2013 (unaudited)	1,440,743	$416,435	$731,740	$1,148,175
Net loss		—	(524,886)	(524,886)

Membership units	—	1,547	—	1,547

Balances, December 31, 2013 (unaudited)	1,440,743	417,982	206,854	624,836
Net income		—	82,550	82,550

Membership units	—	904	—	904

Balances, December 31, 2014 (unaudited)	1,440,743	418,886	289,404	708,290
Net income		—	425,162	425,162

Balances, December 31, 2015	1,440,743	$418,886	$714,566	$1,133,452

See notes to financial statements.

CUATTRO VETERINARY, LLC

Statements of Cash Flows
	Year ended December 31,
	2013	2014	2015
	(unaudited)	(unaudited)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net (loss) income	$(524,886)	$82,550	$425,162
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	80,627	198,924	89,038
Amortization	35,212	35,123	5,670
(Gain) loss on sale of property and equipment	—	102,854	(33,506)
Deferred tax asset	—	—	(55,912)
Changes in operating assets and liabilities:
Accounts receivable	683,388	(688,941)	502,046
Inventories	1,448,921	291,701	(34,766)
Other current assets	689,249	174,087	77,387
Accounts payable	(1,882,865)	—	64,000
Other accrued expenses	87,074	(194,110)	55,948
Income taxes payable	—	—	70,613
Deferred revenue	76,053	(57,337)	(85,181)
Net cash provided by (used in) operating activities	692,773	(55,149)	1,080,499

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Related party receivable, net	(822,011)	383,284	(902,207)
Purchases of property and equipment	(65,063)	(250,093)	(96,853)
Proceeds from sale of property and equipment	—	—	56,900
Net cash provided by (used in) investing activities	(887,074)	133,191	(942,160)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Capital contributions	1,547	904	—
Proceeds from (repayments of) long-term borrowings, net	(212,291)	(204,818)	(216,779)
Due to Heska Imaging US, LLC	47,320	58,110	50,954
Net cash used in financing activities	(163,424)	(145,804)	(165,825)

DECREASE IN CASH	(357,725)	(67,762)	(27,486)
CASH, BEGINNING OF YEAR	452,973	95,248	27,486
CASH, END OF YEAR	$95,248	$27,486	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$162,808	$54,881	$41,422
Cash paid for income taxes	$—	$—	$120,000

See notes to financial statements.

CUATTRO VETERINARY, LLC

Notes to Financial Statements

Note 1 - Organization and Business

Cuattro Veterinary, LLC (the "Company") was organized on January 1, 2009 in the state of Delaware. The Company is Cuattro, LLC's exclusive international market provider of digital radiography, picture archiving and communication systems and other imaging technologies for veterinarians. Cuattro Veterinary, LLC is a majority owned subsidiary of Cuattro, LLC. The Company moved from its location in Illinois to its present location in Loveland, Colorado in May, 2013.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

The accompanying financial statements consist of balance sheets as of December 31, 2013 (unaudited), December 31, 2014 (unaudited) and December 31, 2015, and the statements of operations, members' equity, and cash flows for the years ended December 31, 2013 (unaudited), 2014 (unaudited) and 2015, and related note information. The balance sheet as of December 31, 2015, and the statements of operations, members' equity, and cash flows for the year ended December 31, 2015 are audited. The financial data and the other information disclosed in these notes to the financial statements, as they relate to 2013 and 2014, are unaudited.

Use of Estimates

The preparation of the Company's financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures of contingent assets and liabilities. Actual results could differ from the Company's estimates. To the extent that there are material differences between these estimates and actual results, the Company's financial position or operating results will be materially affected. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis.

Significant estimates, judgments and assumptions in these financial statements include those related to provisions for uncollectible receivables, excess/obsolete inventory, in determining the period over which the Company's obligations are fulfilled under agreements to license product rights and/or technology rights, valuation of long lived assets, valuation of deferred tax assets, and provisions for uncertain tax positions.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash, receivables and payables, and debt. The carrying values of all financial instruments approximate fair value.

CUATTRO VETERINARY, LLC

Notes to Financial Statements

Note 2 - Summary of Significant Accounting Policies (continued)
Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign currency hedging arrangements.

Three customers accounted for 77%, 78% and 68% of net revenues for the years ended December 31, 2013, (unaudited), 2014 (unaudited) and 2015, respectively. At December 31, 2013 (unaudited), 2014 (unaudited) and 2015, three customers accounted for 83%, 89% and 96% of total accounts receivable, respectively.

Cash

The Company maintains its cash in the form of checking accounts with financial institutions that management believes are creditworthy. At times, balances in these accounts exceed federally insured limits.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, which, since July 2014, has generally been in U.S. dollars. Receivables are uncollateralized customer obligations that generally require payment within thirty days from the invoice date. Account balances with invoices over ninety days old are considered delinquent. Payments of accounts receivable are applied to the specific invoices identified on the customer's remittance advice or, if unspecified, to the earliest unpaid invoices.

No valuation allowance was considered necessary at December 31, 2013 (unaudited), 2014 (unaudited) or 2015. The Company has had no historical issues collecting the funds owed from its major customers. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than the historical experience, management's estimates of the recoverability of amounts due the Company could be adversely affected. The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Inventory is stated at the lower of cost or market based on the weighted average cost. Inventory is comprised of finished goods. If the cost of inventories exceeds estimated fair value, provisions are made to reduce the carrying value to estimated fair value.

 Impairment of Long-Lived Assets

The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of property and equipment and other assets, including identifiable intangible assets with definite lives, may warrant revision, or that the remaining balance of these assets may not be recoverable. The Company has not recorded any impairment charges during the periods presented in these financial statements.

CUATTRO VETERINARY, LLC

Notes to Financial Statements

Note 2 - Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation, which is computed on a straight-line basis over the asset's estimated useful life. The estimated useful lives of property and equipment are described below:

Property and Equipment	Useful Life
Equipment and tools	Three - seven years
Furniture and fixtures	Five years
Rental assets	Two - three years

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses. Maintenance and repairs are charged to expense when incurred.

Revenue Recognition

The Company generates its revenues through sale of products and services. The Company's policy is to recognize revenue when the applicable revenue recognition criteria have been met, which generally include the following:

▪	Persuasive evidence of an arrangement exists;

▪	Delivery has occurred or services rendered;

▪	Price is fixed or determinable; and

▪	Collectability is reasonably assured.
Revenue from the sale of products is generally recognized after both the goods are shipped to the customer and acceptance has been received, if required. The terms of the customer arrangements generally pass title and risk of ownership to the customer at the time of shipment. Certain customer arrangements provide for acceptance provisions. Revenue for these arrangements is not recognized until the acceptance has been received or the acceptance period has lapsed. Shipping and handling costs charged to customers are included as revenue, and the related costs are recorded as a component of cost of products sold.

CUATTRO VETERINARY, LLC

Notes to Financial Statements

Note 2 - Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Software license revenue is recognized when a non-cancelable license agreement has been executed, delivery has occurred, fees are fixed and determinable, and collection of the resulting receivable is deemed probable by management. Extended warranty revenue includes support revenue, which is recognized ratably over the support period (generally a one-year term), and revenue from consulting and training services, which is recognized as services are performed. The Company's hardware warranty period extends from one to five years from the date of sale. These revenues are billed in advance and categorized as deferred revenue until recognized over the life of the warranty. The components of the Company's products are normally covered by a one-year to three-year original component manufacturer's warranty that is designed to cover warranty-type expenses associated with the Company's product during the particular warranty period.  In many cases this warranty from the original component supplier is longer, or it may be extended at the Company's request.  The Company expects its additional expenses related to third party components, if any, relating to the warranties will be minimal.  Therefore, all expenses associated with warranties are expensed as incurred.

The Company utilizes distributors to sell its products. Distributors purchase goods from the Company, take title to those goods and resell them to their customers in the distributors' territory.

Marketing Costs

The Company expenses marketing costs as incurred. Total marketing costs for the years ended December 31, 2013 (unaudited), 2014 (unaudited) and 2015 were $13,568, $20,941 and $9,089, respectively.

Income Taxes

The Company elected to be taxed as a partnership from its inception through January 16, 2015. During that period, the Company was not liable for income taxes. Instead, all items of income and deduction were reportable by the individual partners. Accordingly, these statements do not include a provision for income taxes prior to the period ended on or before December 31, 2014.

Beginning on January 17, 2015, the Company records a current provision for income taxes based on estimated amounts due on tax returns to be filed for that period. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled.

The Company follows the guidance of Accounting Standards Codification ("ASC") Topic 740, Accounting for Uncertainty in Income Taxes. ASC Topic 740 prescribes a more-likely-than-not measurement methodology to reflect the financial statement impact of uncertain tax positions taken or expected to be taken in a tax return. As of December 31, 2015, the Company has not recorded a liability for uncertain tax positions because none is deemed necessary. The Company would recognize interest and penalties related to uncertain tax positions in income tax (benefit) expense. No interest and penalties related to uncertain tax positions were accrued at December 31, 2015.

CUATTRO VETERINARY, LLC

Notes to Financial Statements

Note 2 - Summary of Significant Accounting Policies (continued)
Foreign Currency Remeasurement

The Company sells its products in foreign countries and denominates substantially all its sales only in U.S. dollars. Sales that are denominated in foreign currency can result in an exchange rate gain or loss when converted to US dollars. Such gains or losses were nominal during each period.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers, providing guidance for revenue recognition that supersedes existing revenue recognition guidance. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update deferred for one year the effective date of ASU No. 2014-09. Under ASU No. 2015-14, this guidance will be now be effective for annual reporting periods beginning after December 15, 2018 with early adoption permitted. The Company has not evaluated the impact of adopting this new standard on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15 Presentation of Financial Statements-Going Concern: Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. The new standard provides guidance on management's responsibility to evaluate whether there is substantial doubt about a company's ability to continue as a going concern and about related footnote disclosures. The new guidance is effective for annual periods ending after December 15, 2016, with early adoption permitted. The Company has not evaluated the impact of adopting this new standard on its financial statements.

In 2015 the FASB issued ASU No. 2015-05, Intangibles-Goodwill and Other-Internal-Use Software (April 2015), and ASU No. 2015-11, Simplifying the Measurement of Inventory (July 2015). These updates are effective for financial statements issued for annual or fiscal years beginning after December 15, 2015 and December 15, 2016, respectively, with early adoption permitted for each. The Company has not evaluated the impact the adoption of these new standards may have on its financial statements.

Also during 2015 the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (November 2015). ASU 2015-17 is effective for years beginning after December 15, 2017 with early adoption permitted. The Company adopted ASU 2015-17 as of January 17, 2015 and has presented the required amounts in the balance sheet and footnote disclosures (see Note 7).

CUATTRO VETERINARY, LLC

Notes to Financial Statements

Note 3 - Property and Equipment

The following is a summary of property and equipment, at cost, less accumulated depreciation and amortization:

	December 31,
	2013	2014	2015
	(unaudited)	(unaudited)

Equipment and tools	$336,461	$117,703	$91,054
Furniture and fixtures	55,493	53,736	—
Rental assets	37,602	77,205	99,306
Total	429,556	248,644	190,360
Less: Accumulated depreciation and amortization	(334,680)	(145,569)	(102,864)
Property and equipment, net	$94,876	$103,075	$87,496

Note 4 - Related Party Transactions

The Company's principal office is located in Loveland, Colorado in premises controlled by related parties. The Company is a party to a Supply Agreement with Cuattro, LLC that also affects certain other affiliates of Cuattro, LLC. Pursuant to this Supply Agreement, the Company purchases all its inventory items from Cuattro, LLC at prices stipulated in the agreement. The Supply Agreement includes annual inventory purchase minimums which have not been enforced as of December 31, 2015. Under the current agreement the future minimum purchase commitments for the next three years would be 366 units in 2016, 402 units in 2017, and 442 in 2018. In addition, the Supply Agreement provides that Cuattro, LLC is to furnish certain general support services to the Company and affected Cuattro, LLC affiliates. The costs of such services are incurred by Cuattro, LLC and allocated among the affected parties on a monthly basis based on a formula. Such allocations were approximately $810,000, $960,000 and $479,000 for the years ended December 31, 2013 (unaudited), 2014 (unaudited) and 2015, respectively.

Cuattro, LLC charges an annual $50,000 management fee to the Company and the fee is included in operating expenses for the years 2013 (unaudited), 2014 (unaudited), and 2015.

CUATTRO VETERINARY, LLC

Notes to Financial Statements

Note 4 - Related Party Transactions (continued)
From time to time, the Company advances funds to Cuattro, LLC and to Cuattro-related parties. This has resulted in large receivable amounts due from such parties. Also, from time to time the Company has borrowed amounts from related parties. At December 31, 2013, 2014 and 2015, these related party balances on the books of the Company were as follows:

	December 31,
	2013	2014	2015
	(unaudited)	(unaudited)
Related party receivable:
Due from Cuattro, LLC	$3,164,557	$2,781,273	$2,242,339
Due from Cuattro Software, LLC	261,195	261,195	—
Due from Cuattro Medical, LLC	632,338	632,338	—
Total	4,058,090	3,674,806	2,242,339
Related party payable:
Note payable to Cuattro, LLC	1,306,918	1,306,918	—
Due to former members of a related party	1,027,756	1,027,756	—
Total	2,334,674	2,334,674	—
Net due from related parties	$1,723,416	$1,340,132	$2,242,339

At December 31, 2013 (unaudited), 2014 (unaudited) and 2015, the Company also had a note payable, including accrued interest, to Heska Imaging US, LLC, a related party, totaling $1,407,320, $1,465,430 and $1,516,384, respectively. See Note 5. The due date of the note has been extended to June 15, 2016. As a condition of the closing of the Pending Transaction, the due date must be extended to the third anniversary of the closing date. See Note 10.

The Company is also affiliated with Heska Corporation, a related party, as the CEO and majority member of the Company is also the CEO and a stockholder of Heska Corporation. The Company does not have receivables from or payables to Heska Corporation at December 31, 2013 (unaudited), 2014 (unaudited), or 2015.

CUATTRO VETERINARY, LLC

Notes to Financial Statements

Note 5 - Long-Term Debt
Long-term debt consists of the following:

	December 31,
	2013	2014	2015
	(unaudited)	(unaudited)
Loan with a financial entity, secured by substantially all of the Company's assets; monthly payments of $21,734 including interest accruing at the Wall Street Journal prime lending rate plus 2.5%; final payment due June 27, 2018.	$1,022,311	$817,493	$600,714
Less current portion of long-term debt	(193,378)	(216,779)	(231,974)
Long-term debt, net of current portion	$828,933	$600,714	$368,740

Debt due to related parties consists of the following:

	December 31,
	2013	2014	2015
	(unaudited)	(unaudited)
Note payable to Cuattro, LLC, due on demand, no interest accrued. Secured by substantially all of the Company's assets, subordinated to debt with a financial entity.	$1,306,918	$1,306,918	$—
Due to former members of a related party	1,027,756	1,027,756	—
Total debt due to Cuattro-related parties	2,334,674	2,334,674	—
Note payable to Heska Imaging US, LLC, including accrued interest, due March 15, 2016.	1,407,320	1,465,430	1,516,384
Total debt due to related parties	$3,741,994	$3,800,104	$1,516,384

Maturities of long-term debt as of December 31, 2015 were as follows:

Year ending December 31,
2016	$1,748,358
2017	246,058
2018	122,682
$2,117,098

CUATTRO VETERINARY, LLC

Notes to Financial Statements

Note 6 - Supplemental Disclosure of Interest and Other Expense (Income) Information

Interest and other income and expense consisted of the following:

	December 31,
	2013	2014	2015
	(unaudited)	(unaudited)
Interest (income) expense:
Interest income	$(492)	$(1,491)	$(2,442)
Interest expense	209,808	112,881	92,376
Total net interest	209,316	111,390	89,935

(Gain) loss on foreign currency exchange	(31,152)	12,892	4,089
(Gain) loss on disposal of assets	—	102,854	(33,506)
Interest and other (income) expense, net	$178,164	$227,136	$60,518

Note 7 - Income Taxes

The Company elected to be taxed as a partnership from its inception through January 16, 2015. During that period, the Company was not liable for income taxes. Instead, all items of income and deduction were reportable by the individual partners. As of January 17, 2015, the Company elected to be taxed as a taxable corporation. Accordingly, starting with that date, the Company has provided for federal and state income taxes relating to its operations. The Company believes it is not subject to foreign income taxes. The Company has not yet filed corporate income tax returns.

The Company early adopted ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, effective January 17, 2015. The adoption had no impact on the Company's unaudited financial statements as of December 31, 2013 and December 31, 2014, or for the years then ended because the Company was then not a taxable entity. The amendments included in ASU 2015-17 require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position and eliminates the prior requirement of separating deferred tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position.

The components of the income tax expense for the year ended December 31, 2015 are as follows:

Current income tax expense:
Federal	$167,394
State	23,219
Total current expense	190,613

Deferred income tax benefit:
Federal	(49,100)
State	(6,811)
Total deferred expense	(55,911)

Total income tax expense	$134,702

CUATTRO VETERINARY, LLC

Notes to Financial Statements

Note 7 - Income Taxes (continued)
The Company's income tax expense relating to income before income taxes differs from the amounts that would result from applying the federal statutory rate to that income as follows:

Income taxes at statutory Federal tax rate	$190,354
State income taxes, net of Federal benefit	22,066
Effect of electing to be taxed as a corporation after January 16, 2015	(77,718)
Total income tax expense	$134,702

As of January 16, 2015, the partners had reported income for income tax purposes in excess of income reported for book purposes. This created temporary differences. A deferred tax asset/liability is recognized for temporary differences in existence on the date a nontaxable entity (e.g., a partnership) becomes a taxable entity. The tax effects of the net difference are reported as income from continuing operations in the entity's income statement as of the beginning of the year of change in tax status.
As a result of its election to be treated as a taxable corporation on January 17, 2015, the Company recorded a deferred tax asset of $77,718, which was recorded as a deferred tax benefit.

Temporary differences that give rise to the components of deferred taxes are as follows:

Deferred revenues	$66,944
Property and equipment	(11,033)
Total	$55,911
Note 8 - Commitments and Contingencies

From time to time, the Company may be involved in litigation relating to claims arising out of its operations. At December 31, 2013 (unaudited), 2014 (unaudited) and 2015, the Company was not a party to any legal proceedings that were expected, individually or in the aggregate, to have a material adverse effect on its business, financial position or operating results.

The Company's current terms and conditions of sale include a limited warranty that its products and services will conform to published specifications at the time of shipment and a more extensive warranty related to certain of its products. The Company also sells an extended warranty for certain of its products.

The typical remedy for breach of warranty is to correct or replace any defective product, and if not possible or practical, the Company will accept the return of the defective product and refund the amount paid. Historically, the Company has incurred minimal warranty costs. Key components of the Company's products are covered under warranty by the Company's suppliers, from one to three years from receipt by the Company. The Company's main customers are dealers, who are responsible for provision of warranty labor and technical support to the end user customers. The Company did not have a warranty reserve recorded at December 31, 2013 (unaudited), 2014 (unaudited) or 2015.

CUATTRO VETERINARY, LLC

Notes to Financial Statements

Note 9 - Members' Equity

At December 31, 2015 the Company has a total of 1,440,743 member units issued and outstanding as follows:

Class A units	620,000
Class B units	555,000
Class C units	101,750
Class D units	163,993
Total	1,440,743

Regardless of class, all units have the same voting rights, privileges and liquidation preferences.

Note 10 - Pending Transaction

On November 10, 2015, the Company and its members entered into a Unit Purchase Agreement ("Agreement") with Heska Corporation ("Heska"), whereby Heska would acquire all the outstanding units of the Company. On March 14, 2016, the agreement was terminated and superseded by an Agreement and Plan of Merger ("Merger)" between the Company and its members and Heska and Heska's wholly-owned subsidiary, Cuattro International Merger Subsidiary, Inc. Closing of the Merger is contingent on several factors beyond the control of the Company. The parties to the Merger may terminate it for failure of a closing condition. May 31, 2016 is the earliest date on which the parties may so terminate the Merger.

The majority owner of the Company is deemed to directly or indirectly own approximately 7% of Heska Corporation's outstanding shares at March 31, 2016.

Prior to the consummation of the Merger, all related party balances will be reserved for.  At December 31, 2015 such net amount was $2,242,339 due from Cuattro, LLC. See Note 4.

Note 11 - Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 31, 2016, the date at which the financial statements were prepared. There were no material subsequent events that would require recognition or disclosure in the financial statements.

CUATTRO VETERINARY, LLC

Management's Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

Cuattro Veterinary, LLC (the "Company") was organized on January 1, 2009 in the state of Delaware. It is a 70% owned affiliate of Cuattro, LLC.
The Company distributes digital imaging products, software and services for the companion animal (i.e., small animals and equines) health market outside the United States. Product sales and services are provided through a network of independent distributors. All products are ultimately sold to veterinarians.
The principal products and services are digital radiography ("DR") equipment and software, primarily under the UNO, CloudDR, and Slate product names, picture archiving and communication systems ("PACS") and other imaging technologies for veterinarians. The Company also provides extended service warranty contracts to its customers. In some instances, the Company provides DR detectors and acquisition software for private branding and OEM incorporation by a Distributor that in turn sells its own products that incorporate the Company products.

RECENT DEVELOPMENTS
The continuing uncertainty surrounding worldwide financial markets and macroeconomic conditions has caused and may continue to cause the purchasers of the Company's equipment to decrease or delay their procurement activities. If the current adverse macroeconomic conditions continue, the Company's business and prospects may be negatively impacted.
Over the last few years, there have been periodic significant fluctuations in foreign currencies relative to the U.S. dollar. In 2015, there was a significant strengthening of the U.S. dollar versus the Euro, UK Pound and other currencies in which the Company has transacted business. The ongoing fluctuations of the value of the U.S. dollar may cause the Company's products to be less competitive in international markets and may impact sales and profitability over time. Prior to July 2014, a majority of international sales were denominated in foreign currencies. Commencing in July 2014, to minimize its exposure to foreign currency fluctuations, the Company commenced selling substantially all its products only in U.S. dollars. Regardless, when currencies shift, the products may or may not become more or less price appropriate for the ex-USA markets in which they are sold.
The Company sells products primarily through distribution partners that specialize in the market of veterinary diagnostics and imaging sales. These partners may be based in Germany, France, the United Kingdom, Canada, and Latin America. Shifts in local currency values, access to capital, and competitiveness of the distributors' other products and services may positively or negatively affect the sales prospects for the Company's products.

RESULTS OF OPERATIONS
Revenue
Revenue decreased 15% to $5.3 million in 2015, compared to $6.2 million in 2014. Competitive pricing pressures was the biggest factor in the change. Revenue increased 38% in 2014 to $6.2 million, as compared to $4.5 million in 2013. Increased sales of equipment was the biggest factor in the change.

Gross Profit
Gross profit decreased 8% to $1.6 million in 2015, compared to $1.7 million in 2014, however, Gross Margin, i.e. gross profit divided by total revenue, improved to 30% in 2015 from 28% in 2014. Gross profit increased 64% to $1.7 million in 2014, compared to $1.1 million in 2013. Gross Margin improved to 28% in 2014 from 23% in 2013. Favorable pricing negotiations with primary equipment suppliers was the biggest factor in the changes.
The Company is a party to a Supply Agreement with Cuattro, LLC that also affects certain other affiliates of Cuattro, LLC. Pursuant to that Supply Agreement, the Company purchases all its inventory items from Cuattro, LLC at prices stipulated in the agreement.
Operating expenses
Among other matters, the Supply Agreement provides that Cuattro, LLC is to furnish certain general support services to the Company and affected affiliates. The costs of such services are incurred by Cuattro, LLC and allocated among the affected parties on a monthly basis based on a formula.
Such allocations were approximately $810,000, $960,000 and $479,000 for the years 2013, 2014 and 2015, respectively.
The allocations reflect the gross amounts incurred by Cuattro, LLC and the effects of the allocation formulas, which in general are based on the relative monthly sales of the related parties. During the year ended December 31, 2015, the sales of another party to the Supply Agreement increased significantly in relation to sales of the Company, a result of which was that proportionately lower costs were allocated to the Company than in other periods.
Operating expenses declined as a percentage of revenues from 30% in 2013, to 23% in 2014 and to 18% in 2015. This reflects better cost controls by the Company, especially in selling and marketing, in addition to the decrease in allocations.
Payroll and related costs, as a percentage of revenues, were 16%, 10% and 9% for the years in the period, respectively. This reflects a more precise identification of employees assignable to the Company and the effects of the Supply Agreement allocations noted above.
Interest and other expenses
Net interest expense reflects interest on the debt due a financial entity and interest to a related party, net of insignificant amounts of miscellaneous income. Such interest to a related party was $ 47,320, $58,110 and $50,954 during the 2013-2015 years, respectively.
As a result of an analysis of assets currently in use that relate to products that are currently being sold, write-offs and sales of unneeded assets occurred. This is reflected in reported losses (gains) from disposals of assets of $102,854 and $(33,506) for 2014 and 2015, respectively.
Income taxes
The Company elected to be taxed as a partnership from its inception through January 16, 2015. During that period, the Company was not liable for income taxes. Instead, all items of income and deduction were reportable by the individual partners. Accordingly, these statements do not include a provision for income taxes for periods ended on or before December 31, 2014.

As of January 17, 2015, the partners had reported income for income tax purposes in excess of income reported for book purposes. This change in tax status created temporary differences, the deferred tax effects of which, $77,718, were included as income in 2015.
Beginning January 17, 2015, the Company records a current provision for income taxes based on estimated amounts due on tax returns to be filed for each period. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled.
For the period ended December 31, 2015, the effective rate for income taxes was less than the combined statutory rates for federal and net state income taxes due to the effect of the Company changing its tax status.
The Company believes it is not subject to foreign income taxes. The Company has not yet filed corporate income tax returns.

Related party transactions
The Company's principal office is located in Loveland, Colorado in premises controlled by related parties. The Company is a party to a Supply Agreement with Cuattro, LLC, its 70% owner that also affects certain other affiliates of Cuattro, LLC. The effects of this agreement on Cost of revenues and Operating expenses are discussed in the appropriate paragraphs above.
From time to time, the Company advances funds to Cuattro, LLC and to other related persons. This has resulted in large receivable amounts due from related parties. Also, from time to time the Company has borrowed amounts from related persons. At December 31, 2015 these related party balances on the books of the Company constituted a net receivable balance of $2,242,339.
At December 31, 2015, the Company also had a note payable, including accrued interest, to Heska Imaging US, LLC, a related party, totaling $1,516,384. The note is due on June 15, 2016.

Pending transaction
On November 10, 2015, the Company and its members entered into a Unit Purchase Agreement ("Agreement") with Heska Corporation ("Heska"), whereby Heska would acquire all the outstanding units of the Company. On March 14, 2016, the Agreement was terminated and superseded by an Agreement and Plan of Merger ("Merger") between the Company and its members and Heska and Heska's wholly-owned subsidiary, Cuattro International Merger Subsidiary, Inc. Closing of the Merger is contingent on several factors beyond the control of the Company. The parties to the Merger may terminate it for failure of a closing condition. May 31, 2016 is the earliest date on which the parties may so terminate the Merger.

Prior to the consummation of the Merger, all related party balances will be reserved for.  At December 31, 2015 such net amount was $2,242,339 due from Cuattro, LLC.
The majority owner of the Company is deemed to directly or indirectly own approximately 7% of Heska Corporation's outstanding shares at March 31, 2016.

Liquidity and resources
As of January 1, 2013, the Company transferred substantially all its net working capital items to Cuattro, LLC. This was reflected on the Company's books by an increase in the net intercompany receivable due from

Cuattro, LLC. Since that time, the Company has purchased substantially all its inventory and certain support services from Cuattro, LLC pursuant to a Supply Agreement. Such items are paid regularly by the Company to Cuattro, LLC. In addition, from time to time, the Company has advanced funds to Cuattro, LLC. The existence of this arrangement does not adversely affect the Company's ability to conduct its operations.
At December 31, 2013, 2014 and 2015, three customers accounted for 83%, 89% and 96% of total accounts receivable, respectively. One customer accounted for 56%, 68% and 83% of the total accounts receivable at the respective dates.
At December 31, 2015, the Company had a note payable, including accrued interest, to Heska Imaging, US, LLC, a related party for $1,516,384. The note is due on June 15, 2016. As a condition of the closing of the Pending Transaction, the due date must be extended to the third anniversary of the closing date.
Geographic segments
All the Company's sales are to customers in foreign countries. Sales to German and French customers, as a percentage of total revenues, approximated 47%, 53% and 46%, respectively, for 2013, 2014 and 2015. Sales to the United Kingdom were 30%, 25% and 22% for the respective periods. The Company also serves distributors based in Singapore, Australia, and other countries.

HESKA CORPORATION AND CUATTRO VETERINARY, LLC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On March 14, 2016, Heska Corporation (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cuattro Veterinary, LLC ("Cuattro International"), Cuattro International Merger Subsidiary, Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), Kevin S. Wilson, and all of the members of Cuattro International (the "Members"). The Merger Agreement terminates and supersedes, effective as of March 14, 2016, the previously disclosed Unit Purchase Agreement, dated as of November 10, 2015, as amended (the "Purchase Agreement"), among the Company, Mr. Wilson, Cuattro International and the Members. Under the Merger Agreement, Merger Sub will be merged with and into Cuattro International, with Cuattro International surviving the merger as a wholly-owned subsidiary of the Company. Mr. Wilson is a founder of Cuattro International, Cuattro, LLC, Cuattro Software, LLC and Cuattro Medical, LLC. Mr. Wilson, Mrs. Wilson and trusts for the benefit of Mr. and Mrs. Wilson's children and family own a 100% interest in Cuattro, LLC and a majority interest in Cuattro Medical, LLC. Cuattro, LLC owns a 100% interest in Cuattro Software, LLC and a majority interest in Cuattro International.
Cuattro International is a provider to international markets of digital radiography, picture archiving and communication systems ("PACS") and other imaging technologies for veterinarians. As a leading provider of advanced veterinary diagnostic and specialty products, our acquisition of Cuattro International is to combine Cuattro International's international reach with our domestic success in the imaging and blood testing space in the United States. International markets represent a significant portion of worldwide veterinary revenues for which the Company intends to compete.
As consideration for the Acquisition, the Company will issue an aggregate number of between 175,000 shares and 200,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), to the Members, which number of shares is intended to equal in value to $6.0 million. The actual aggregate number of shares to be issued within the range in the acquisition will be determined by reference to the average per share price of the Common Stock as reported on the Nasdaq Stock Market for the ten trading days ending on the trading day prior to the closing date of the Merger. The Company may also be required to pay, as additional contingent consideration in the Acquisition, cash to the Members under the Merger Agreement to the extent any liabilities or obligations to Cuattro International that have been fully reserved as uncollectable (the "Reserved Assets") from Cuattro, LLC, Cuattro Software, LLC and Cuattro Medical, LLC are recovered by the Company or Cuattro International. The Reserved Assets consisted solely of liabilities from Cuattro, LLC with a face value of approximately $2.2 million on December 31, 2015. Cuattro, LLC Cuattro Software, LLC and Cuattro Medical, LLC are affiliates of Cuattro International, Mr. Wilson or the Members. While the contingent consideration is required to be paid within 30 days after the recovery, the Company does not expect to recover any of these liabilities or obligations.
The unaudited pro forma condensed combined balance sheet assumes that the Merger took place January 1, 2015 and combines Heska's audit condensed consolidated balance sheet with Cuattro International's audited balance sheet as of December 31, 2015.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 assumes that the Merger took place on January 1, 2015, the first day of Heska Corporation's fiscal year 2015. As such, Heska Corporation's audited condensed consolidated statement of operations for the year ended December 31, 2015 has been combined with Cuattro International's audited statement of operations for the year ended December 31, 2015.
The historical consolidated financial information of Heska Corporation and Cuattro International have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

▪
Separate historical audited financial statements of Heska Corporation as of and for the year ended December 31, 2015 and the related notes included in Heska Corporation's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission ("SEC") on March 15, 2016; and

▪	Separate historical audited financial statements and related notes of Cuattro International as of and for the year ended December 31, 2015 included in this Appendix B to this Schedule 14A; and

▪	Separate historical unaudited financial statements and related notes of Cuattro International as of and for the year ended December 31, 2014 and 2013 included in this Appendix B to this Schedule 14A.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined Company's financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined Company.
The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined Company may achieve as a result of the Merger or the costs necessary to achieve these cost savings, operating synergies and potential revenue enhancements or the costs to combine the operations of Heska Corporation and Cuattro International.
Certain balances were reclassified from the financial statements of Cuattro International so their presentation would be consistent with that of Heska Corporation.

HESKA CORPORATION AND CUATTRO VETERINARY, LLC.
Pro Forma Condensed Combined Balance Sheet (Unaudited)
As of December 31, 2015
(In thousands)

	Historical		Pro Forma
		Cuattro	Pro Forma		Pro Forma
	Heska	International	Adjustments	Notes	Combined
ASSETS
Current assets:
Cash and cash equivalents	$6,890	—	—		$6,890
Accounts receivable, net	16,136	1,244	—		17,380
Due from - related parties	308	—	—		308
Inventories, net	16,101	40	—		16,141
Other current assets	1,827	8	—		1,835
Total current assets	41,262	1,292	—		42,554

Property and equipment, net	17,020	88	—		17,108
Note receivable - related party	1,516	2,242	(3,758)	a, b	—
Goodwill and other intangibles	20,966	14	4,735	c	25,715
Deferred tax asset	25,883	56	—		25,939
Other long-term assets	3,072	29	—		3,101
Total assets	$109,719	$3,721	$977		$114,417

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,624	$64	—		$7,688
Due to- related party	—	1,516	(1,516)	b	—
Accrued liabilities	5,416	130	—		5,546
Current portion of deferred revenue	5,461	141	—		5,602
Line of credit	143	—	—		143
Other short-term borrowings, including current portion of long-term note payable	159	232	—		391
Total current liabilities	18,803	2,083	(1,516)		19,370

Long-term note payable, net of current portion	69	369	—		438
Deferred revenue, net of current portion, and other	11,572	136	—		11,708
Total liabilities	30,444	2,588	(1,516)		31,516

Non-controlling interest	15,747	—	—		15,747

Stockholders' equity	63,528	1,133	2,493	d, e	67,154
Total liabilities and stockholders' equity	$109,719	$3,721	$977		$114,417

The accompanying note is an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

HESKA CORPORATION AND CUATTRO VETERINARY, LLC.
Pro Forma Condensed Combined Statement of Operations (Unaudited)
For the Year Ended December 31, 2015
(In thousands, except per share amounts)

	Historical		Pro Forma
		Cuattro	Pro Forma		Pro Forma
	Heska	International	Adjustments	Notes	Combined

Revenue:
Core companion animal health	$84,249	$5,300	—		$89,549
Other vaccines, pharmaceuticals and products	20,348	—	—		20,348
Total revenue, net	104,597	5,300	—		109,897

Cost of revenue	60,384	3,713			64,097

Gross profit	44,213	1,587	—		45,800

Operating expenses
Selling and marketing	21,339	131	—		21,470
Research and development	1,658	34	—		1,692
General and administrative	12,659	801	—		13,460
Total operating expenses	35,656	966	—		36,622

Operating income	8,557	621	—		9,178
Interest and other expense, net	130	61	—		191
Income before income taxes	8,427	560	—		8,987

Income tax expense (benefit):
Current income tax expense	1,581	191	—		1,772
Deferred income tax expense (benefit)	1,327	(56)	—		1,271
Total income tax expense	2,908	135	—		3,043

Net income	5,519	425	—		5,944
Net income attributable to non-controlling interest	280	—	—		280
Net income attributable to Heska	$5,239	$425	—		$5,664

Basic earnings per share attributable to Heska	$0.80	—	—		$0.84
Diluted earnings per share attributable to Heska	$0.74	—	—		$0.78

Basic weighted-average common shares outstanding	6,509	—	200	e	6,709
Diluted weighted-average common shares outstanding	7,074	—	200	e	7,274

The accompanying note is an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

HESKA CORPORATION AND CUATTRO VETERINARY, LLC.
Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)
NOTE 1. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS:
Item (a): Reflects a non-recurring adjustment to fully reserve liabilities and obligations to Cuattro International with a net face value of approximately $2.2 million, all of which was due from Cuattro, LLC, which will be reserved prior to the consummation of the Merger.
Item (b): Reflects an adjustment to eliminate in consolidation a note receivable of approximately $1.5 million due to the Company from Cuattro International. This note is due and payable on June 30, 2016, but is not likely to be collected at that time as its maturity is to be extended as part of the Merger Agreement.
Item (c): Reflects estimated indefinite lived intangible assets, which are calculated as the difference between the value of the consideration transferred (see Item (e)) and the values assigned to the identifiable assets acquired and liabilities assumed, as if the Merger occurred on January 1, 2015. The estimate of indefinite lived intangible assets may change based upon a formal valuation conducted following consummation of the Merger.
Item (d): Elimination of Cuattro International's historical stockholder's equity in the amount of approximately $1.5 million.
Item (e): Reflects a maximum of 200,000 shares and approximately $3.6 million estimated value of consideration transfered as if the Merger occurred on January 1, 2015. Since the consideration transferred will be entirely in the form of Heska publicly-traded common stock, the value of the consideration could be materially different based on the market value of the stock on the day the Merger is consummated.

APPENDIX C

AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN

Heska Corporation
1997 Stock Incentive Plan
Most Recently Amended and Restated effective March 28, 2016
Table of Contents

ARTICLE 1. INTRODUCTION		C-4

ARTICLE 2. ADMINISTRATION		C-4
2.1	Committee Composition	C-4
2.2	Committee Responsibilities	C-5

ARTICLE 3. SHARES AVAILABLE FOR GRANTS		C-5
3.1	Basic Limitation	C-5
3.2	Additional Shares	C-5

ARTICLE 4. ELIGIBILITY		C-5
4.1	Nonstatutory Stock Options and Restricted Shares	C-5
4.2	Incentive Stock Options	C-6

ARTICLE 5. OPTIONS		C-6
5.1	Stock Option Agreement	C-6
5.2	Number of Shares	C-6
5.3	Exercise Price	C-6
5.4	Exercisability and Term	C-6
5.5	Effect of Change in Control	C-6
5.6	Modification or Assumption of Options	C-7
5.7	Buyout Provisions	C-7

ARTICLE 6. PAYMENT FOR OPTION SHARES		C-7
6.1	General Rule	C-7
6.2	Surrender of Stock	C-7
6.3	Exercise/Sale	C-7
6.4	[Reserved]	C-7
6.5	[Reserved]	C-7
6.6	Other Forms of Payment	C-8

ARTICLE 7. CLAWBACK		C-8

ARTICLE 8. RESTRICTED SHARES		C-8
8.1	Time, Amount and Form of Awards	C-8
8.2	Payment for Awards	C-8
8.3	Vesting Conditions	C-8
8.4	Voting and Dividend Rights	C-9
8.5	Section 162(m) Performance Restrictions	C-9

8.6	Minimum Vesting Requirement	C-11

ARTICLE 9. PROTECTION AGAINST DILUTION		C-11
9.1	Adjustments	C-11
9.2	Dissolution or Liquidation	C-12
9.3	Reorganizations	C-12

ARTICLE 10. AWARDS UNTER OTHER PLANS		C-12

ARTICLE 11. LIMITATION ON RIGHTS		C-12
11.1	Retention Rights	C-12
11.2	Stockholders' Rights	C-12
11.3	Regulatory Requirements	C-13

ARTICLE 12. WITHHOLDING TAXES; PARACHUTE PAYMENTS		C-13
12.1	General	C-13
12.2	Section 280G	C-13

ARTICLE 13. FUTURE OF THE PLAN		C-14
13.1	Term of the Plan	C-14
13.2	Performance Awards	C-14

ARTICLE 14. DEFINITIONS		C-14

ARTICLE 15. EXECUTION		C-16

HESKA CORPORATION
1997 STOCK INCENTIVE PLAN
Most Recently Amended and Restated Effective March 28, 2016
ARTICLE 1.
INTRODUCTION

The Plan was originally adopted by the Board effective March 15, 1997, and was subsequently amended and/or restated as of March 6, 2007, May 5, 2009, February 22, 2012, March 25, 2014, and May 6, 2014. The number of Common Shares available for issuance and subject to Awards under the Plan was adjusted in connection with completion of the Company's 1-for-10 Reverse Stock Split on December 30, 2010. Effective March 28, 2016, the Board hereby adopts this amended and restated plan subject to stockholder approval. If stockholder approval is not obtained within 12 months, this amended and restated plan will be of no further effect and the form of the Plan as of May 6, 2014 will be effective in accordance with its terms.
The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares or Options (which may constitute incentive stock options or nonstatutory stock options).
The Plan shall be governed by, and construed in accordance with, the laws of the State of Colorado (except its choice-of-law provisions).
ARTICLE 2.
ADMINISTRATION.

2.1
COMMITTEE COMPOSITION. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

(a)
Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b)	Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.

The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the foregoing requirements, who may administer the Plan with respect to Employees and Consultants who are not considered officers or directors of the Company under section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all terms of such Awards.

2.2
COMMITTEE RESPONSIBILITIES. The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee may amend or modify any outstanding Awards in any manner to the extent the Committee would have had the authority under the Plan initially to make such Awards as so amended or modified. The Committee's determinations under the Plan shall be final and binding on all persons.

ARTICLE 3.
SHARES AVAILABLE FOR GRANTS.

3.1
BASIC LIMITATION. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares, or shares reacquired by the Company in any manner. The number of shares stated in this Section 3.1 as available for the grant of Awards is subject to adjustment in accordance with Article 9. As of March 27, 2016, the aggregate number of Common Shares cumulatively authorized by the Company's stockholders for issuance as Options and Restricted Shares under the Plan was 2,135,130. Of that total, as of March 27, 2016, Previously Issued Awards have been issued covering 2,103,899 Common Shares, leaving 31,231 Common Shares for the issuance of Options and Restricted Shares. Common Shares underlying Previously Issued Awards as of March 27, 2016 consisted of 316,666 Restricted Shares which were not subject to further vesting conditions, 370,625 Common Shares issued pursuant to the exercise of ISOs, 480,517 Common Shares issued pursuant to the exercise of NQOs, 117,677 Restricted Shares subject to further vesting conditions, 572,234 Common Shares underlying outstanding ISOs and 246,180 Common Shares underlying outstanding NQOs. With this amendment and restatement of the Plan, the Company's Board and stockholders have approved an increase of 500,000 in the aggregate number of Common Shares available for Awards under the Plan, to a new total of 2,635,130. Assuming no Unexercised/Unvested Awards outstanding as of March 27, 2016 are exercised, if applicable, or vest, the total number of Common Shares that may be granted underlying ISOs is 1,467,322. Assuming all Unexercised/Unvested Awards outstanding as of March 27, 2016 vest and are exercised, if applicable, the total number Common Shares that may be granted underlying ISOs is 531,231.

3.2
ADDITIONAL SHARES. Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan as ISOs or any type of Award. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, or (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation.

ARTICLE 4.
ELIGIBILITY.

4.1	NONSTATUTORY STOCK OPTIONS AND RESTRICTED SHARES. Only Employees, Outside Directors and Consultants shall be eligible for the grant of NQOs and Restricted Shares.

4.2
INCENTIVE STOCK OPTIONS. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

ARTICLE 5.
OPTIONS.

5.1
STOCK OPTION AGREEMENT. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NQO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a cash payment or in consideration of a reduction in the Optionee's other compensation.

5.2
NUMBER OF SHARES. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 9. Options granted to any Optionee in a single fiscal year of the Company shall not cover more than 50,000 Common Shares, except that Options granted to a new Employee in the fiscal year of the Company in which his or her service as an Employee first commences shall not cover more than 100,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 9.

5.3
EXERCISE PRICE. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant and the Exercise Price under an NQO shall in no event be less than 85% of the Fair Market Value of a Common Share on the date of grant. In the case of an NQO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NQO is outstanding.

5.4
EXERCISABILITY AND TERM. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. NQOs may also be awarded in combination with Restricted Shares, and such an Award may provide that the NQOs will not be exercisable unless the related Restricted Shares are forfeited.

5.5
EFFECT OF CHANGE IN CONTROL. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company, provided, however, that in the case of an ISO, the acceleration of exercisability shall not occur without the Optionee's written consent.

5.6
MODIFICATION OR ASSUMPTION OF OPTIONS.. The Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option (except that the Committee has the authority to amend any outstanding Option without the Optionee's consent if the Committee deems it necessary or advisable to comply with Code Section 409A). In addition, to the extent the Committee's modification of the purchase price or the exercise price of any outstanding Award effects a repricing, shareholder approval shall be required before the repricing is effective.

5.7
BUYOUT PROVISIONS. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

ARTICLE 6.
PAYMENT FOR OPTION SHARES.

6.1
GENERAL RULE. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except as follows:

(a)
In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b)	In the case of an NQO, the Committee may at any time accept payment in any form(s) described in this Article 6.

6.2
SURRENDER OF STOCK. To the extent that this Section 6.2 is applicable, all or any part of the Exercise Price may be paid by surrendering Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan. The Optionee shall not surrender Common Shares in payment of the Exercise Price if such action could cause the Company to recognize additional compensation expense with respect to the Option for financial reporting purposes under GAAP accounting at the time of such proposed surrender.

6.3
EXERCISE/SALE. To the extent that this Section 6.3 is applicable, all or any part of the Exercise Price may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4    [RESERVED]

6.5    [RESERVED]

6.6
OTHER FORMS OF PAYMENT. To the extent that this Section 6.6 is applicable, all or any part of the Exercise Price may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7.
CLAWBACK.

Notwithstanding any other provisions in this Plan to the contrary, any Award received by a Subject Participant, and/or any Common Share issued upon exercise of any Award received by a Subject Participant hereunder, and/or any amount received with respect to any sale of any such Award or Common Share, will be subject to potential cancellation, recoupment, rescission, payback or other action to the extent required pursuant to applicable law, government regulation or national securities exchange listing requirement (or any clawback policy adopted by the Company pursuant to any such law, government regulation or national securities exchange listing requirement). Each Subject Participant agrees and consents to the Company's application, implementation and enforcement of any policy established by the Company that may apply to the Subject Participant and any provision of applicable law, government regulation or national securities exchange listing requirement relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate any such policy (as applicable to the Subject Participant) or applicable law, government regulation or national securities exchange listing requirement without further consent or action being required by the Subject Participant.
ARTICLE 8.
RESTRICTED SHARES.

8.1
TIME, AMOUNT AND FORM OF AWARDS. Awards under the Plan may be granted in the form of Restricted Shares. Restricted Shares may also be awarded in combination with NQOs, and such an Award may provide that the Restricted Shares will be forfeited in the event that the related NQOs are exercised. The maximum aggregate number of Common Shares that may be granted in the form of Restricted Shares in any one calendar year to any one Participant is 45,000, except a new Employee may receive a grant of up to 75,000 Restricted Shares in the fiscal year of the Company in which his or her service with the Company begins.

8.2
PAYMENT OF AWARDS. To the extent that an Award is granted in the form of newly issued Restricted Shares, the Award recipient, as a condition to the grant of such Award, shall be required to pay the Company in cash, cash equivalents or any other form of legal consideration acceptable to the Company, including but not limited to future services, an amount equal to the par value of such Restricted Shares. To the extent that an Award is granted in the form of Restricted Shares from the Company's treasury, no cash consideration shall be required of the Award recipients.

8.3
VESTING CONDITIONS. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. A Stock Award Agreement may provide for accelerated vesting in the event of the Participant's death, disability or retirement or other events. Notwithstanding any other provision of the Plan to the contrary, the Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

8.4
VOTING AND DIVIDEND RIGHTS. Unless otherwise provided in the Stock Award Agreement, the holder of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders. Without limitation, a Stock Award Agreement may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares (in which case such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid), or may defer payment of any dividends until vesting of the Award.

8.5	SECTION 162(M) PERFORMANCE RESTRICTIONS

(a)
In General. For purposes of qualifying grants of Restricted Shares as "performance-based compensation" under Code Section 162(m), the Committee, in its discretion, may make Restricted Shares subject to vesting based on the achievement of performance goals, in which case the Committee will specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the performance goals applicable to such Awards within 90 days after the commencement of the period to which the performance goals relate, or such earlier time as required to comply with Section 162(m) of the Code. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the performance goals applicable to the Award were satisfied. In no case may the Committee increase the value of an Award granted under this Section 8.5 above the maximum value determined under the performance formula by the attainment of the applicable performance goals, but the Committee retains the discretion to reduce the value below such maximum.

(b)
Performance Goals. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general performance measures applicable to Awards, the performance goals upon which the payment or vesting of an Award that is intended to qualify as performance based compensation are limited to the following Performance Measures:

(1)	operating income or operating profit (including but not limited to operating income and any affiliated growth measure);

(2)	net earnings or net income (before or after taxes, including but not limited to deferred taxes, and any affiliated growth measure);

(3)	basic or diluted earnings per share (before or after taxes, including but not limited to deferred taxes, and any affiliated growth measure);

(4)	revenues (including but not limited to revenue, gross revenue, net revenue, and any affiliated growth measure);

(5)	gross profit or gross profit growth;

(6)	return on assets, capital, invested capital, equity or sales;

(7)	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(8)	earnings before or after taxes, interest, depreciation and/or amortization (including but not limited to changes in this measure);

(9)	improvements or changes in capital structure (including but not limited to debt balances or debt issuance);

(10)	budget management;

(11)	productivity targets;

(12)	economic value added or other value added measurements;

(13)	share price (including, but not limited to, growth measures and total shareholder return);

(14)	expense targets;

(15)	margins (including but not limited to gross or operating margins);

(16)	efficiency measurements (including but not limited to availability measurements, call wait times, call, meeting, shipping or other volume measurements, turnaround times and error rates);

(17)	working capital targets (including but not limited to items reported on the Company's balance sheet and time-based or similar measures such as days inventory, days receivable and days payable);

(18)	equity or market value measures;

(19)	enterprise or adjusted market value measures;

(20)	safety record;

(21)	completion of business acquisition, divestment or expansion;

(22)	book value or changes in book value (including but not limited to tangible book value and net asset measures);

(23)	assets or changes in assets;

(24)	cash position or changes in cash position;

(25)	employee retention or recruiting measures;

(26)	milestones related to filings with government entities or related approvals (including but not limited to filings with the Securities and Exchange Commission which may require stockholder approval);

(27)	changes in location or the opening or closing of facilities;

(28)	contract or other development of relationship with identified suppliers, distributors or other business partners; and

(29)
new product development (including but not limited to third-party collaborations or contracts, and with milestones that may include but are not limited to contract execution, proof of concept, regulatory approval, product launch and targets such as unit volume and revenue following product launch).

Any performance measures may be used to measure the performance of the Company as a whole and/or any one or more business segments, regional operations, products and/or Affiliates of the Company or any combination thereof, as the Committee may deem appropriate, and any performance measures may be used in comparison to the performance of a group of peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide in an Award for accelerated vesting of an Award based on the achievement of performance goals.
The Committee may provide in any Award that any evaluation of attainment of a performance goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write downs; (b) litigation judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulations affecting reported results; (d) any reorganization and/or restructuring transactions or programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's Annual Report on Form 10-K for the applicable year; and (f) acquisitions or divestitures and associated costs; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign currency gains and losses; and (i) a change in the Company's fiscal year.
In the event that applicable tax and/or securities laws change to permit discretion by the Committee to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that do not qualify as performance based compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code.

8.6	MINIMUM VESTING REQUIREMENT. The minimum period for Restricted Shares granted under the Plan to vest shall be one year.

ARTICLE 9.
PROTECTION AGAINST DILUTION.

9.1
ADJUSTMENTS. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of Options and Restricted Shares available for future Awards under Article 3, (b) the limitations set forth in Section 5.2 and Section 8.1, (c) the number of Common Shares covered by each outstanding Option or (d) the Exercise Price under each outstanding Option. Except as provided in this Article 9, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

9.2	DISSOLUTION OR LIQUIDATION. To the extent not previously exercised, Options shall terminate immediately prior to the dissolution or liquidation of the Company.

9.3
REORGANIZATIONS. In the event that the Company is a party to a merger or other reorganization, outstanding Options and Restricted Shares shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

ARTICLE 10.
AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Restricted Shares and shall, when issued, reduce the number of Common Shares available under Article 3.
ARTICLE 11.
LIMITATION ON RIGHTS.

11.1
RETENTION RIGHTS. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company's certificate of incorporation and bylaws and a written employment agreement (if any).

11.2
STOCKHOLDERS' RIGHTS. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, in the case of an Option, the time when he or she becomes entitled to receive such Common Shares by filing a notice of exercise and paying the Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

11.3
REGULATORY REQUIREMENTS. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 12.
WITHHOLDING TAXES; Parachute payments.

12.1
GENERAL. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

12.2
SECTION 280G. To the extent that any of the payments and benefits provided for under the Plan or any other agreement or arrangement between the Company or its Affiliates and a Participant (collectively, the "Payments") (i) constitute a "parachute payment" within the meaning of Code Section 280G and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code (determined in accordance with the reduction of payments and benefits paragraph set forth below); whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the participant's receipt on an after-tax basis, of the greatest amount of benefits under this Plan, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any determination required under this provision will be made by accountants chosen by the Company, whose determination shall be conclusive and binding upon the participant and the Company for all purposes.

Except to the extent, if any, otherwise agreed in writing between a participant and the Company, reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order; provided, however, that any reduction or elimination of accelerated vesting of any equity award will first be accomplished by reducing or eliminating the vesting of such awards that are valued in full for purposes of Section 280G of the Code, then the reduction or elimination of vesting of other equity awards.
ARTICLE 13.
FUTURE OF THE PLAN.

13.1
TERM OF THE PLAN. The Plan was initially effective on March 14, 1997. The Board may, at any time and for any reason, amend, suspend or terminate the Plan (subject to the approval of the Company's stockholders only to the extent required by applicable law, regulations or rules). The Committee may issue ISOs under the Plan until the tenth anniversary of the date of its most recent amendment or restatement. The Committee may issue any Award other than ISOs at any time prior to the date, if any, that the Board suspends or terminates the Plan. No Award may be granted pursuant to the Plan after such date, but Awards granted before such date may extend beyond that date.

13.2
PERFORMANCE AWARDS. Unless the Company determines to submit the Plan to the Company's stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the Plan was last approved by stockholders (or any earlier meeting designated by the Board), in accordance with the requirements of Code Section 162(m), and unless such stockholder approval is obtained, then no further Awards made under Section 8.5 will qualify as performance-based compensation for purposes of Code Section 162(m).

ARTICLE 14.
DEFINITIONS.

14.1	Affiliate means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

14.2	Award means any award of an Option or a Restricted Share under the Plan.

14.3	Board means the Company's Board of Directors, as constituted from time to time.

14.4	Change in Control shall mean:
(a) The consummation of a merger or consolidation of the Company with or into another entity of any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization;
(b) The sale, transfer or other disposition of all or substantially all of the Company's assets; or
(c) A majority of the members of the Board are replaced during any eighteen month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election.

14.5	Code means the Internal Revenue Code of 1986, as amended.

14.6	Committee means a committee of the Board, as described in Article 2.

14.7
Common Share means, as may be applicable, one share of Traditional Common Stock, par value $0.01 per share, of the Company to the extent any remains outstanding at the time of determination, or one share of Public Common Stock, par value $0.01 per share, of the Company, to the extent any remains outstanding at the time of determination.

14.8	Company means Heska Corporation, a Delaware corporation.

14.9
Consultant means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

14.10	Employee means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

14.11	Exchange Act means the Securities Exchange Act of 1934, as amended.

14.12	Exercise Price means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

14.13
Fair Market Value means, for so long as the Common Stock is listed on any established stock exchange or a national market system, the value of the Common Stock as determined by reference to the most recent reported sale price of a share of Common Stock (or if no sales were reported, the most recent closing price) as quoted on such exchange or system at the time of determination. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

14.14	ISO means an incentive stock option described in section 422(b) of the Code.

14.15	NQO means a stock option not described in sections 422 or 423 of the Code.

14.16	Option means an ISO or NQO granted under the Plan and entitling the holder to purchase Common Shares.

14.17	Optionee means an individual or estate who holds an Option.

14.18	Outside Director shall mean a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

14.19
Parent means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

14.20	Participant means an individual or estate who holds an Award.

14.21	Plan means this Heska Corporation 1997 Stock Incentive Plan, as amended from time to time.

14.22
Previously Issued Awards means Restricted Shares which were not subject to further vesting conditions, Common Shares issued pursuant to the exercise of ISOs, Common Shares issued pursuant to the exercise of NQOs, Restricted Shares subject to further vesting conditions, outstanding ISOs and outstanding NQOs.

14.23	Restricted Share means a Common Share awarded under the Plan.

14.24	Stock Award Agreement means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

14.25	Stock Option Agreement means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

14.26
Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

14.27	Subject Participant means a Participant who is designated by the Board as an "executive officer" under the Exchange Act.

14.28	Unexercised/Unvested Awards means Restricted Shares subject to further vesting conditions, as well as outstanding ISOs and outstanding NQOs.
ARTICLE 15.
EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this document in the name of the Company.

HESKA CORPORATION

By:	/s/ Jason A. Napolitano
Chief Operating Officer, Chief
Financial Officer, Executive Vice
President and Secretary

APPENDIX D

FORM OF
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
OF
HESKA CORPORATION

Heska Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

1. This Certificate of Amendment to the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate"), has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

2. This Certificate of Amendment to the Certificate amends Article IV of the Certificate by deleting the existing Paragraph A of Article IV in its entirety and substituting therefore a new Paragraph A of Article IV, to read in its entirety as follows:

A. Authorized Stock. The total authorized stock of the Corporation, which shall be an aggregate of 20,500,000 shares, shall consist of three classes: (i) a first class consisting of 9,000,000 shares of Traditional Common Stock having a par value of $0.01 per share (the "Original Common Stock"); (ii) a second class consisting of 9,000,000 shares of Public Common Stock having a par value of $0.01 per share (the "Common Stock" or "NOL Restricted Common Stock" and, together with the Original Common Stock, the "Common Stock Securities"); and (iii) a third class consisting of 2,500,000 shares of Preferred Stock having a par value of $0.01 per share (the "Preferred Stock").

3. This Certificate of Amendment shall become effective at the time this Certificate of Amendment to the Restated Certificate of Incorporation, as amended, is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this [•] day of [•], 2016.

Heska Corporation

By:
Name:
Title:

D-1

APPENDIX E

FORM OF
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
OF
HESKA CORPORATION

Heska Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

1. This Certificate of Amendment to the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate"), has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

2. This Certificate of Amendment to the Certificate amends Article IV of the Certificate by deleting the existing Paragraph A of Article IV in its entirety and substituting therefore a new Paragraph A of Article IV, to read in its entirety as follows:

A. Authorized Stock. The total authorized stock of the Corporation, which shall be an aggregate of 18,500,000 shares, shall consist of three classes: (i) a first class consisting of 8,000,000 shares of Traditional Common Stock having a par value of $0.01 per share (the "Original Common Stock"); (ii) a second class consisting of 8,000,000 shares of Public Common Stock having a par value of $0.01 per share (the "Common Stock" or "NOL Restricted Common Stock" and, together with the Original Common Stock, the "Common Stock Securities"); and (iii) a third class consisting of 2,500,000 shares of Preferred Stock having a par value of $0.01 per share (the "Preferred Stock").

3. This Certificate of Amendment shall become effective at the time this Certificate of Amendment to the Restated Certificate of Incorporation, as amended, is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this [•] day of [•], 2016.

Heska Corporation

By:
Name:
Title:

E-1

PROXY CARD

MAY 13, 2016 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jason A. Napolitano, John McMahon, and Daniel J. Pollack, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Public Common Stock of Heska Corporation, a Delaware corporation (the "Company"), held of record by the undersigned on April 1, 2016, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hilton Hotel, 425 West Prospect Road, Fort Collins, CO 80526 at 9:00 a.m., local time, on Friday, May 13, 2016, or at any adjournment or postponement thereof, with all the powers that the undersigned would have if personally present at the meeting. The undersigned represents that the undersigned is a Stockholder entitled to vote at the Annual Meeting. The Company's Restated Certificate of Incorporation, as amended, defines two classes of stock as "Common Stock Securities"; this proxy card will refer to these two classes of stock collectively as "Common Stock" .

P R O X Y

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 14, 2016, and a copy of Heska Corporation's annual report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of Heska Corporation, gives notice of such revocation. This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder on the matter(s) specified, and grant discretionary authority as to any and all other matters that may properly come before the meeting. A proxy marked "abstain" on a given matter or a proxy that does not indicate a single preference other than "abstain" on a given matter will not be treated as present and entitled to vote on such matter and will be interpreted as a forfeiture of the right to vote such matter regardless of the direction made, if any.

THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

A.    Proposal

The Board of Directors recommends a vote "FOR" the following:

		For	Against	Abstain
1.	The amendment to the Restated Certificate of Incorporation, as amended, to increase by 1,000,000 the number of authorized shares of Common Stock.	☐	☐	☐

B.    Election of Directors

The Board of Directors recommends a vote "FOR" the listed nominees.

2.	The election of two Directors to serve for a three-year term that expires at the 2019 Annual Meeting or until their respective successors have been elected and qualified.
		For	Withhold
	01- G. Irwin Gordon	01 - ☐	01 - ☐
	02- Carol A. Wrenn	02 - ☐	02 - ☐

C.    Proposals/Potential Votes

The Board of Directors recommends a vote "FOR" for each of the following:

		For	Against	Abstain
3.	The amendment and restatement of the 1997 Stock Incentive Plan to, among other things, increase by 500,000 the number of shares of Common Stock authorized for issuance thereunder.	☐	☐	☐
4.
Subject to approval of Proposal No. 3, the amendment to the Restated Certificate of Incorporation, as amended, to increase by 500,000 the number of authorized shares of Common Stock to make available the shares contemplated for issuance under Proposal No. 3.
		☐	☐	☐
5.	The ratification of the appointment of EKS&H LLLP as Heska Corporation's independent registered public accountant.	☐	☐	☐
6.	The offering of approval of executive compensation in a non-binding advisory vote.	☐	☐	☐
7.	The adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals.	☐	☐	☐
8.
Your preference, in a non-binding advisory vote, is that our proxyholders should consider other unanticipated business that may be in the interest of our stockholders, and vote accordingly if such business properly comes before the Annual Meeting.
		☐	☐	☐

PLEASE COMPLETE AND SIGN THIS PROXY AND FILE WITH THE SECRETARY OF HESKA CORPORATION ON THE DATE AND AT THE LOCATION SPECIFIED ABOVE ON THIS PROXY CARD.

Number of Shares
Account/Identifier Number	Name(s)

Signature(s) of Stockholder(s)	Address
Date: ______________________________________
Please complete and sign exactly as your name appears on the shares with the address at which the shares are registered with Heska Corporation's registrar, Computershare Trust Company, Inc. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2016

The Proxy Statement and this Proxy Card are available at https://www.heska.com/proxyvote.